   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1996

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            NATIONSBANK CORPORATION
             (Exact name of registrant as specified in its charter)

            NORTH CAROLINA                                6711                                  56-0906609
    (State or other jurisdiction of           (Primary Standard Industrial                   (I.R.S. Employer
    incorporation or organization)             Classification Code Number)                  Identification No.)

                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                PAUL J. POLKING
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

           EDWARD D. HERLIHY                       JOHN C. MURPHY, JR.                         THOMAS C. ERB
    WACHTELL, LIPTON, ROSEN & KATZ         CLEARY, GOTTLIEB, STEEN & HAMILTON             LEWIS, RICE & FINGERSH
          51 WEST 52ND STREET                      1752 N STREET, N.W.                       500 N. BROADWAY,
       NEW YORK, NEW YORK 10019                  WASHINGTON, D.C. 20036                         SUITE 2000
                                                                                         ST. LOUIS, MISSOURI 63102

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED MAXIMUM      PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                 AMOUNT TO BE       OFFERING PRICE          AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED              REGISTERED(1)        PER SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock......................................    104,351,996         $92,241(3)          $9,625,572,045        $2,916,840
----------------------------------------------------------------------------------------------------------------------------------
Cumulative Convertible Preferred Stock, Series A
  (and shares of Common Stock into which such
  shares may be converted)........................      233,971                 0(4)                       0                 0
----------------------------------------------------------------------------------------------------------------------------------
Preferred Depositary Shares, Series A.............     3,743,539           51.937(5)             194,430,057            58,919
----------------------------------------------------------------------------------------------------------------------------------
7% Cumulative Redeemable Preferred Stock, Series
  B...............................................       9,487                100(6)                 948,700               288
----------------------------------------------------------------------------------------------------------------------------------
Total.............................................                                                                  2,976,047(2)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares that may be issued upon consummation of the merger described herein, and upon exercise of securities exercisable for shares of Common Stock (other than, with respect to such exercise, the Series A Preferred Stock).
(2) In accordance with Rule 457(b), the filing fee of $1,812,471 paid pursuant to Section 14(g) of the Securities Exchange Act of 1934 and Rule 0-11 thereunder at the time of the filing of the Joint Proxy Statement-Prospectus contained in this Registration Statement as preliminary proxy materials of NationsBank Corporation and Boatmen's Bancshares, Inc. has been credited to offset the $2,976,047 registration fee that would otherwise be payable.
(3) Pursuant to Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based upon the average of the high and the low sale prices of the Common Stock, par value $1.00, of Boatmen's Bancshares, Inc. on The Nasdaq Stock Market on November 11, 1996 and the number of shares of NationsBank Corporation Common Stock being registered.
(4) The registration fee for the Depositary Shares, each representing one-sixteenth of a share of Cumulative Convertible Preferred Stock, Series A, of Boatmen's Bancshares, Inc. is calculated below and described in note
    (5). No additional consideration is to be received in connection with the Cumulative Convertible Preferred Stock, Series A, of Boatmen's Bancshares, Inc., and therefore pursuant to Rule 457(i) no separate registration fee is required.
(5) Pursuant to Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based upon the average of the high and the low sale prices of the Depositary Shares, each representing one-sixteenth of one share of Cumulative Convertible Preferred Sock, Series A, of Boatmen's Bancshares, Inc., on The Nasdaq Stock Market on November 12, 1996 and the number of NationsBank Corporation Depositary Shares being registered.
(6) Pursuant to Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based upon the $100 book value per share of the 7% Cumulative Redeemable Preferred Stock, Series B, of Boatmen's Bancshares, Inc. as of November 12, 1996, times the number of shares of 7% Cumulative Redeemable Preferred Stock, Series B, of NationsBank Corporation, being registered.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             JOINT PROXY STATEMENT

NATIONSBANK CORPORATION                               BOATMEN'S BANCSHARES, INC.
SPECIAL MEETING OF SHAREHOLDERS                       SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 20, 1996                       TO BE HELD ON DECEMBER 20, 1996

                             ---------------------
                                 NATIONSBANK(R)
                                   PROSPECTUS
                             ---------------------
    This Joint Proxy Statement-Prospectus relates to shares of common stock ("NationsBank Common Stock") of NationsBank Corporation, a North Carolina corporation ("NationsBank"), shares of Cumulative Convertible Preferred Stock, Series A, of NationsBank ("NationsBank New Series A Preferred Stock"), shares of 7% Cumulative Redeemable Preferred Stock, Series B, of NationsBank ("NationsBank New Series B Preferred Stock," and together with NationsBank New Series A Preferred Stock, "NationsBank New Preferred Stock") and depositary shares relating to the NationsBank New Series A Preferred Stock (the "NationsBank Depositary Shares") offered hereby to the shareholders of Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), upon consummation of a proposed merger (the "Merger") of Boatmen's into NB Holdings Corporation, a Delaware corporation and wholly owned subsidiary of NationsBank ("Merger Sub" and, following the effective time of the Merger, the "Surviving Corporation"), pursuant to an Agreement and Plan of Merger, dated as of August 29, 1996, as amended (the "Agreement") by and among NationsBank, Boatmen's and Merger Sub. The Agreement is attached as Appendix A and is incorporated herein by reference.

    Upon consummation of the Merger (the "Effective Time"), each share of Boatmen's common stock, $1.00 par value per share, including the associated preferred stock purchase rights (a "Boatmen's Right"), issued pursuant to the Rights Agreement, dated August 14, 1990, as amended (the "Boatmen's Rights Agreement"), between Boatmen's and the Rights Agent named therein (such stock and the accompanying Boatmen's Rights, "Boatmen's Common Stock"), will be converted into the right to receive 0.6525 (as adjusted pursuant to the Agreement, the "Exchange Ratio") of a share of NationsBank Common Stock (with cash in lieu of fractional shares) (the "Per Share Stock Consideration"), provided that, in lieu of NationsBank Common Stock, holders of Boatmen's Common Stock may elect to receive cash in an amount equal to the average closing price of the NationsBank Common Stock on the New York Stock Exchange ("NYSE") during the 10 consecutive trading day period during which NationsBank Common Stock is traded on the NYSE ending on the tenth calendar day prior to the anticipated Effective Time. In the event, however, that the cash to be paid to satisfy such cash elections, as well as cash expected to be paid with respect to dissenting shares, would exceed 40% of the aggregate consideration to be paid with respect to Boatmen's Common Stock in the Merger, certain Boatmen's shareholders electing to receive cash will be selected by an exchange agent designated by NationsBank (the "Exchange Agent") pursuant to a selection process described herein to receive NationsBank Common Stock in lieu of cash.

    In addition, in the Merger each share of Cumulative Convertible Preferred Stock, Series A, of Boatmen's (the "Boatmen's Series A Preferred Stock") will be converted into one share of NationsBank New Series A Preferred Stock, each share of 7% Cumulative Redeemable Preferred Stock, Series B, of Boatmen's (the "Boatmen's Series B Preferred Stock") will be converted into one share of NationsBank New Series B Preferred Stock and each depositary share relating to the Boatmen's Series A Preferred Stock (the "Boatmen's Depositary Shares") will be converted into a NationsBank Depositary Share, each of which series of NationsBank New Series A Preferred Stock, NationsBank New Series B Preferred Stock and NationsBank Depositary Shares will have rights, preferences and terms substantially identical to the rights, preferences and terms of the Boatmen's Series A Preferred Stock, Boatmen's Series B Preferred Stock and Boatmen's Depositary Shares, respectively.

    For a more complete description of the Agreement and the Merger, see "THE MERGER."

    The last reported sale price of NationsBank Common Stock on the NYSE Composite Transactions List on November 13, 1996 was $93.875 per share and on August 29, 1996, the last trading day preceding public announcement of the proposed Merger, was $92.375 per share. The last reported sale price of Boatmen's Common Stock as reported by The Nasdaq Stock Market on November 13, 1996 was $60.375 per share and on August 29, 1996 was $42.9375 per share.

   THIS JOINT PROXY STATEMENT-PROSPECTUS AND FORMS OF PROXY ARE FIRST BEING
            MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER 18, 1996.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA (THE "COMMISSIONER") OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
 THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE
   NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE
     OF NATIONSBANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                               ------------------
    The date of this Joint Proxy Statement-Prospectus is November 15, 1996.
                               ------------------

                              [LOGO] NATIONSBANK

                                   PRO FORMA
              DEPOSIT MARKET SHARE OF PRINCIPAL BANKING OPERATIONS
                            OF THE COMBINED COMPANY
                              (# RANK, % OF STATE)

                                     MAP

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................     1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     1
SUMMARY...............................................................................     3
  General.............................................................................     3
  The Companies.......................................................................     3
  NationsBank Special Meeting and Vote Required.......................................     4
  Boatmen's Special Meeting and Vote Required.........................................     4
  The Merger..........................................................................     5
  Conditions to the Merger............................................................     5
  Recommendations of Boards of Directors..............................................     5
  Opinion of NationsBank's Financial Advisor..........................................     6
  Opinion of Boatmen's Financial Advisor..............................................     6
  Effective Time of the Merger........................................................     6
  Waiver; Amendment; Termination; Expenses............................................     6
  Certain Federal Income Tax Consequences.............................................     7
  Interests of Certain Persons in the Merger..........................................     7
  The Boatmen's Stock Option Agreement and Amendment to Boatmen's Rights Agreement....     8
  Dissenters' Rights..................................................................     9
  Accounting Treatment................................................................     9
  Regulatory Approvals................................................................     9
  Share Information and Market Prices.................................................     9
COMPARATIVE UNAUDITED PER SHARE DATA..................................................    11
SELECTED FINANCIAL DATA...............................................................    13
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS...........................................................    17
NATIONSBANK SPECIAL MEETING...........................................................    18
  General.............................................................................    18
  Matters to Be Considered............................................................    18
  Proxies.............................................................................    18
  Record Date and Voting Rights.......................................................    19
  Recommendation of NationsBank Board.................................................    19
BOATMEN'S SPECIAL MEETING.............................................................    20
  General.............................................................................    20
  Proxies.............................................................................    20
  Solicitation of Proxies.............................................................    20
  Record Date and Voting Rights.......................................................    21
  Recommendation of the Boatmen's Board...............................................    21
THE MERGER............................................................................    22
  Description of the Merger...........................................................    22
  Background of the Merger............................................................    23
  Reasons of NationsBank for the Merger...............................................    25
  Reasons of Boatmen's for the Merger.................................................    27
  Opinion of NationsBank's Financial Advisor..........................................    29
  Opinion of Boatmen's Financial Advisor..............................................    33
  The Effective Time..................................................................    38
  The Cash Election...................................................................    39
  Exchange of Certificates............................................................    40
  Dissenting Shareholders.............................................................    41
  Conduct of Business Prior to the Merger and Other Covenants.........................    42
  Conditions to the Merger............................................................    44

                                                                                        PAGE
                                                                                        ---
  Termination of the Agreement........................................................    44
  Waiver; Amendment; Expenses.........................................................    46
  Certain Federal Income Tax Consequences.............................................    47
  Interests of Certain Persons in the Merger..........................................    47
  The Boatmen's Stock Option Agreement................................................    52
  Amendment to Boatmen's Rights Agreement.............................................    55
  Accounting Treatment................................................................    55
  Regulatory Matters..................................................................    56
  Restrictions on Resales by Affiliates...............................................    57
  Dividend Reinvestment and Stock Purchase Plan.......................................    57
MANAGEMENT AND OPERATIONS AFTER THE MERGER............................................    59
  Management and Operations After the Merger..........................................    59
  1997 and 1998 Earnings Estimates....................................................    59
PRICE RANGE OF COMMON STOCK AND DIVIDENDS.............................................    61
  Market Prices.......................................................................    61
  Dividends...........................................................................    61
INFORMATION ABOUT NATIONSBANK.........................................................    62
  General.............................................................................    62
  Operations..........................................................................    62
  Management and Additional Information...............................................    63
  Supervision and Regulation..........................................................    63
  Merger Sub..........................................................................    65
INFORMATION ABOUT BOATMEN'S...........................................................    66
  General.............................................................................    66
  Management and Additional Information...............................................    66
  Supervision and Regulation..........................................................    66
NATIONSBANK CAPITAL STOCK.............................................................    68
  NationsBank Common Stock............................................................    68
  NationsBank Preferred Stock.........................................................    69
  NationsBank ESOP Preferred Stock....................................................    69
  NationsBank Depositary Shares.......................................................    71
  NationsBank New Series A Preferred..................................................    73
  NationsBank New Series B Preferred..................................................    76
COMPARATIVE RIGHTS OF SHAREHOLDERS OF
  NATIONSBANK AND BOATMEN'S...........................................................    78
  Board of Directors..................................................................    78
  Shareholder Vote Required for Business Combinations.................................    79
  Amendments to Articles of Incorporation.............................................    79
  Shareholder Rights Plan.............................................................    80
  Shareholder Proposal Procedures.....................................................    82
  Dissenters' Rights..................................................................    83
  Takeover Statutes...................................................................    83
  Consideration of Non-Shareholder Interests by Board of Directors....................    84
  Special Meetings of Shareholders....................................................    84
DISSENTERS' RIGHTS....................................................................    84
AMENDMENT TO THE NATIONSBANK ARTICLES OF INCORPORATION................................    86
AMENDMENT TO THE NATIONSBANK CORPORATION KEY
  EMPLOYEE STOCK PLAN.................................................................    86
  Number of Shares....................................................................    87
  Administration......................................................................    87
  Eligibility.........................................................................    87

                                                                                        PAGE
                                                                                        ---
  Awards of Stock Options and Stock Appreciation Rights...............................    88
  Awards of Restricted Stock and Performance Shares...................................    88
  Certain Post-Merger Awards of Restricted Stock......................................    89
  Code Section 162(m).................................................................    89
  Withholding for Payment of Taxes....................................................    89
  Changes in Capitalization and Similar Changes.......................................    89
  Changes in Control..................................................................    90
  Amendment and Termination of the Plan...............................................    90
  Federal Income Tax Treatment........................................................    90
LEGAL OPINION.........................................................................    91
EXPERTS...............................................................................    91
SHAREHOLDER PROPOSALS.................................................................    91
OTHER MATTERS.........................................................................    92
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION...................................    93
APPENDIX A -- Agreement and Plan of Merger............................................   A-1
APPENDIX B -- Opinion of Stephens Inc.................................................   B-1
APPENDIX C -- Opinion of Goldman, Sachs & Co..........................................   C-1
APPENDIX D -- MGBCL sec. 351.455 Appraisal Rights.....................................   D-1

             ------------------------------------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONSBANK OR BOATMEN'S. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS REGARDING NATIONSBANK, AND PRO FORMA INFORMATION, HAS BEEN FURNISHED BY NATIONSBANK, AND INFORMATION HEREIN REGARDING BOATMEN'S HAS BEEN FURNISHED BY BOATMEN'S.

                             AVAILABLE INFORMATION

     NationsBank has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities to be issued in connection with the Merger. For further information pertaining to the securities of NationsBank to which this Joint Proxy Statement-Prospectus relates, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Joint Proxy Statement-Prospectus. In addition, NationsBank and Boatmen's are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning NationsBank also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange (the "PSE"), 301 Pine Street, San Francisco, California 94104. Reports, proxy statements and other information concerning Boatmen's may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by NationsBank with the Commission are hereby incorporated by reference in this Joint Proxy Statement-Prospectus:
(a) the NationsBank Annual Report on Form 10-K for the year ended December 31, 1995, as filed March 29, 1996; (b) the NationsBank Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, as filed May 10, 1996, June 30, 1996, as filed August 14, 1996, and September 30, 1996, as filed November 13, 1996; (c) the description of the NationsBank Common Stock contained in the NationsBank registration statement filed pursuant to Section 12 of the Exchange Act as modified by the NationsBank Current Report on Form 8-K filed September 21, 1994; and (d) the NationsBank Current Reports on Form 8-K filed January 12, 1996; February 1, 1996; March 8, 1996; April 17, 1996; May 16, 1996; July 5,
1996; July 31, 1996; September 6, 1996 (as amended on September 11, 1996 and November 13, 1996); September 20, 1996 (as amended on September 23, 1996); October 25, 1996; and November 14, 1996.

     The following documents previously filed by Boatmen's with the Commission are hereby incorporated by reference in this Joint Proxy Statement-Prospectus:
(a) the Boatmen's Annual Report on Form 10-K for the year ended December 31, 1995, as filed on March 15, 1996; (b) the Boatmen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, as filed on May 15, 1996, June 30, 1996, as filed on August 12, 1996, and September 30, 1996, as filed November 13, 1996; (c) the description of the Boatmen's Common Stock contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, as amended under cover of Form 8 dated July 15, 1988, as filed on July 20, 1988, and the description of the preferred share purchase rights contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, filed August 14, 1990 (as amended on September 24, 1996); and (d) the Boatmen's Current Reports on Forms 8-K filed January 31, 1996; May 3, 1996; and September 6, 1996.

     In addition, all documents filed by NationsBank and Boatmen's with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the time at which the special meeting of shareholders of Boatmen's (the "Boatmen's Special Meeting") and the special meeting of shareholders of NationsBank (the "NationsBank Special Meeting," and together with the Boatmen's Special Meeting, the "Special Meetings") have been finally adjourned are hereby deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-

Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

     THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO NATIONSBANK (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM JOHN E. MACK, SENIOR VICE PRESIDENT AND TREASURER, NATIONSBANK CORPORATION, NATIONSBANK CORPORATE CENTER, CHARLOTTE, NORTH CAROLINA 28255, TELEPHONE NUMBER (704) 386-5972. THE DOCUMENTS RELATING TO BOATMEN'S (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM KEVIN R. STITT, DIRECTOR OF INVESTOR RELATIONS, BOATMEN'S BANCSHARES, INC., ONE BOATMEN'S PLAZA, 800 MARKET STREET, ST. LOUIS, MISSOURI 63101, TELEPHONE NUMBER (314) 466-7662. NATIONSBANK OR BOATMEN'S, AS THE CASE MAY BE, WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 13, 1996. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.

     THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF NATIONSBANK FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS, REVENUE ENHANCEMENTS AND FUNDING ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER, THE EXPECTED IMPACT OF THE MERGER ON NATIONSBANK'S FINANCIAL PERFORMANCE, FUTURE SHARE BUYBACKS AND EARNINGS ESTIMATES FOR THE COMBINED COMPANY (SEE "THE MERGER -- REASONS OF NATIONSBANK FOR THE MERGER;" "-- REASONS OF BOATMEN'S FOR THE MERGER" AND "MANAGEMENT AND OPERATIONS AFTER THE MERGER"). THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF NATIONSBANK AND BOATMEN'S ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY, (7) CHANGES IN THE REGULATORY ENVIRONMENT, (8) CHANGES IN BUSINESS CONDITIONS AND INFLATION, AND (9) CHANGES IN THE SECURITIES MARKETS. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS JOINT PROXY STATEMENT-PROSPECTUS HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF NATIONSBANK OR BOATMEN'S NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF NATIONSBANK AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                                    SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION SET FORTH ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

GENERAL

     This Joint Proxy Statement-Prospectus, notice of the Boatmen's Special Meeting to be held on December 20, 1996 and notice of the NationsBank Special Meeting to be held on December 20, 1996 and forms of proxy solicited in connection therewith are first being mailed to holders of Boatmen's capital stock ("Boatmen's Shareholders") and holders of NationsBank capital stock ("NationsBank Shareholders") on or about November 18, 1996. At the NationsBank Special Meeting, holders of shares of NationsBank Common Stock and ESOP Convertible Preferred Stock, Series C, of NationsBank (the "NationsBank ESOP Preferred Stock") will consider and vote on (i) the issuance of shares of NationsBank Common Stock and NationsBank New Series A Preferred Stock in the Merger, (ii) the amendment to the Restated Articles of Incorporation of NationsBank (the "NationsBank Articles of Incorporation") to increase the number of authorized shares of NationsBank Common Stock to 1,250,000,000, and (iii) the amendment and restatement of the NationsBank Corporation Key Employee Stock Plan. At the Boatmen's Special Meeting, holders of shares of Boatmen's Common Stock and Boatmen's Series B Preferred Stock will consider and vote on whether to approve the Agreement and the transactions contemplated thereby. The holders of record of shares of Boatmen's Series A Preferred Stock and Boatmen's Depositary Shares will receive notice of, but are not entitled to vote at, the Boatmen's Special Meeting. A copy of the Agreement is attached hereto as Appendix A and incorporated herein by reference.

THE COMPANIES

     NationsBank. NationsBank is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), was organized under the laws of the State of North Carolina in 1968 and has as its principal assets the stock of its subsidiaries. Through its banking subsidiaries and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. As of September 30, 1996, NationsBank had total assets of $187.7 billion. The principal executive offices of NationsBank are located at NationsBank Corporate Center, Charlotte, North Carolina 28255, and its telephone number is (704) 386-5000. All references herein to NationsBank refer to NationsBank Corporation and its subsidiaries, unless the context otherwise requires.

     For additional information regarding NationsBank and the combined company that would result from the Merger, see "THE MERGER," "MANAGEMENT AND OPERATIONS AFTER THE MERGER" and "INFORMATION ABOUT NATIONSBANK."

     Boatmen's. Boatmen's, a Missouri corporation, is a multi-bank holding company headquartered in St. Louis, Missouri. As of September 30, 1996, Boatmen's had consolidated assets of approximately $40.7 billion, making it the largest bank holding company in Missouri and among the 30 largest in the United States. Boatmen's 55 subsidiary banks, including a federal savings bank, operate from over 600 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's also ranks among the twenty largest providers of trust services in the nation, with approximately $42.7 billion in assets under management as of September 30, 1996. Boatmen's other principal businesses include a mortgage banking company, a credit life insurance company, a credit card company and an insurance agency. The principal executive offices of Boatmen's are at One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 (telephone number (314) 466-6000). All references herein to Boatmen's refer to Boatmen's Bancshares, Inc.

and its subsidiaries, unless the context otherwise requires. See "THE MERGER" and "INFORMATION ABOUT BOATMEN'S."

     Merger Sub. Merger Sub, a Delaware corporation, is a wholly owned subsidiary of NationsBank and is not engaged in any significant business activity other than holding stock of other subsidiaries of NationsBank.

NATIONSBANK SPECIAL MEETING AND VOTE REQUIRED

     The NationsBank Special Meeting will be held on December 20, 1996 at 11:00 a.m., local time, at the International Trade Center, 200 North College Street, Charlotte, North Carolina. At that time, the holders of NationsBank Common Stock and NationsBank ESOP Preferred Stock will be asked to consider and vote upon (i) the issuance of shares of NationsBank Common Stock and NationsBank New Series A Preferred Stock in connection with the Merger (collectively, the "Issuance"),
(ii) an amendment to the NationsBank Restated Articles of Incorporation to increase the number of authorized shares of NationsBank Common Stock to 1,250,000,000 (the "Articles Amendment"), and (iii) an amendment and restatement of the NationsBank Corporation Key Employee Stock Plan (the "Plan Amendment," and together with the Issuance and the Articles Amendment, the "NationsBank Matters"). The record holders of NationsBank Common Stock and NationsBank ESOP Preferred Stock at the close of business on October 22, 1996 (the "NationsBank Record Date") are entitled to notice of and to vote at the NationsBank Special Meeting. On the NationsBank Record Date, there were approximately 106,981 holders of record of NationsBank Common Stock and 288,109,347 shares of NationsBank Common Stock outstanding and one holder of NationsBank ESOP Preferred Stock and 2,379,007 shares of NationsBank ESOP Preferred Stock outstanding.

     Each share of NationsBank Common Stock and NationsBank ESOP Preferred Stock entitles its holder to one vote. All such shares vote together as a single class and the affirmative vote of a majority of the votes cast at the NationsBank Special Meeting is required to approve the NationsBank Matters, provided that, in the case of the Issuance, at least 50% of the votes entitled to be cast on the matter are voted at the NationsBank Special Meeting and, in the case of the Articles Amendment and the Plan Amendment, a majority of the shares entitled to vote on such matters are represented at the NationsBank Special Meeting in person or by proxy. In addition to the votes described above, the Articles Amendment requires for approval the affirmative vote of a majority of the votes cast by the holders of NationsBank Common Stock, voting together as a separate group. As of the NationsBank Record Date, directors and executive officers of NationsBank beneficially owned 9,850,096 shares of NationsBank Common Stock and 868 shares of NationsBank ESOP Preferred Stock, or 3.39%, of the shares entitled to vote at the NationsBank Special Meeting. It is currently expected that each such director and executive officer of NationsBank will vote the shares of NationsBank stock beneficially owned by him or her for approval of the NationsBank Matters. In addition, as of the NationsBank Record Date the directors and executive officers of Boatmen's beneficially owned 3,417 shares of NationsBank Common Stock and no shares of NationsBank ESOP Preferred Stock, or significantly less than 1% of the shares entitled to be voted at the NationsBank Special Meeting. See "NATIONSBANK SPECIAL MEETING."

BOATMEN'S SPECIAL MEETING AND VOTE REQUIRED

     The Boatmen's Special Meeting will be held on December 20, 1996 at 10:00 a.m., local time, at One Boatmen's Plaza, 800 Market Street, St. Louis,
Missouri 63101, at which time the shareholders of Boatmen's will be asked to approve the Agreement and the transactions contemplated thereby. The record holders of Boatmen's Common Stock and Boatmen's Series B Preferred Stock at the close of business on October 22, 1996 (the "Boatmen's Record Date") are entitled to notice of and to vote at the Boatmen's Special Meeting. The holders of record of shares of Boatmen's Series A Preferred Stock and Boatmen's Depositary Shares will receive notice of, but are not entitled to vote at, the Boatmen's Special Meeting. On the Boatmen's Record Date, there were approximately 35,194 holders of record of Boatmen's Common Stock and 155,508,155 shares of Boatmen's Common Stock outstanding and 52 holders of record of Boatmen's Series B Preferred Stock and 9,487 shares of Boatmen's Series B Preferred Stock outstanding.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Boatmen's Common Stock and Boatmen's Series B Preferred Stock, voting together as a single class, is required to approve the

Agreement and the transactions contemplated thereby. As of the Boatmen's Record Date, directors and executive officers of Boatmen's beneficially owned approximately 1,848,351 shares of Boatmen's Common Stock and no shares of Boatmen's Series B Preferred Stock, or 1.19%, of the Boatmen's stock entitled to vote at the Boatmen's Special Meeting. It is currently expected that each such director and executive officer of Boatmen's will vote the shares of Boatmen's stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby. In addition, as of the Boatmen's Record Date, directors and executive officers of NationsBank beneficially owned 293 shares of Boatmen's Common Stock and no shares of Boatmen's Series B Preferred Stock, or significantly less than 1% of the shares entitled to be voted at the Boatmen's Special Meeting. See "BOATMEN'S SPECIAL MEETING."

THE MERGER

     In the Merger, subject to the terms of the Agreement, Boatmen's will merge with and into Merger Sub, a Delaware corporation and wholly owned subsidiary of NationsBank, which will be the surviving entity, and each outstanding share of Boatmen's Common Stock will be converted into 0.6525 of a share of NationsBank Common Stock, with cash to be paid in lieu of any resulting fractional shares of NationsBank Common Stock.

     Holders of Boatmen's Common Stock may elect, with respect to all or a portion of their shares of Boatmen's Common Stock (subject to certain limitations described below), to receive, in lieu of NationsBank Common Stock, an amount in cash in respect of each share of Boatmen's Common Stock that is equal to the Exchange Ratio times the average closing price of NationsBank Common Stock during the 10 consecutive trading day period during which the shares of NationsBank Common Stock are traded on the NYSE ending on the tenth calendar day immediately prior to the anticipated Effective Time. In the event the aggregate amount of cash to be paid to satisfy such elections would exceed 40% of the total consideration paid by NationsBank to holders of Boatmen's Common Stock, certain holders who have made such an election will be selected by the Exchange Agent (pursuant to a selection method determined by the Exchange Agent and described under "-- The Cash Election") to receive stock so that the 40% threshold described above is not exceeded. For these purposes, Boatmen's Shareholders who have exercised their dissenters' rights under Missouri law will be treated as having made a cash election, but will not be subject to the selection process described in the immediately preceding sentence.

     In addition, at the Effective Time, each share of Boatmen's Series A Preferred Stock and Boatmen's Series B Preferred Stock (collectively, the "Boatmen's Preferred Stock") and each Boatmen's Depositary Share will be converted into a share of NationsBank New Series A Preferred Stock, NationsBank New Series B Preferred Stock or a NationsBank Depositary Share, as the case may be, each with rights, terms and preferences substantially identical to the Boatmen's Preferred Stock or Boatmen's Depositary Share from which it was converted. Each share of NationsBank capital stock outstanding prior to the Merger will continue to be outstanding after the Effective Time.

CONDITIONS TO THE MERGER

     The Merger is subject to the satisfaction of certain conditions, including among others, an affirmative vote to approve the Agreement by holders of two-thirds of the outstanding shares of Boatmen's Common Stock and Boatmen's Series B Preferred Stock, voting together as a single class, the approval of the Issuance by the affirmative vote of the holders of a majority of the shares of NationsBank Common Stock and NationsBank ESOP Preferred Stock, voting together as a single class, voted at the NationsBank Special Meeting and the approval of appropriate regulatory agencies. See "THE MERGER -- Conditions to the Merger."

     For additional information relating to the Merger, see "THE MERGER."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     THE BOARD OF DIRECTORS OF BOATMEN'S (THE "BOATMEN'S BOARD") AND THE BOARD OF DIRECTORS OF NATIONSBANK (THE "NATIONSBANK BOARD") HAVE UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED

THEREBY. THE BOATMEN'S BOARD AND THE NATIONSBANK BOARD BELIEVE THAT THE MERGER IS IN THE BEST INTERESTS OF BOATMEN'S AND NATIONSBANK AND THEIR RESPECTIVE SHAREHOLDERS AND RECOMMEND THAT SUCH SHAREHOLDERS VOTE "FOR" THE MATTERS TO BE VOTED UPON BY SUCH SHAREHOLDERS IN CONNECTION WITH THE MERGER. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE BOATMEN'S BOARD AND THE NATIONSBANK BOARD IN REACHING THEIR RESPECTIVE CONCLUSIONS, SEE "THE MERGER -- Background of the Merger," "-- Reasons of NationsBank for the Merger" and "-- Reasons of Boatmen's for the Merger."

OPINION OF NATIONSBANK'S FINANCIAL ADVISOR

     Stephens Inc. ("Stephens"), which has served as financial advisor to NationsBank in connection with the Merger, has rendered its opinion to the NationsBank Board that the consideration proposed to be paid by NationsBank in the Merger is fair to NationsBank from a financial point of view. Such opinion was delivered to the NationsBank Board at its meeting of September 25, 1996 and again on the date of this Joint Proxy Statement-Prospectus. A copy of the opinion delivered by Stephens on the date hereof is attached hereto as Appendix B and should be read in its entirety with respect to assumptions made, matters considered and limitations of the review undertaken by Stephens in rendering such opinion. See "THE MERGER -- Opinion of NationsBank's Financial Advisor."

OPINION OF BOATMEN'S FINANCIAL ADVISOR

     Goldman, Sachs & Co. ("Goldman Sachs"), which has served as financial advisor to Boatmen's in connection with the Merger, has rendered its opinion to the Boatmen's Board that the consideration proposed to be paid by NationsBank to the holders of Boatmen's Common Stock in the Merger is fair to such holders from a financial point of view. Such opinion was delivered to the Boatmen's Board at its meeting of August 29, 1996 and again on the date of this Joint Proxy Statement-Prospectus. A copy of the opinion delivered by Goldman Sachs on the date hereof is attached hereto as Appendix C and should be read in its entirety with respect to assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs in rendering such opinion. See "THE
MERGER -- Opinion of Boatmen's Financial Advisor."

EFFECTIVE TIME OF THE MERGER

     Subject to the satisfaction or waiver of certain conditions set forth in the Agreement, the parties will cause the Effective Time to occur on (i) the third business day after the last to occur of the satisfaction or waiver of the following conditions: (a) the receipt of the required shareholder approvals of NationsBank and Boatmen's, (b) the receipt of all regulatory approvals required to consummate the transactions contemplated by the Agreement, provided that such approvals will not be deemed to have been received if they contain conditions or restrictions which the NationsBank Board or the Boatmen's Board reasonably determines will have a material adverse effect on NationsBank and its subsidiaries or the Surviving Corporation and its subsidiaries, see "The
Merger -- Regulatory Matters," (c) the receipt of all consents or approvals of third parties (other than regulatory authorities) required for consummation of the Merger other than those that, if not received, would not be reasonably likely to have a material adverse effect on Boatmen's or NationsBank, and (d) the listing on the NYSE of the NationsBank Common Stock to be issued in the Merger and the listing on the NYSE or The Nasdaq Stock Market of the NationsBank New Preferred Stock and NationsBank Depositary Shares to be issued in the Merger (but, in the case of the NationsBank New Preferred Stock and NationsBank Depositary Shares, only to the extent that the corresponding class or series of Boatmen's Preferred Stock and Boatmen's Depositary Shares were listed on The Nasdaq Stock Market immediately prior to the Effective Time), or (ii) such other date to which the parties may agree in writing. The day on which the Effective Time occurs is referred to as the "Effective Date."

WAIVER; AMENDMENT; TERMINATION; EXPENSES

     Prior to the Effective Time, any provision of the Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties approved by their respective Boards of Directors and executed in the same manner as the Agreement, except that, after the Boatmen's Special Meeting the consideration to be received by the Boatmen's Shareholders for each share of Boatmen's stock will not thereby be decreased.

     The Agreement may also be terminated and the Merger abandoned (i) by the mutual consent of the parties, (ii) by either party if the other party materially breaches its representations and warranties or fails to perform any of its material covenants, in each case after inability or failure to cure within 30 days, (iii) by either party in the event that the Merger is not consummated by September 1, 1997, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate the Agreement, or (iv) by either party, in the event (a) the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") required for consummation of the Merger and the other transactions contemplated by the Agreement will have been denied by final nonappealable action or (b) any required shareholder approval is not obtained at the Boatmen's Special Meeting or the NationsBank Special Meeting or any adjournments or postponements thereof.

     In addition, the Agreement may be terminated by the Boatmen's Board, at its sole option, by giving notice to NationsBank if either (i) the average closing price of NationsBank Common Stock for the ten full trading days ending on the date the Federal Reserve Board approves the Merger (the "Average Closing Price") is less than $79.26 and the number obtained by dividing the Average Closing Price by $93.25 (the closing price of NationsBank Common Stock on August 28,
1996) is less than the number obtained by (a) dividing the average of the closing prices of a specified index of bank stocks during the above mentioned ten-day period by the closing price of such index on August 28, 1996 and (b) subtracting 0.15 or (ii) the Average Closing Price is less than $74.60. Such termination right will not apply, however, if NationsBank decides within five days of receiving notice of Boatmen's intent to terminate the Agreement, to increase the Exchange Ratio to a number calculated pursuant to the Agreement, such that holders of Boatmen's Common Stock would receive consideration having the same implied market value (based on the Average Closing Price) as they would have received had the Average Closing Price been $79.26 (in the case of termination pursuant to (i) above) or $74.60 (in the case of termination pursuant to (ii) above). See "THE MERGER -- Termination of the Agreement."

     Each party to the Agreement will bear all expenses incurred by it in connection with the Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be shared equally between Boatmen's and NationsBank.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Wachtell, Lipton, Rosen & Katz and Cleary, Gottlieb, Steen & Hamilton have each delivered an opinion, based upon certain customary assumptions and representations, to the effect that, for Federal income tax purposes, no gain or loss will be recognized by the Boatmen's Shareholders as a result of the Merger to the extent that they receive NationsBank stock solely in exchange for their Boatmen's stock. With respect to Boatmen's stock exchanged for cash (whether pursuant to a cash election, the exchange of fractional shares or as a result of the exercise of dissenters' rights), the Merger will be treated as a sale, and normal recognition and gain and loss treatment will apply. For a more complete description of the federal income tax consequences, see "THE MERGER -- Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Boatmen's management and of the Boatmen's Board have certain arrangements with NationsBank, including those relating to the election of Andrew B. Craig III, Chairman and Chief Executive Officer of Boatmen's, as Chairman of NationsBank, the election or appointment of four additional persons designated by Boatmen's, and reasonably satisfactory to NationsBank, to the NationsBank Board, certain benefits under existing employment agreements and severance and benefit plans, and certain post-Merger employment opportunities. In addition, NationsBank has agreed to indemnify directors, officers, employees and agents of Boatmen's and its subsidiaries from and after the Effective Date against certain liabilities arising prior to the Effective Date to the full extent permitted under Missouri law and Boatmen's Articles of

Incorporation and By-laws and to maintain Boatmen's existing directors' and officers' liability insurance policy or a comparable policy for six years after the Merger. For a list of the members of Boatmen's management who will receive benefits in connection with the Merger and the amount of such benefits, see "THE MERGER -- Interests of Certain Persons in the Merger."

THE BOATMEN'S STOCK OPTION AGREEMENT AND AMENDMENT TO BOATMEN'S RIGHTS AGREEMENT

     As an inducement to NationsBank to enter into the Agreement, Boatmen's (as issuer) and NationsBank (as grantee) entered into the Stock Option Agreement, dated August 29, 1996 (the "Boatmen's Stock Option Agreement"), pursuant to which Boatmen's granted NationsBank an irrevocable option (the "Boatmen's Option") to purchase from Boatmen's up to 31,218,660 shares of Boatmen's Common Stock (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the shares of Boatmen's Common Stock outstanding upon exercise thereof), at a price of $43.375 per share. The $43.375 exercise price was determined through negotiations, taking into account the recently prevailing price range of Boatmen's Common Stock prior to the announcement of the Merger (the closing sale price of Boatmen's Common Stock on the last trading day preceding the execution of the Agreement was $43.375). NationsBank may exercise the Boatmen's Option only under certain limited and specifically defined circumstances (none of which, to the best knowledge of NationsBank and Boatmen's, has occurred as of the date hereof). At the request of the holder of the Boatmen's Option, under certain circumstances, Boatmen's will repurchase for a formula price the Boatmen's Option and any shares of Boatmen's Common Stock purchased upon the exercise of the Boatmen's Option and beneficially owned by such holder at that time. Notwithstanding anything in the Boatmen's Stock Option Agreement to the contrary, the total profit (as defined in the Boatmen's Stock Option Agreement) that NationsBank may derive directly from the Boatmen's Option cannot exceed $250 million. See "THE MERGER -- Boatmen's Stock Option Agreement."

     The purchase of any shares of Boatmen's Common Stock pursuant to the Boatmen's Option is subject to compliance with applicable law, including receipt of any necessary approvals under the BHCA. See "THE MERGER -- Regulatory Matters."

     Certain aspects of the Boatmen's Stock Option Agreement may have the effect of discouraging persons who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Boatmen's from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to shareholders of Boatmen's which had a higher current market price than the shares of NationsBank Common Stock or cash to be received for each share of Boatmen's Common Stock pursuant to the Agreement.

     In the event that the shareholders of Boatmen's or NationsBank fail to approve the Agreement, either NationsBank or Boatmen's may terminate the Agreement. See "THE MERGER -- Termination of Agreement." If such termination occurs prior to the occurrence of a Purchase Event or Preliminary Purchase Event (as such terms are defined in the Boatmen's Stock Option Agreement; see "THE MERGER -- The Boatmen's Stock Option Agreement") under the Boatmen's Stock Option Agreement, the Boatmen's Stock Option Agreement will automatically terminate at such time. If a Purchase Event occurs under the Boatmen's Stock Option Agreement prior to the termination of the Agreement, however, NationsBank will be entitled to exercise the Boatmen's Option in accordance with its terms.

     In connection with the execution of the Agreement, Boatmen's amended the Boatmen's Rights Agreement so that the entering into of the Agreement and the Boatmen's Stock Option Agreement and consummation of the Merger and the other transactions contemplated thereby do not and will not result in the ability of any person to exercise any Boatmen's Rights under the Boatmen's Rights Agreement or enable or require the Boatmen's Rights to be separated from the shares of Boatmen's Common Stock to which they are attached or to be triggered or become exercisable, and so that the Boatmen's Rights Agreement will terminate upon consummation of the Merger. See "THE MERGER -- Amendment to Boatmen's Rights Agreement" and "COMPARATIVE RIGHTS OF SHAREHOLDERS OF NATIONSBANK AND
BOATMEN'S -- Shareholder Rights Plan."

DISSENTERS' RIGHTS

     Under Section 455 of the Missouri General and Business Corporation Law (the "MGBCL"), each holder of Boatmen's Common Stock and Boatmen's Preferred Stock who dissents from the Merger has the right to have the fair value of such holder's shares appraised by judicial determination and paid to the holder in cash. In order to perfect such dissenters' rights, holders of Boatmen's Common Stock and Boatmen's Preferred Stock must comply with the procedural requirements of the MGBCL, including, without limitation, filing a written objection to the Merger with Boatmen's at or prior to the Boatmen's Special Meeting, not voting in favor of the Agreement and, within 20 days after the Effective Date, making a written demand for payment of the fair value of the shares held by such shareholder as of the date prior to the Merger. The written objection should state that the shareholder objects to the Merger. The written demand for fair value should state the number and class of the shares owned by such shareholder. The written objection and the written demand may be contained in one writing so long as that writing is received prior to or at the Boatmen's Special Meeting. Written objections to the Merger and demands for the payment of fair value should be addressed to: Boatmen's Bancshares, Inc., One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, Attention: Corporate Secretary.

     Shares of Boatmen's Common Stock and Boatmen's Preferred Stock held by dissenting holders will not be converted into shares of NationsBank Common Stock or NationsBank New Preferred Stock, as the case may be, in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such dissenting holders pursuant to the MGBCL. Boatmen's Common Stock and Boatmen's Preferred Stock outstanding immediately prior to the Effective Time and held by a shareholder who withdraws his demand for dissenters' rights or fails to perfect such rights will be deemed to be converted (or to have been converted, as the case may be) at the Effective Time into the right to receive shares of NationsBank Common Stock or NationsBank New Preferred Stock, as the case may be, without interest. The MGBCL may not provide dissenters' rights to holders of the Boatmen's Depositary Shares. Nonetheless, NationsBank and Boatmen's have agreed to provide such holders the right to dissent from the Merger under the same terms as other Boatmen's Shareholders, subject to certain limitations. See "DISSENTERS' RIGHTS."

     NationsBank Shareholders do not have appraisal rights under the North Carolina Business Corporation Act (the "NCBCA") with respect to the Merger.

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for by the purchase method of accounting under generally accepted accounting principles. See "THE
MERGER -- Accounting Treatment."

REGULATORY APPROVALS

     The Merger is subject to the approval of the Federal Reserve Board. In addition, the Merger may be subject to the approval of or notice to the bank regulatory authorities in Arkansas, Georgia, Illinois, Iowa, Kansas, Missouri, New Mexico, Oklahoma, Tennessee and Texas (collectively, the "State Authorities"). The Merger may not be consummated until expiration of applicable waiting periods.

     NationsBank and Boatmen's have filed or will promptly be filing all required applications for regulatory review and approval or notice with the Federal Reserve Board and the State Authorities in connection with the Merger. There can be no assurance that such approvals will be obtained or as to the date of any such approvals.

     See "THE MERGER -- Conditions to the Merger" and "-- Regulatory Matters."

SHARE INFORMATION AND MARKET PRICES

     The NationsBank Common Stock is listed on the NYSE and the PSE under the symbol "NB." The NationsBank Common Stock is also listed on the London Stock Exchange ("LSE") and certain shares are listed on the Tokyo Stock Exchange. As of the NationsBank Record Date, there were 288,109,347 shares of NationsBank Common Stock outstanding held by approximately 106,981 holders of record and 2,379,007 shares of NationsBank ESOP Preferred Stock outstanding held by one holder of record. The Boatmen's Common Stock and the Boatmen's Depositary Shares are each traded on The Nasdaq Stock Market as a National Market Security and reported by The Nasdaq Stock Market under the symbols "BOAT" and "BOATZ," respectively. As of the Boatmen's Record Date, there were 155,508,155 shares of Boatmen's Common Stock outstanding held by approximately 35,194 holders of record, 234,028 shares of Boatmen's Series A Preferred Stock held by one holder of record, 9,487 shares of Boatmen's Series B Preferred Stock held by approximately 52 holders of record and 3,744,439 Boatmen's Depositary Shares held by 259 holders of record. There is no active market for any shares of NationsBank ESOP Preferred Stock or Boatmen's Preferred Stock, none of which are listed on a national securities exchange or quoted on The Nasdaq Stock Market or any other national securities quotation system, and there are no published bid and asked quotations on any such shares.

     The following table sets forth the last sale price reported on the NYSE Composite Transactions List for shares of NationsBank Common Stock on August 29, 1996, the last trading day preceding public announcement of the proposed Merger, and on November 13, 1996. It also sets forth the last reported sale prices per share reported by The Nasdaq Stock Market for shares of Boatmen's Common Stock and Boatmen's Depositary Shares on August 29, 1996 and on November 13, 1996.
The Boatmen's Common Stock Equivalent represents the last sale price of a share of NationsBank Common Stock on such date multiplied by the Exchange Ratio of 0.6525.

                                                                                 BOATMEN'S
                                                       NATIONSBANK   BOATMEN'S     COMMON     BOATMEN'S
                                                         COMMON       COMMON       STOCK      DEPOSITARY
                                                          STOCK        STOCK     EQUIVALENT     SHARES
                                                       -----------   ---------   ----------   ----------
August 29, 1996......................................    $92.375     $42.9375      $60.27      $37.125
November 13, 1996....................................    $93.875     $60.375       $61.25      $51.50

     For additional information regarding the market prices of the NationsBank Common Stock and Boatmen's Common Stock during the previous two years, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices."

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth (i) selected comparative per share data for each of NationsBank and Boatmen's on an historical basis and (ii) selected unaudited pro forma comparative per share data reflecting the consummation by NationsBank of (a) the Merger, and (b) the Merger and the acquisitions of Bank South Corporation ("Bank South"), completed January 9, 1996, TAC Bancshares, Inc. and its subsidiary, Chase Federal Bank, FSB ("Chase Federal"), completed August 13, 1996, and CSF Holdings, Inc. ("CSF"), completed January 10, 1996 (collectively referred to as the "Other Acquisitions"). The unaudited pro forma comparative per share data assumes the Merger and the Other Acquisitions had been consummated at the beginning of the periods presented. The acquisitions of Chase Federal and CSF are reflected in the unaudited pro forma data using the purchase method of accounting and the merger with Bank South is reflected as a pooling of interests. The unaudited pro forma data has been prepared giving effect to the Merger as a purchase. For a description of the effect of purchase accounting on the Merger and the historical financial statements of NationsBank, see "THE MERGER -- Accounting Treatment." The Boatmen's pro forma equivalent amounts are presented with respect to each set of pro forma information, and have been calculated by multiplying the corresponding pro forma combined amounts per share of NationsBank Common Stock by the Exchange Ratio of 0.6525.

     The unaudited pro forma comparative per share data reflects the Merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, are likely to differ from those reflected in the unaudited pro forma comparative per share data.

     NationsBank and Boatmen's expect that the combined company will achieve substantial benefits from the Merger including operating cost savings and revenue enhancements. However, the unaudited pro forma comparative per share data does not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of NationsBank, Boatmen's and the Other Acquisitions, and therefore does not purport to be indicative of the results of future operations.

     The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of NationsBank and the supplemental historical consolidated financial statements and the related notes thereto of Boatmen's, both of which are incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION." Results of each of NationsBank and Boatmen's for the nine months ended September 30, 1996 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger and the Other Acquisitions been consummated at the beginning of the periods indicated. All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

                                                                        NINE MONTHS
                                                                           ENDED        YEAR ENDED
                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1996            1995
                                                                       -------------   ------------
Earnings per common share (primary)
  NationsBank
     Historical......................................................      $5.82           $7.13
     Pro forma combined for the Merger...............................       4.82            5.77
     Pro forma combined for the Merger and Other Acquisitions........       4.82            5.53
  Boatmen's
     Historical......................................................       2.40            3.02
     Pro forma equivalent for the Merger(1)..........................       3.15            3.76
     Pro forma equivalent for the Merger and Other Acquisitions(1)...       3.15            3.61
Cash dividends declared per common share
  NationsBank
     Historical......................................................       1.74            2.08
     Pro forma combined for the Merger(2)............................       1.74            2.08
     Pro forma combined for the Merger and Other Acquisitions(2).....       1.74            2.08
  Boatmen's
     Historical......................................................       1.16            1.42
     Pro forma equivalent for the Merger(1)..........................       1.14            1.36
     Pro forma equivalent for the Merger and Other Acquisitions(1)...       1.14            1.36

                                                                            AT              AT
                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1996            1995
                                                                       -------------   ------------
Shareholders' equity per common share (period end)
  NationsBank
     Historical......................................................      $45.77         $46.52
     Pro forma combined for the Merger...............................       54.38          54.51
     Pro forma combined for the Merger and Other Acquisitions........       54.38          52.43
  Boatmen's
     Historical......................................................       22.45          22.21
     Pro forma equivalent for the Merger(1)..........................       35.48          35.57
     Pro forma equivalent for the Merger and Other Acquisitions(1)...       35.48          34.21

---------------

(1) Pro forma equivalent amounts for the Merger are calculated by multiplying the pro forma combined amounts by the Exchange Ratio of 0.6525.
(2) Pro forma combined dividends per share represent historical dividends per share paid by NationsBank.

                            SELECTED FINANCIAL DATA

     The following tables present (i) summary selected financial data for each of NationsBank and Boatmen's on an historical basis and (ii) summary unaudited pro forma selected financial data reflecting the consummation by NationsBank of
(a) the Merger, and (b) the Merger and the Other Acquisitions. The unaudited pro forma selected financial data has been prepared giving effect to the Merger using the purchase method of accounting. For a description of the effect of purchase accounting on the Merger and the historical financial statements of NationsBank, see "THE MERGER -- Accounting Treatment."

     The summary unaudited pro forma selected financial data reflects the Merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, is likely to differ from those reflected in the summary unaudited pro forma selected financial data.

     NationsBank and Boatmen's expect that the combined company will achieve substantial benefits from the Merger including operating cost savings and revenue enhancements. However, the summary unaudited pro forma selected financial data does not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of NationsBank, Boatmen's and the Other Acquisitions, and therefore does not purport to be indicative of the results of future operations.

     The summary selected financial data for NationsBank is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of NationsBank, audited by Price Waterhouse LLP, independent accountants, which are incorporated herein by reference. The summary selected financial data for Boatmen's as of December 31, 1995 and 1994 and for the three years ended December 31, 1995 is based on and derived from, and should be read in conjunction with, the supplemental historical consolidated financial statements and the related notes thereto of Boatmen's, audited by Ernst & Young LLP, independent accountants, which are incorporated herein by reference. The summary selected financial data as of December 31, 1993, 1992 and 1991 and for the two years ended December 31, 1992 is derived from the financial statements of Boatmen's, which have been restated to reflect the merger of Boatmen's with Fourth Financial Corporation, which was accounted for as a pooling of interests and was completed January 31, 1996. The information set forth in the unaudited summary selected pro forma financial data should be read in connection with the unaudited pro forma condensed financial information and notes thereto appearing elsewhere herein. Results of each of NationsBank and Boatmen's for the nine months ended September 30, 1996 are not necessarily indicative of results expected for the entire year. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of interim periods have been included. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

               SELECTED HISTORICAL FINANCIAL DATA OF NATIONSBANK

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                         ---------------------       -------------------------------------------------------
                                          1996          1995          1995        1994        1993        1992        1991
                                         -------       -------       -------     -------     -------     -------     -------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION AND RATIOS)
Income statement
  Income from earning assets...........  $10,438       $ 9,859       $13,220     $10,529     $ 8,327     $ 7,780     $ 9,398
  Interest expense.....................    5,699         5,825         7,773       5,318       3,690       3,682       5,599
  Net interest income..................    4,739         4,034         5,447       5,211       4,637       4,098       3,799
  Provision for credit losses..........      455           240           382         310         430         715       1,582
  Gains (losses) on sales of
    securities.........................       34             8            29         (13)         84         249         454
  Noninterest income...................    2,688         2,232         3,078       2,597       2,101       1,913       1,742
  Merger-related charge................      118            --            --          --          30          --         330
  Noninterest expense (including OREO
    expense)...........................    4,212         3,831         5,181       4,930       4,371       4,149       3,974
  Income before income taxes and effect
    of change in method of accounting
    for income taxes...................    2,676         2,203         2,991       2,555       1,991       1,396         109
  Income tax expense (benefit).........      933           763         1,041         865         690         251         (93)
  Net income...........................    1,743         1,440         1,950       1,690       1,501(1)    1,145         202
  Net income applicable to common
    shareholders.......................    1,732         1,434         1,942       1,680       1,491(1)    1,121         171
Per common share
  Net income (primary).................     5.82          5.26          7.13        6.12        5.78(1)     4.60         .76
  Net income (fully diluted)...........     5.73          5.19          7.04        6.06        5.72(1)     4.52         .75
  Cash dividends paid..................     1.74          1.50          2.08        1.88        1.64        1.51        1.48
  Shareholders' equity (period end)....    45.77         44.00         46.52       39.70       36.39       30.80       27.03
Balance sheet (period end)
  Total assets.........................  187,671       182,138       187,298     169,604     157,686     118,059     110,319
  Total loans, leases and factored
    accounts receivable, net of
    unearned income....................  122,078       114,601       117,033     103,371      92,007      72,714      69,108
  Total deposits.......................  108,132        97,870       100,691     100,470      91,113      82,727      88,075
  Long-term debt.......................   22,034        15,741        17,775       8,488       8,352       3,066       2,876
  Common shareholders' equity..........   13,186        11,904        12,759      10,976       9,859       7,793       6,252
  Total shareholders' equity...........   13,304        11,941        12,801      11,011       9,979       7,814       6,518
Common shares outstanding at period end
  (in thousands).......................  288,112       270,544       274,269     276,452     270,905     252,990     231,246
Performance ratios
  Return on average assets.............     1.15%(2)      1.03%(2)      1.03%       1.02%        .97%       1.00%        .17%
  Return on average common
    shareholders'
    equity(3)..........................    17.58(2)      17.02(2)      17.01       16.10       15.00       15.83        2.70
Risk-based capital ratios
  Tier 1...............................     7.05          7.16          7.24        7.43        7.41        7.54        6.38
  Total................................    12.05         11.23         11.58       11.47       11.73       11.52       10.30
Leverage capital ratio.................     6.30          5.96          6.27        6.18        6.00        6.16        5.07
Total equity to total assets...........     7.09          6.56          6.83        6.49        6.33        6.62        5.91
Asset quality ratios
  Allowance for credit losses as a
    percentage of total loans, leases
    and factored accounts receivable,
    net of unearned income (period
    end)...............................     1.90          1.89          1.85        2.11        2.36        2.00        2.32
  Allowance for credit losses as a
    percentage of nonperforming loans
    (period end).......................   235.64        255.57        306.49      273.07      193.38      103.11       81.82
  Net charge-offs as a percentage of
    average loans, leases and factored
    accounts receivable, net of
    unearned income....................      .48(2)        .33(2)        .38         .33         .51        1.25        1.86
  Nonperforming assets as a percentage
    of net loans, leases, factored
    accounts receivable, net of
    unearned income, and other real
    estate owned (period end)..........      .93           .90           .73        1.10        1.92        2.72        4.01

---------------

(1) Includes cumulative effect benefit of $200 million for the adoption of SFAS
    109. The effect on primary and fully diluted earnings per share was $.78 and $.77, respectively, for the year ended December 31, 1993.
(2) Annualized.
(3) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.

                SELECTED HISTORICAL FINANCIAL DATA OF BOATMEN'S

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                                 ---------------------       -----------------------------------------------
                                                  1996          1995          1995      1994      1993      1992      1991
                                                 -------       -------       -------   -------   -------   -------   -------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION AND RATIOS)
Income statement
  Income from earning assets.................... $ 2,159       $ 2,147       $ 2,873   $ 2,511   $ 2,310   $ 2,283   $ 2,470
  Interest expense..............................     975         1,039         1,381     1,042       916     1,037     1,411
    Net interest income.........................   1,184         1,108         1,492     1,469     1,394     1,246     1,059
  Provision for credit losses...................      65            33            60        26        71       161       162
  Gains (losses) on sales of securities.........       2           (18)           (7)       10        10        35         9
  Noninterest income............................     635           569           767       703       670       547       476
  Merger-related charge.........................      60            --            --        --        --        --        --
  Noninterest expense (including OREO
    expense)....................................   1,094         1,082         1,451     1,411     1,401     1,222     1,076
  Income before income taxes....................     602           544           741       745       602       445       306
  Income tax expense............................     220           192           261       254       174       117        73
  Net income....................................     382           352           480       491       428       328       233
  Net income available to common
    shareholders................................     377           346           473       484       421       322       233
Per common share
  Earnings......................................    2.40          2.21          3.02      3.10      2.74      2.26      1.70
  Cash dividends paid...........................    1.11          1.02          1.39      1.27      1.15      1.09      1.07
  Shareholders' equity (period end).............   22.45         21.61         22.21     19.70     19.09     17.00     16.12
Balance sheet (period end)
  Total assets..................................  40,694        40,267        41,123    40,692    37,946    35,147    31,935
  Total loans, leases and factored accounts
    receivable, net of unearned income..........  24,315        24,184        24,051    22,718    20,388    17,973    16,863
  Total deposits................................  30,562        30,541        31,978    31,109    29,462    28,306    25,007
  Long-term debt................................     644           564           654       640       629       507       436
  Common shareholders' equity...................   3,486         3,369         3,501     3,064     2,968     2,585     2,251
  Total shareholders' equity....................   3,581         3,469         3,600     3,164     3,068     2,689     2,254
Common shares outstanding period end (in
  thousands).................................... 155,256       155,913       157,591   155,575   155,496   152,089   139,669
Performance ratios
  Return on average assets......................    1.26%(1)      1.16%(1)      1.19%     1.26%     1.19%     1.01%     0.77%
  Return on average common shareholders'
    equity......................................   14.25(1)      14.18(1)      14.31     15.98     15.25     13.43     10.90
Risk-based capital ratios
  Tier 1........................................   11.29         11.04         11.29     10.92     11.23     10.98     10.16
  Total.........................................   13.82         13.75         13.97     13.70     14.28     13.85     12.86
Leverage capital ratio..........................    8.21          7.86          7.95      7.29      7.03      6.85      6.21
Total equity to total assets....................    8.80          8.61          8.75      7.78      8.09      7.65      7.06
Asset quality ratios:
  Allowance for credit losses as a percentage of
    total loans, leases and factored accounts
    receivable, net of unearned income (period
    end)........................................    1.94          1.91          1.88      1.98      2.18      2.28      2.11
  Allowance for credit losses as a percentage of
    nonperforming loans (period end)............  283.75        351.55        260.94    302.20    212.96    136.47     94.50
  Net charge-offs as a percentage of average
    loans, leases and factored accounts
    receivable, net of unearned income..........    0.26(1)       0.15(1)       0.27      0.13      0.28      0.77      0.86
  Nonperforming assets as a percentage of net
    loans, leases, factored accounts receivable,
    net of unearned income, and other real
    estate owned (period end)...................    0.82          0.75          0.87      0.95      1.63      2.52      3.52

---------------

(1) Annualized.

                       SELECTED PRO FORMA FINANCIAL DATA
                                  (UNAUDITED)

                                                   NINE MONTHS ENDED                              YEAR ENDED
                                                   SEPTEMBER 30, 1996                         DECEMBER 31, 1995
                                        ----------------------------------------   ----------------------------------------
                                                               NATIONSBANK,                               NATIONSBANK,
                                          NATIONSBANK          BOATMEN'S AND         NATIONSBANK          BOATMEN'S AND
                                        AND BOATMEN'S(1)   OTHER ACQUISITIONS(1)   AND BOATMEN'S(1)   OTHER ACQUISITIONS(1)
                                        ----------------   ---------------------   ----------------   ---------------------
                                              (DOLLARS IN MILLIONS, EXCEPT EARNINGS PER-SHARE INFORMATION AND RATIOS)
Income statement
  Income from earning assets...........     $ 12,110             $  12,210             $ 15,450             $  16,527
  Interest expense.....................        6,445                 6,520                8,838                 9,543
    Net interest income................        5,665                 5,690                6,612                 6,984
  Provision for credit losses..........          520                   526                  442                   452
  Gains on sales of securities.........           36                    38                   22                    31
  Noninterest income...................        3,320                 3,323                3,840                 4,005
  Merger-related charge................          178                   178                   --                    --
  Noninterest expense (including OREO
    expense)...........................        5,525                 5,550                6,924                 7,362
  Income before income taxes...........        2,798                 2,797                3,108                 3,206
  Income tax expense...................        1,043                 1,043                1,161                 1,188
  Net income...........................        1,755                 1,754                1,947                 2,018
  Net income applicable to common
    shareholders.......................        1,739                 1,738                1,932                 1,997
Per common share
  Net income (primary).................         4.82                  4.82                 5.77                  5.53
  Net income (fully diluted)...........         4.77                  4.77                 5.72                  5.48
  Cash dividends paid(2)...............         1.74                  1.74                 2.08                  2.08
  Shareholders' equity (period end)....        54.38                 54.38                54.51                 52.43
Balance sheet (period end)
  Total assets.........................      224,756               224,756              224,803               240,087
  Total loans, leases and factored
    accounts receivable, net of
    unearned income....................      146,393               146,393              141,084               149,497
  Total deposits.......................      138,694               138,694              132,669               143,385
  Long-term debt.......................       26,533                26,533               22,285                23,588
  Common shareholders' equity..........       18,973                18,973               18,263                18,946
  Total shareholders' equity...........       19,182                19,182               18,682                19,367
Common shares outstanding period end
  (in thousands).......................      348,895               348,895              335,052               361,360
Performance ratios
  Return on average assets.............         0.98%(2)              0.98%(2)             0.86%                 0.84%
  Return on average common
    shareholders' equity(4)............        12.19(2)              12.19(2)             11.37                 11.30
Risk-based capital ratios(5)
  Tier 1...............................         5.57                  5.57                 5.64                  5.51
  Total................................        10.20                 10.20                10.26                  9.98
Leverage capital ratio.................         5.03                  5.03                 4.94                  4.73
Total equity to total assets...........         8.53                  8.53                 8.31                  8.07
Asset quality ratios
  Allowance for credit losses as a
    percentage of total loans, leases
    and factored accounts receivable,
    net of unearned income (period
    end)...............................         1.91                  1.91                 1.85                  1.82
  Allowance for credit losses as a
    percentage of nonperforming loans
    (period end).......................       242.60                242.60               297.50                290.73
  Net charge-offs as a percentage of
    average loans, leases and factored
    accounts receivable, net of
    unearned income....................         0.45(2)               0.45(2)              0.36                  0.36
  Nonperforming assets as a percentage
    of net loans, leases, factored
    accounts receivable, net of
    unearned income, and other real
    estate owned (period end)..........         0.91                  0.91                 0.75                  0.76

---------------

(1) An assumed cash election of 40% in the Merger has been used in the unaudited Selected Pro Forma Financial Data.
(2) Pro forma combined dividends per common share represent the historical dividends per common share paid by NationsBank.
(3) Annualized.
(4) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.
(5) NationsBank and Boatmen's expect the combined company to be well capitalized under regulatory guidelines. Not included in the above capital ratios are fourth quarter earnings net of dividends and the planned issuance of $500 million of qualifying Tier 1 capital.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following are NationsBank's consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for the nine months ended September 30, 1996 and for each of the years in the five-year period ended December 31, 1995:

                                                     NINE MONTHS               YEAR ENDED
                                                        ENDED                 DECEMBER 31,
                                                    SEPTEMBER 30,   --------------------------------
                                                        1996        1995   1994   1993   1992   1991
                                                    -------------   ----   ----   ----   ----   ----
    Ratio of Earnings to Combined Fixed Charges
      and Preferred Stock Dividends:
      Excluding interest on deposits..............       1.8        1.6    1.8    2.3    2.3    1.1
      Including interest on deposits..............       1.5        1.4    1.5    1.5    1.4    1.0

     For purposes of computing the consolidated ratios, earnings represent net income of NationsBank plus applicable income taxes and fixed charges, less capitalized interest and the equity in undistributed earnings of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), capitalized interest, amortization of debt discount and appropriate issuance costs and one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under all lease commitments. Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

                          NATIONSBANK SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to NationsBank Shareholders on or about November 18, 1996 and is accompanied by the notice of Special Meeting and a form of proxy that is solicited by the NationsBank Board for use at the NationsBank Special Meeting to be held on December 20, 1996, at 11:00 a.m., local time, at the International Trade Center, 200 North College Street, Charlotte, North Carolina, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

     At the NationsBank Special Meeting, NationsBank Shareholders will be asked, in accordance with the shareholder approval requirements of the NYSE, to consider and vote upon the issuance of shares of NationsBank Common Stock and NationsBank New Series A Preferred Stock in the Merger (collectively, the "Issuance"). The NYSE requires shareholder approval of such issuance because the number of shares of NationsBank Common Stock to be issued in the Merger (including the shares of NationsBank Common Stock issuable upon conversion of the NationsBank New Series A Preferred Stock) is expected to exceed 20% of the shares of NationsBank Common Stock and voting power outstanding immediately prior to the Issuance. In addition, the NationsBank Shareholders will be asked to consider and vote upon (i) an amendment to the NationsBank Articles of Incorporation increasing the number of authorized shares of NationsBank Common Stock to 1,250,000,000 (the "Articles Amendment"), and (ii) an amendment and restatement of the NationsBank Corporation Key Employee Stock Plan (the "Plan Amendment," and together with the Issuance and the Articles Amendment, the "NationsBank Matters"). (The NationsBank Shareholders may also be asked to vote upon a proposal to adjourn or postpone the NationsBank Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the NationsBank Matters.)

PROXIES

     The accompanying form of proxy is for use at the meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised, by submitting to the Secretary of NationsBank written notice of revocation, a properly executed proxy of a later date or by attending the meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of NationsBank proxies should be addressed to NationsBank Corporation, NationsBank Corporate Center, Charlotte, North Carolina 28255, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the NationsBank Matters; provided that no proxy that is voted against any of the NationsBank Matters will be voted in favor of any adjournment or postponement of the NationsBank Special Meeting for the purpose of soliciting additional proxies.

     The entire cost of soliciting the proxies from the NationsBank Shareholders will be borne by NationsBank; provided, however, that Boatmen's and NationsBank have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, NationsBank will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. NationsBank will reimburse such record holders for their reasonable expenses in so doing. NationsBank has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay $8,500 plus expenses for such services. If necessary, NationsBank may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     Pursuant to the provisions of the NCBCA, October 22, 1996 has been fixed as the record date for determination of NationsBank Shareholders entitled to notice of and to vote at the NationsBank Special Meeting. Accordingly, only holders of shares of record at the close of business on that date of NationsBank Common Stock and NationsBank ESOP Preferred Stock will be entitled to notice of and to vote at said meeting. The number of outstanding shares of NationsBank Common Stock and NationsBank ESOP Preferred Stock entitled to vote at the NationsBank Special Meeting is 288,109,347 and 2,379,007, respectively. In accordance with North Carolina law, abstentions from voting will be counted for purposes of determining whether a quorum exists at the NationsBank Special Meeting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). In addition, abstentions from voting and broker non-votes will not be deemed to have been cast either "for" or "against" the proposals considered at the meeting and, therefore, will have no effect on the adoption of such proposals.

     Each share of NationsBank Common Stock and NationsBank ESOP Preferred Stock entitles its holder to one vote. All such shares vote together as a single class and the affirmative vote of a majority of the votes cast at the NationsBank Special Meeting is required to approve the NationsBank Matters, provided that, in the case of the Issuance, at least 50% of the votes entitled to be cast are voted at the NationsBank Special Meeting and, in the case of the Articles Amendment and the Plan Amendment, a majority of the shares entitled to vote are represented at the NationsBank Special Meeting in person or by proxy. In addition to the votes described above, the Articles Amendment requires for approval the affirmative vote of a majority of the votes cast by the holders of NationsBank Common Stock, voting together as a separate group. As of the NationsBank Record Date, 9,850,096 shares of NationsBank Common Stock and 868 shares of NationsBank ESOP Preferred Stock, respectively, or 3.39% of the shares of NationsBank stock entitled to vote at the NationsBank Special Meeting, were beneficially owned by directors and executive officers of NationsBank. It is currently expected that each such director and executive officer of NationsBank will vote the shares of NationsBank stock beneficially owned by him or her for approval of the NationsBank Matters. In addition, as of the NationsBank Record Date directors and executive officers of Boatmen's beneficially owned 3,417 shares of NationsBank Common Stock and no shares of NationsBank ESOP Preferred Stock or significantly less than 1% of the shares of NationsBank stock entitled to vote at the NationsBank Special Meeting.

     Additional information with respect to beneficial ownership of NationsBank Common Stock and NationsBank ESOP Preferred Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of NationsBank Common Stock by directors and executive officers of NationsBank is incorporated by reference to the 1995 Annual Report on Form 10-K of NationsBank. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECOMMENDATION OF NATIONSBANK BOARD

     The NationsBank Board has unanimously approved the NationsBank Matters, the Agreement and the transactions contemplated thereby. The NationsBank Board believes that the NationsBank Matters are in the best interests of NationsBank and its shareholders and recommends that the NationsBank Shareholders vote "FOR" the NationsBank Matters. See "THE MERGER -- Reasons of NationsBank for the Merger," "AMENDMENT TO THE NATIONSBANK ARTICLES OF INCORPORATION" and "AMENDMENT TO THE NATIONSBANK CORPORATION KEY EMPLOYEE STOCK PLAN."

                           BOATMEN'S SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to the Boatmen's Shareholders on or about November 18, 1996, and is accompanied by the notice of Special Meeting and a form of proxy that is solicited by the Board of Directors of Boatmen's for use at the Boatmen's Special Meeting to be held on December 20, 1996, at 10:00 a.m., local time, at One Boatmen's Plaza, 800
Market Street, St. Louis, Missouri 63101 and at any adjournments or postponements thereof. The purpose of the Boatmen's Special Meeting is to take action with respect to the approval of the Agreement and the transactions contemplated thereby. (The holders of Boatmen's Common Stock and Boatmen's Series B Preferred Stock may also be asked to vote upon a proposal to adjourn or postpone the Boatmen's Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Agreement.)

PROXIES

     A holder of Boatmen's Common Stock or Boatmen's Series B Preferred Stock may use the accompanying proxy if such shareholder is unable to attend the Boatmen's Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary of Boatmen's, prior to or at the Boatmen's Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date; however, attendance at the Boatmen's Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of Boatmen's proxies should be addressed to Boatmen's Bancshares, Inc., One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, Attention: Corporate Secretary. For such notice of revocation or later proxy to be valid, however, it must actually be received by Boatmen's prior to the vote of the shareholders at the Boatmen's Special Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Agreement. The Boatmen's Board is unaware of any other matters that may be presented for action at the Boatmen's Special Meeting. If other matters do properly come before the Boatmen's Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval and adoption of the Agreement will be voted in favor of any adjournment or postponement of the Boatmen's Special Meeting for the purpose of soliciting additional proxies.

     Boatmen's intends to count shares of Boatmen's Common Stock and Boatmen's Series B Preferred Stock present in person at the Boatmen's Special Meeting but not voting, and shares of Boatmen's Common Stock and Boatmen's Series B Preferred Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Boatmen's Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, brokers who hold shares of Boatmen's Common Stock or Series B Preferred Stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Boatmen's Special Meeting without specific instructions from such customers.

SOLICITATION OF PROXIES

     Solicitation of proxies may be made in person or by mail, telephone or facsimile, by directors, officers and employees of Boatmen's, who will not be specially compensated for such solicitation. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. In addition, Boatmen's intends to engage the services of a proxy solicitation firm to assist the solicitation of proxies at an estimated cost of $18,795 plus expenses.

     All costs of solicitation of proxies from holders of Boatmen's Common Stock and Boatmen's Series B Preferred Stock will be borne by Boatmen's, provided, however, that NationsBank and Boatmen's have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials.

RECORD DATE AND VOTING RIGHTS

     The Boatmen's Board has fixed October 22, 1996 as the Boatmen's Record Date for the determination of the holders of Boatmen's Common Stock and Boatmen's Series B Preferred Stock entitled to receive notice of and to vote at the Boatmen's Special Meeting. At the close of business on the Boatmen's Record Date, there were 155,508,155 shares of Boatmen's Common Stock outstanding held by approximately 35,194 holders of record and 9,487 shares of Boatmen's Series B Preferred Stock outstanding held by approximately 52 holders of record. Each share of Boatmen's Common Stock and Boatmen's Series B Preferred Stock outstanding on the Record Date entitles its holder to one vote as to (i) the approval of the Agreement and the transactions contemplated thereby and (ii) any other proposal that may properly come before the Boatmen's Special Meeting. The holders of record as of the Boatmen's Record Date of shares of Boatmen's Series A Preferred Stock and Boatmen's Depositary Shares will receive notice of, but are not entitled to vote at, the Boatmen's Special Meeting.

     Under the terms of the MGBCL, approval of the Agreement will require the affirmative vote of the holders of two-thirds of the outstanding shares of Boatmen's stock entitled to vote at the Boatmen's Special Meeting. Each share of Boatmen's Common Stock and Boatmen's Series B Preferred Stock entitles its holder to one vote at the Boatmen's Special Meeting and such shares shall vote together as a single class. As of the Boatmen's Record Date, approximately 1,848,351 shares of Boatmen's Common Stock, and no shares of Boatmen's Series B Preferred Stock, or approximately 1.19% of the shares entitled to vote at the Boatmen's Special Meeting, were beneficially owned by directors and executive officers of Boatmen's. It is currently expected that each such director and executive officer of Boatmen's will vote the shares of Boatmen's stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby. As of the Boatmen's Record Date, directors and executive officers of NationsBank beneficially owned 293 shares of Boatmen's Common Stock and no shares of Boatmen's Series B Preferred Stock or significantly less than 1% of the Boatmen's stock entitled to vote at the Boatmen's Special Meeting.

     Additional information with respect to beneficial ownership of Boatmen's Common Stock and Boatmen's Preferred Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Boatmen's Common Stock by directors and executive officers of Boatmen's is incorporated by reference to the 1995 Annual Report on Form 10-K of Boatmen's. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     BECAUSE APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF BOATMEN'S COMMON STOCK AND BOATMEN'S SERIES B PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE BOATMEN'S BOARD URGES THE HOLDERS OF BOATMEN'S COMMON STOCK AND BOATMEN'S SERIES B PREFERRED STOCK TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

RECOMMENDATION OF THE BOATMEN'S BOARD

     The Boatmen's Board has unanimously approved the Agreement and the transactions contemplated thereby. The Boatmen's Board believes that the Merger is in the best interests of Boatmen's and its shareholders and recommends that the holders of Boatmen's Common Stock and Boatmen's Series B Preferred Stock vote "FOR" approval of the Agreement. See "THE MERGER -- Reasons of Boatmen's for the Merger."

                                   THE MERGER

     THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND, WITH THE EXCEPTION OF CERTAIN EXHIBITS THERETO, IS INCLUDED AS APPENDIX A TO THIS JOINT PROXY STATEMENT-PROSPECTUS.

DESCRIPTION OF THE MERGER

     At the Effective Time, Boatmen's will merge with and into Merger Sub, the separate corporate existence of Boatmen's will cease and Merger Sub will survive and continue to exist as a Delaware corporation and a wholly owned subsidiary of NationsBank. Subject to the satisfaction or waiver of certain conditions set forth in the Agreement and described more fully in "-- Conditions to the Merger," the Merger will become effective upon the filing of certificates of merger in the offices of the Secretaries of State of Missouri and Delaware or at such later date and time as may be set forth in the certificates of merger, in accordance with Section 440 of the MGBCL and Section 103 of the General Corporation Law of the State of Delaware (the "GCL"). The Merger will have the effects prescribed in Section 450 of the MGBCL and Section 252 of the GCL and the certificate of incorporation and by-laws of the Surviving Corporation will be those of Merger Sub, as in effect immediately prior to the Effective Time.

     At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder each share of Boatmen's Common Stock (excluding (i) shares of Boatmen's stock held by Boatmen's or any of its subsidiaries or by NationsBank or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares") and (ii) any shares of Boatmen's stock with respect to which dissenters' rights are being exercised pursuant to the MGBCL ("Dissenting Shares")) issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive 0.6525 (which Exchange Ratio is subject to potential adjustment as described under "-- Termination of the Agreement") of a share of NationsBank Common Stock, subject to the cash election rights described in "-- The Cash Election"; provided that in the event NationsBank changes (or establishes a record date for changing) the number of shares of NationsBank Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding NationsBank Common Stock and the record date of such transaction is set prior to the Effective Date, the Exchange Ratio will be proportionately adjusted.

     In addition, at the Effective Time: (1) each share of Boatmen's Series A Preferred Stock, Boatmen's Series B Preferred Stock and each Boatmen's Depositary Share, in each case excluding any Treasury Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time, will become and be converted into the right to receive one share of NationsBank New Series A Preferred Stock, NationsBank New Series B Preferred Stock or a NationsBank Depositary Share, respectively, in each case having terms substantially identical to those of the Boatmen's stock from which it was converted; (2) the shares of NationsBank capital stock outstanding immediately prior to the Effective Time will continue to be outstanding after the Effective Time; (3) each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be unchanged and will remain issued and outstanding as common stock of the Surviving Corporation; (4) each of the shares of Boatmen's capital stock held as Treasury Shares immediately prior to the Effective Time will be canceled and retired at the Effective Time and no consideration will be issued in exchange therefor; and (5) all employee and director stock options to purchase shares of Boatmen's Common Stock (each, a "Boatmen's Employee Stock Option"), which are then outstanding and unexercised, will cease to represent a right to acquire shares of Boatmen's Common Stock and will be converted automatically into options to purchase shares of NationsBank Common Stock, and NationsBank will assume each Boatmen's Employee Stock Option subject to the terms of any of the relevant stock option plans of Boatmen's (collectively, the "Boatmen's Employee Stock Option Plans"), and the agreements evidencing grants thereunder, including but not limited to the accelerated vesting of such options which will occur in connection with and by virtue of the Merger as and to the extent required by such plans and agreements; provided, however, that from and after the Effective Time, (i) the number of shares of

NationsBank Common Stock purchasable upon exercise of such Boatmen's Employee Stock Option will be equal to the number of shares of Boatmen's Common Stock that were purchasable under such Boatmen's Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such Boatmen's Employee Stock Option will be adjusted by dividing the per share exercise price of each such Boatmen's Employee Stock Option by the Exchange Ratio, and rounding down to the nearest cent; each Boatmen's Employee Stock Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to NationsBank Common Stock on or subsequent to the Effective Date; provided that each Boatmen's Employee Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of
Section 424 of the Code and, with respect to any such incentive stock options, fractional shares will be rounded down to the nearest whole number of shares and where necessary the per share exercise price will be rounded down to the nearest cent.

     NationsBank may at any time change the method of effecting the combination with Boatmen's if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of Boatmen's directly into NationsBank, in which NationsBank is the surviving corporation; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be issued to holders of Boatmen's stock as provided for in the Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of the Boatmen's Shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by the Agreement.

BACKGROUND OF THE MERGER

     Merger activity among financial institutions continued at a heightened level in 1994 and 1995. From time to time during this period, representatives of various bank holding companies approached Boatmen's informally to express their interest in engaging in a business combination with Boatmen's should Boatmen's consider such a transaction. No proposals were made in connection with, and no substantive discussions resulted from, these approaches since in Boatmen's view bank merger and acquisition valuations prevailing at the time did not justify deviating from its then current strategy of growth through internal operations and acquisitions of banking and non-banking companies. Boatmen's continued this strategy through acquisitions of Worthen Banking Corporation, National Mortgage Company and Fourth Financial Corporation.

     Commencing in early 1996, Boatmen's reviewed and updated its strategic plan in light of recent events and trends in the banking industry. One of the results of this process was the conclusion that Boatmen's would need to make significant additional investments in technology in order to continue to provide the range of competitive products and services demanded by the retail market. This particular need was considered to be critical in view of the competitive challenges posed by other banking organizations as well as by large, experienced, non-bank financial services providers, many of which enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures. Boatmen's management determined that in order for such capital investments to be cost effective, they needed to be spread over a larger asset base, requiring additional acquisitions or other growth strategies. In the meantime, the number of available acquisition candidates meeting Boatmen's financial criteria had declined substantially.

     During the period from late June through early August 1996, members of Boatmen's senior management met with senior executives of four bank holding companies (including NationsBank) with which there had been previous informal discussions and which were believed to be the most likely to be interested in, and also financially and otherwise capable of, engaging in a business combination with Boatmen's. These executives discussed trends in the financial services industry and in general terms the potential benefits of a combination of Boatmen's with their respective companies.

     At its regular meeting on August 13, 1996, the Boatmen's Board authorized and directed Boatmen's senior management, with the assistance of its financial and legal advisors, to explore more formally the interest expressed by four bank holding companies. On August 13 and 14, 1996, Boatmen's, through its financial advisers, contacted the four companies (including NationsBank), and each executed a confidentiality agreement. Each company was then provided with certain confidential information with respect to Boatmen's, and was invited to review additional confidential information and to meet with certain members of Boatmen's senior management. The four companies reviewed materials and engaged in discussions with Boatmen's senior management between August 15 and August 25, 1996. Boatmen's and Goldman Sachs also made inquiries of each company with respect to its own financial circumstances and operations. In the course of these discussions, one of the four bank holding companies determined not to proceed further, stating that its decision was due to circumstances particular to it, and not related to Boatmen's. Each of the three remaining companies provided to Boatmen's confidential information regarding it and its operations similar in nature and scope to the information provided by Boatmen's.

     Also during the week of August 19, 1996, Mr. Craig met with the chief executive officer of each of the three remaining bank holding companies, principally to discuss non-financial aspects of a possible business combination. Among the topics discussed at each of the meetings were the strategic focus of a combined company going forward, the nature and extent of the continued presence by the combined company in St. Louis, the possible effects of the combination on Boatmen's employees and the technologies which the other party could provide in order to offer enhanced products and services to Boatmen's customers. Mr. Craig reported the content of these discussions as well as the status of the due diligence process then being conducted at a meeting of the Executive Committee of the Boatmen's Board on August 23, 1996.

     The three companies then participating in the process, including NationsBank, were invited to submit on August 26, 1996 proposals for a business combination with Boatmen's. The companies also were asked to be available to meet with Boatmen's and its advisors on August 27, 1996 for the purpose of responding to questions regarding, or to clarify aspects of, its proposal. Each of the three bank holding companies submitted a proposal as requested by Boatmen's.

     On August 27, 1996, representatives of each of the three bank holding companies met separately with Boatmen's and its advisors to address questions raised by Boatmen's about their companies and their respective proposals. Each company also was invited to clarify and improve its proposal in terms of price or any other factor. In light of the prices reflected in the proposals from the other bank holding companies, among other factors, Boatmen's management advised NationsBank that it would recommend a revised NationsBank proposal for approval by the Boatmen's Board and would execute promptly a definitive merger agreement and stock option agreement if NationsBank agreed to increase its proposed exchange ratio of 0.643 to the Exchange Ratio, and NationsBank submitted such a revised proposal. The Exchange Ratio and other terms of the revised proposal were negotiated directly by the executive managements of both NationsBank and Boatmen's.

     In their final forms, each of the three proposals contemplated a stock-for-stock merger in which holders of Boatmen's Common Stock would receive in the merger shares of the counterparty's common stock at a specified exchange ratio. Under the NationsBank proposal, the merger would be accounted for as a purchase, while under the other proposals, the merger would be accounted for as a pooling of interests. See "-- Accounting Treatment." Of the three proposals, the NationsBank proposal offered, among other things, consideration having the highest implied market value for the Boatmen's Common Stock (based on the market prices of the counterparties' common stocks as of August 27, 1996). The NationsBank proposal also offered holders of Boatmen's Common Stock the opportunity to elect cash consideration (subject to the limitations described under "-- The Cash Election") in lieu of receiving NationsBank stock, an alternative not offered by either of the two other companies. Each company made commitments to retain a significant presence in St. Louis and required that Boatmen's and such company enter into a stock option agreement substantially similar to the Boatmen's Stock Option Agreement or a termination fee agreement, in each case under which such company's profits would be capped.

     At a meeting of the Boatmen's Board held on August 28, 1996, Mr. Craig and other members of the Boatmen's management team described the events which had transpired since the meeting of the Boatmen's Board on August 13 and presented the terms of the three proposals submitted. Mr. Craig discussed the relative advantages and disadvantages of a potential merger with NationsBank (including the proposed exchange ratio of 0.6525 of a share of NationsBank Common Stock for each share of Boatmen's Common Stock), as well as those of the other merger transactions which had been proposed. See "-- Reasons of Boatmen's for the Merger." Mr. Craig stated that, after considering the various alternatives available to Boatmen's, he was of the view that the NationsBank proposal would be in the best interests of Boatmen's and its shareholders, employees, customers and other constituencies. Goldman Sachs made a presentation regarding the financial aspects of the process which had been conducted, the NationsBank proposal and the outlook for NationsBank. Members of Boatmen's senior management and Boatmen's legal advisors also made presentations to the Boatmen's Board, in which certain specific terms of the NationsBank proposal and the proposed form of agreement, as discussed, and the Boatmen's Stock Option Agreement were discussed. No action was taken by the Boatmen's Board at this meeting. Following the meeting, representatives of Boatmen's and NationsBank negotiated and finalized the terms of the Agreement and the Boatmen's Stock Option Agreement.

     A special meeting of the NationsBank Board was held on the morning of August 29, 1996 to consider a proposal to acquire Boatmen's. Mr. McColl and other members of the NationsBank senior management team presented the proposal. Mr. McColl began the meeting by stating that a proposal to the Boatmen's management team had been submitted after discussion with and approval from the Executive Committee of the NationsBank Board, that the proposal had been accepted by Boatmen's management and that management from both companies had prepared and approved the form of Agreement for consideration by their respective Boards. Mr. McColl continued by describing the strategic advantages of the proposed combination and stating how the addition of the Boatmen's markets to the existing NationsBank franchise would create the leading bank in the Southeast, Southwest, Mid-Atlantic and Midwest. Members of the NationsBank senior management team then discussed additional benefits of the acquisition and the specific terms of the form of Agreement and Boatmen's Stock Option Agreement. Members of the NationsBank senior management team also made presentations in which they described the results of NationsBank's due diligence review of the financial condition and operations of Boatmen's, and the value added to NationsBank Shareholders. In conclusion, Mr. McColl discussed the procedures remaining after receipt of Board approvals and the execution of a definitive Agreement, including the submission of regulatory applications, the preparation and filing of a registration statement and joint proxy statement-prospectus, the holding of shareholder meetings by each company before year-end, and a targeted closing of the transaction in January 1997. After due consideration of the foregoing matters, which are more specifically described under "-- Reasons of NationsBank for the Merger" below, the NationsBank Board unanimously (with five directors absent) approved the Agreement and the transactions contemplated thereby. See "-- Reasons of NationsBank for the Merger."

     On the afternoon of August 29, 1996, the Boatmen's Board met again to consider the NationsBank proposal. At the meeting, Goldman Sachs rendered its opinion that the consideration to be received in the Merger by holders of Boatmen's Common Stock was fair to such holders. Mr. McColl of NationsBank made a presentation to the Boatmen's Board, in which he expressed his views as to the positive attributes of the proposed combination. The Boatmen's Board then unanimously approved the Agreement and the Boatmen's Stock Option Agreement and the transactions contemplated thereby as being in the best interests of Boatmen's, its shareholders and other constituencies, and the Agreement and the Boatmen's Stock Option Agreement were executed by Boatmen's and NationsBank.

REASONS OF NATIONSBANK FOR THE MERGER

     In reaching its determination to approve the Agreement and recommend approval of the Issuance in connection with the Merger by the NationsBank Shareholders, the NationsBank Board considered a number of factors, including, without limitation, the following:

          (1) The NationsBank Board considered (i) its knowledge and analysis of the financial services industry environment, including rapid consolidation and increasing nationwide competition in the financial services industry and the need to anticipate and best position NationsBank in light of industry trends, (ii) its belief that a combination of NationsBank and Boatmen's will enhance NationsBank's ability to compete effectively with other bank holding companies and other financial service providers and expand its banking franchise to serve more than 13 million customers in 16 states in the Southeast, Mid-Atlantic, Midwest and Southwest, and (iii) Boatmen's unique franchise, especially its leading market position in many locations desirable to NationsBank because of their adjacent position to many current

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

     NationsBank markets, and the difficulties NationsBank would encounter attempting to obtain a similar position in such markets by means other than the Merger.

          (2) The NationsBank Board considered its knowledge and review of the financial condition, results of operations and business operations and prospects of Boatmen's, as well as the results of NationsBank's due diligence review of Boatmen's. In that regard, the NationsBank Board considered its belief that Boatmen's is a high quality franchise with a respected and capable management team with a compatible approach to customer service, credit quality and shareholder value.

          (3) The NationsBank Board considered its evaluation of the financial terms of the Merger (see "-- Description of the Merger" and "-- The Cash Election") and their effect on the NationsBank Shareholders and the NationsBank Board's belief that such terms are consistent with NationsBank's long-term strategy of enhancing shareholder value with external geographic expansion through selective acquisitions. The NationsBank Board took into account that while there would be some dilution in 1997 reported earnings per share (prior to the accretive impact that the Merger is expected to have on reported earnings per share in 1998), the Merger is expected to be immediately accretive to cash earnings per share. (Cash earnings per share represent reported earnings per share adjusted to exclude the amortization of intangibles.) See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

          The foregoing is based on the following assumptions: consensus "street" earnings per share estimates published by Institutional Brokers Estimate System ("IBES") for both NationsBank and Boatmen's and repurchases of shares of NationsBank Common Stock to the extent that the Merger and resulting synergies described in (4) below result in incremental net cash
     flow.   The Company also considered the impact of incremental intangible assets resulting from the Merger. Based on preliminary purchase accounting estimates, the Merger is expected to result in identifiable intangibles and goodwill approximating $6.3 billion and yearly amortization of intangibles and goodwill of approximately $292 million. (Identifiable intangibles will be amortized over 10 years and goodwill will be amortized on a straight-line basis over 25 years.) The combined company's ability to achieve such results is dependent upon various factors, a number of which will be beyond its control, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and there can be no assurance in that regard.

          (4) The NationsBank Board considered that the Merger represented an opportunity to leverage NationsBank's infrastructure, technology, products, marketing, and lines of business over seven new states and 2.5 million new households through Boatmen's established distribution network, and the possibility of achieving significant expense savings and operating efficiencies (see "MANAGEMENT AND OPERATIONS AFTER THE MERGER") through among other things the elimination of duplicate efforts. The NationsBank Board also considered that the Merger was expected to provide revenue growth opportunities based on the combined company's leadership in the majority of its markets, its broad product line and sales productivity, the number of products sold per household, its delivery channels and its brand name.

          (5) The NationsBank Board also considered the nonfinancial terms of the Agreement and related agreements, including the agreement with Mr. Craig and benefits potentially realizable by other affiliates of Boatmen's (see "-- Interests of Certain Persons in the Merger") and the Boatmen's Stock Option Agreement (see "-- The Boatmen's Stock Option Agreement").

          (6) The NationsBank Board considered its belief that the Merger would enhance shareholder value by, among other things, expanding NationsBank's higher-value consumer and small business operations relative to other businesses; diversifying the combined company's customer base, revenue stream, loan portfolio and funding sources; and reducing the combined company's exposure to regional economic risk, business sector risk and operational risk.

          (7) The NationsBank Board considered the likelihood that the Merger would receive requisite regulatory approvals (see "-- Regulatory Matters").

     NationsBank also considered the fact that, based on market prices shortly prior to announcement of the Merger, the Exchange Ratio reflected a premium to Boatmen's stock price of approximately 40%. In addition, in recommending approval of the Issuance in connection with the Merger by the NationsBank Shareholders, the NationsBank Board considered the opinion of Stephens (including the assumptions and financial information relied upon by Stephens in arriving at such opinion) that, as of the date of this Joint Proxy Statement-Prospectus, the Exchange Ratio is fair from a financial point of view to NationsBank (see

"-- Opinion of NationsBank's Financial Advisor"). Stephens was not requested to, nor did it, render an opinion as to the fairness of the Exchange Ratio at or prior to the meeting of the NationsBank Board at which the Merger was approved.

     The foregoing discussion of the information and factors considered by the NationsBank Board is not intended to be exhaustive but is believed to include all material factors considered by the NationsBank Board. In reaching its determination to approve the Merger, the NationsBank Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors. After deliberating with respect to the Merger and other transactions contemplated by the Agreement, and considering, among other things, the matters discussed above, the NationsBank Board (with 16 directors present and five directors absent) unanimously approved the Agreement and the transactions contemplated thereby as being in the best interest of NationsBank and its shareholders.

     BASED ON THE FOREGOING, AND THE OPINION OF STEPHENS REFERRED TO ABOVE, THE NATIONSBANK BOARD UNANIMOUSLY RECOMMENDS THAT NATIONSBANK SHAREHOLDERS VOTE "FOR" THE ISSUANCE IN CONNECTION WITH THE MERGER.

REASONS OF BOATMEN'S FOR THE MERGER

     In determining to approve the Agreement, the Boatmen's Stock Option Agreement and the transactions contemplated thereby, the Boatmen's Board considered, among others, the following factors:

          (1) The Boatmen's Board considered the terms of the Agreement, the Boatmen's Stock Option Agreement and the transactions contemplated thereby. The Boatmen's Board took into account the historical trading ranges for the NationsBank Common Stock and the Boatmen's Common Stock, the Exchange Ratio (noting, in particular, that it reflected a 40 percent premium for the holders of Boatmen's Common Stock based on the closing prices of Boatmen's Common Stock and NationsBank Common Stock, respectively, on August 28, 1996, the last trading day prior to the meeting of the Boatmen's Board at which the Merger was approved), the potential impact of the Merger on the price of the NationsBank Common Stock over the short term and the long term, the resulting relative interests of Boatmen's and NationsBank shareholders in the equity of the combined company, and the potential for increased earnings and book value per share for shareholders of Boatmen's. The Boatmen's Board also noted that each of its outstanding series of Boatmen's Preferred Stock would be exchanged for a corresponding series of NationsBank Preferred Stock with identical terms. The Boatmen's Board considered that under the Agreement it would have the right to terminate the Agreement in the event of a specified significant decline in the price of NationsBank Common Stock prior to the consummation of the Merger unless NationsBank then elected to increase the Exchange Ratio in the manner specified in the Agreement. With respect to the Boatmen's Stock Option Agreement, the Boatmen's Board was aware that the existence of such agreement might discourage third parties from seeking to acquire Boatmen's by increasing the cost of such an acquisition (noting, in this regard, the $250 million cap on the amount of profit which could be realized by NationsBank from the Boatmen's Option), and might also preclude any third party from being able to effect a merger with Boatmen's that would qualify for pooling of interests accounting treatment. See "-- Termination of the Agreement," and "-- The Boatmen's Stock Option Agreement."

          (2) The Boatmen's Board considered: the discussions held with other bank holding companies which had expressed interest in a business combination transaction with Boatmen's; that such companies were believed to be the most likely to be interested in, and also financially and otherwise capable of, engaging in a business combination with Boatmen's; the fact that all such companies were given an opportunity to review confidential information regarding Boatmen's and to make a business combination proposal; the terms of the proposals received by Boatmen's from three bank holding companies; and the fact that the implied value of the Exchange Ratio was higher (as of August 28, 1996) than the implied values of the consideration offered in the other proposals submitted.

          (3) The Boatmen's Board considered the advice of its financial advisor, Goldman Sachs, and reviewed the detailed financial analyses, pro forma results and other information presented by Goldman

     Sachs. The Boatmen's Board took into account the advice of Goldman Sachs that the multiples of earnings and book value represented by the Exchange Ratio were among the highest observed in recent mergers of large bank holding companies. The Boatmen's Board considered the opinion of Goldman Sachs (including the assumptions and financial information and projections relied upon by it in arriving at such opinion) that, as of August 29, 1996 and based upon the matters set forth in its written opinion as of that date, the consideration to be received in the Merger by holders of Boatmen's Common Stock was fair to such holders. (For a discussion of the opinion of Goldman Sachs, including a summary of the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made with respect thereto, see "-- Opinion of Boatmen's Financial Advisor.")

          (4) The Boatmen's Board considered that the combined company resulting from the Merger would be the fourth largest banking institution in the United States in terms of assets and the third largest in terms of market capitalization based on market prices as of August 29, 1996. The Boatmen's Board recognized that, as a result, the combined company would be more likely than Boatmen's alone to possess the financial resources to compete more effectively in the rapidly changing marketplace for banking and financial services and more effective in fulfilling Boatmen's long-term objective of increasing its overall size and enhancing its market presence, while maintaining its asset quality and credit standards. The Boatmen's Board also considered the substantial technology capabilities of NationsBank and its ability to provide state-of-the-art products and services to Boatmen's customers, and the likelihood that such capabilities and ability would enhance the ability of the combined company to compete in the future with other banks and non-banking providers of financial services. The Boatmen's Board also considered the opportunity for revenue enhancement by offering NationsBank's greater array of commercial and consumer products and investment banking services through Boatmen's branches and offices.

          (5) The Boatmen's Board took into account the expectation that the Merger would result in economies of scale and cost synergies. The Boatmen's Board noted that, although no assurances can be given that any particular level of cost savings will be achieved, the managements of Boatmen's and NationsBank, working together, had identified potential annual pre-tax cost savings of up to $335 million by 1999, attributable to, among other things, corporate overhead elimination, leveraging of technology expenses across a broader base, systems optimization, business line consolidation and purchasing efficiencies. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

          (6) The Boatmen's Board took into account that Mr. Craig would be elected or appointed Chairman of the Board of the combined company, that Mr. Craig and four other individuals designated by Boatmen's (and reasonably satisfactory to NationsBank) would be elected or appointed members of the NationsBank Board and that Mr. Craig would become a member of the Executive Committee of the NationsBank Board following consummation of the Merger. The Boatmen's Board also considered the potential effects of the Merger on Boatmen's employees, including the commitment of NationsBank to locate in St. Louis the headquarters for the combined company's operations west of the Mississippi River and for the combined company's asset management business.

          (7) The Boatmen's Board considered the complementary nature of the businesses, business strategies and products of Boatmen's and NationsBank, including the fact that each company is active in middle-market lending and that both companies possess compatible and complementary management philosophies and strategic objectives.

          (8) The Boatmen's Board considered the general impact the Merger would have on the various constituencies served by Boatmen's, including its customers and others. The Boatmen's Board took into account that the combined entity would be able to offer a more extensive range of products and banking services to Boatmen's customers. The Boatmen's Board also took into account favorable ratings of NationsBank's bank subsidiaries under the Community Reinvestment Act.

          (9) The Boatmen's Board considered information with respect to, among other things, the historical financial results of NationsBank and the projected financial results provided by NationsBank management and reviewed information with respect to NationsBank's business, operations, financial condition and future prospects. The Boatmen's Board considered the results of the due diligence investigation conducted by Boatmen's management, including, among other things, assessments of NationsBank's credit policies, asset quality, adequacy of loan loss reserves and interest rate risk.

          (10) The Boatmen's Board considered that the Merger is expected to be tax-free for federal income tax purposes to Boatmen's shareholders to the extent they receive shares of NationsBank stock in the Merger rather than cash, and to be accounted for as a purchase. See "-- Certain Federal Income Tax Consequences" and "-- Accounting Treatment."

          (11) The Boatmen's Board considered the nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the Merger. See "-- Regulatory Matters."

          (12) The Boatmen's Board took into account the current and prospective economic and competitive environment facing the financial services industry generally and each of Boatmen's and NationsBank in particular.

     In reaching its determination to approve the Agreement, the Boatmen's Stock Option Agreement and the transactions contemplated thereby, the Boatmen's Board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Boatmen's Board is not intended to be exhaustive but includes all material factors considered by the Boatmen's Board.

     FOR THE REASONS DESCRIBED ABOVE, THE BOATMEN'S BOARD UNANIMOUSLY APPROVED THE AGREEMENT AND BELIEVES THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, ITS SHAREHOLDERS. ACCORDINGLY, THE BOATMEN'S BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF BOATMEN'S COMMON STOCK AND BOATMEN'S SERIES B PREFERRED STOCK VOTE "FOR" APPROVAL OF THE AGREEMENT.

OPINION OF NATIONSBANK'S FINANCIAL ADVISOR

     Stephens has acted as financial advisor to NationsBank in connection with the Merger. As part of its engagement, Stephens agreed, if requested by NationsBank, to render an opinion with respect to the fairness from a financial point of view to NationsBank of the consideration proposed to be paid by NationsBank in the Merger to the holders of the Boatmen's Common Stock. Stephens is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. NationsBank selected Stephens as its financial advisor on the basis of its experience and expertise in merger transactions, and its reputation in the banking and investment communities. In the ordinary course of its business, Stephens actively trades the equity securities of NationsBank and Boatmen's for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. In that regard, Stephens is a market maker in Boatmen's Common Stock. Currently, certain affiliates of Stephens collectively own 3,879,528 shares of Boatmen's Common Stock, or approximately 2.48% of the outstanding shares of Boatmen's Common Stock and will benefit from the Merger in their capacities as holders of Boatmen's Common Stock to the same extent as other holders of Boatmen's Common Stock.

     In connection with its engagement, a written opinion dated September 25, 1996 was delivered by Stephens to the NationsBank Board to the effect that, as of such date and based upon and subject to certain matters, the consideration to be paid by NationsBank in the Merger to the holders of the Boatmen's Common Stock was fair to NationsBank from a financial point of view. Stephens has confirmed its written opinion dated September 25, 1996, by delivery of a written opinion dated the date of this Joint Proxy Statement-Prospectus. Stephens updated certain of its analyses, as necessary, and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     THE FULL TEXT OF STEPHENS' WRITTEN OPINION TO THE NATIONSBANK BOARD DATED THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY STEPHENS, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED

HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT-PROSPECTUS. THE FOLLOWING SUMMARY OF STEPHENS' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. STEPHENS' OPINION, WHICH IS ADDRESSED TO THE NATIONSBANK BOARD, IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO NATIONSBANK OF THE CONSIDERATION TO BE PAID BY NATIONSBANK IN THE MERGER TO THE HOLDERS OF THE BOATMEN'S COMMON STOCK, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE NATIONSBANK SPECIAL MEETING.

     In connection with its opinion dated the date of this Joint Proxy Statement-Prospectus, Stephens, among other things: (i) reviewed certain publicly available financial and other data with respect to NationsBank and Boatmen's, including the consolidated financial statements of NationsBank and Boatmen's for recent years and interim periods to June 1996, and certain other relevant financial and operating data relating to NationsBank and Boatmen's made available to Stephens from published sources and from the internal records of NationsBank and Boatmen's; (ii) reviewed the Agreement and certain related documents provided to Stephens by NationsBank; (iii) reviewed the current Report on Form 8-K, filed September 6, 1996 (as amended on September 11, 1996), filed by NationsBank with respect to the Merger; (iv) reviewed a draft of this Joint Proxy Statement-Prospectus; (v) reviewed certain historical market prices and trading volumes of NationsBank Common Stock and Boatmen's Common Stock as reported by the NYSE and The Nasdaq Stock Market, respectively; (vi) compared NationsBank and Boatmen's from a financial point of view with certain other companies which Stephens deemed to be relevant; (vii) considered the financial terms, to the extent publicly available, of selected business combinations in the banking industry; (viii) reviewed and discussed with representatives of the management of NationsBank and Boatmen's, respectively, certain information of a business and financial nature regarding NationsBank and Boatmen's furnished to Stephens by NationsBank, including financial forecasts relating to cost savings and other potential synergies anticipated to result from the Merger and related assumptions of NationsBank and Boatmen's; (ix) made inquiries regarding and discussed the due diligence review of Boatmen's conducted by NationsBank with senior executives of NationsBank; (x) made inquiries regarding and discussed the Merger, the Agreement and other matters related thereto with NationsBank's counsel; and (xi) performed such other analyses and examinations as Stephens deemed appropriate.

     In connection with its review, Stephens did not assume any obligation independently to verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. With respect to the financial forecasts for NationsBank and Boatmen's prepared by their respective managements, Stephens assumed, with NationsBank's consent, for purposes of its opinion that such forecasts were reasonably prepared on bases reflecting at the time of preparation the best available estimates and judgments of their respective managements, as to the cost savings, revenue enhancements and other potential synergies (including the timing, amount and achievability thereof) anticipated to result from the Merger, and that such forecasts provided a reasonable basis upon which Stephens could form its opinion. Stephens also assumed, with NationsBank's consent, that there were no material changes in NationsBank's or Boatmen's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by Stephens and that off-balance-sheet activities of NationsBank and Boatmen's, including derivatives and other similar financial instruments, will not materially and adversely affect the future financial position or results of operations of NationsBank or Boatmen's. Stephens further assumed, with NationsBank's consent, that in the course of obtaining the necessary regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby. Stephens further assumed, with NationsBank's consent, that the Merger will be consummated in accordance with the terms and provisions of the Agreement, without any amendments to, and without any waiver by NationsBank of, any of the material conditions to its obligations thereunder. Stephens noted that it is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and Stephens assumed, with

NationsBank's consent, that such allowances for each of NationsBank and Boatmen's are in the aggregate adequate to cover such losses. In addition, Stephens did not assume responsibility for reviewing any individual credit files or making an independent evaluation, appraisal or physical inspection of the assets or individual properties of NationsBank or Boatmen's, nor was Stephens furnished with any such evaluations or appraisals. Finally, Stephens' opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Stephens as of, the date thereof. Although Stephens evaluated the consideration to be paid by NationsBank in the Merger to the holders of the Boatmen's Common Stock from a financial point of view, Stephens was not requested to, and did not, recommend the specific consideration payable in the proposed Merger. No other limitations were imposed by NationsBank on Stephens with respect to the investigations made or procedures followed by Stephens in rendering its opinion.

     Set forth below is a summary of the material analyses performed by Stephens in connection with its opinion delivered to the NationsBank Board on September 25, 1996.

     Pro Forma Dilution Analysis. Using recent analysts' estimates of national and international brokerage firms of fully diluted EPS for NationsBank of $8.98 for 1997 (and assuming an annual growth rate of approximately 11% thereafter) and Boatmen's of $4.10 for 1997 (and assuming an annual growth rate of approximately 9% thereafter) and estimates as to the cost savings and other potential synergies anticipated to result from the Merger prepared by NationsBank's management and making certain assumptions with respect to future share repurchases by NationsBank, interest expense with respect to any financing of the cash portion of the consideration to be paid in the Merger, amortization of goodwill created in the Merger and future reductions by NationsBank of its discretionary investment securities portfolio, Stephens compared estimated reported EPS ("Reported EPS") and estimated cash EPS ("Cash EPS") of NationsBank Common Stock on a stand-alone basis to the estimated Reported EPS and estimated Cash EPS of the NationsBank Common Stock for the pro forma combined company for calendar years 1997, 1998 and 1999. These estimates assumed a price per share for NationsBank stock of $84.85 (for purposes of estimating goodwill and financing for the cash portion of the Merger Consideration), which average price per share was based on the average closing price of NationsBank for the 10-day period ending prior to the issuance of Stephens' fairness opinion delivered to the NationsBank Board on September 25, 1996. Stephens noted that, based upon estimates of NationsBank's management of cost savings and revenue enhancements and operating synergies and after giving effect to certain assumptions as to, among other things, anticipated share repurchases and the number of shares outstanding in each respective period, the Merger could be expected to be dilutive to NationsBank's Reported EPS in calendar year 1997 by approximately 5.2%, and accretive to NationsBank's Reported EPS in calendar years 1998 and 1999 by approximately 0.3% and 2.0%, respectively, and accretive to NationsBank's Cash EPS in calendar years 1997, 1998, and 1999 by approximately 2.0%, 6.9% and 8.2%, respectively.

     Discounted Dividend Analysis. Stephens performed a discounted dividend analysis to determine a range of present values per share of Boatmen's Common Stock as of the date of announcement of the Merger. For the purpose of this analysis, such projections gave effect to estimated after-tax cost savings, revenue enhancements, other synergies and merger expenses estimated by the management of NationsBank, all of which were allocated to Boatmen's. The range of present values for Boatmen's Common Stock was determined by adding (i) the present value of the estimated future dividend stream that Boatmen's could generate over the three and one-third-year period beginning in September 1996, and ending in 1999, and (ii) the present value of the "terminal value" of the Boatmen's Common Stock at the end of the year 1999. To determine a projected dividend stream to NationsBank, Stephens assumed that all excess capital of Boatmen's (defined for the purposes of the discounted dividend analysis as capital in excess of that needed to maintain a 7.0% tangible equity ratio for Boatmen's) was distributed. The earnings projections and growth rates which formed the basis for this analysis were based on estimates published by recent analysts' estimates of national and international brokerage firms. Stephens also assumed that all incremental after-tax cash flow related to expected cost savings, revenue enhancements and other synergies, will be distributed in the form of dividends. The "terminal value" of Boatmen's Common Stock at the end of the three and one third year period was determined by applying two projected price-to-earnings multiples (10x and 12x) to projected net income for Boatmen's for the year 1999. The dividend stream and terminal values were discounted to present values using discount rates of 11% and 13%, which Stephens viewed as the appropriate discount rate range for Boatmen's based on the historical cost of equity and required market returns. These analyses showed a range of present values from $55.37 to $67.31 per fully diluted share for Boatmen's Common Stock. The discounted dividend analysis is a widely used valuation methodology. The results of such methodology are highly dependent upon the numerous assumptions that must be made, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates.

     Analysis of Selected Comparable Bank Merger Transactions. Stephens reviewed the consideration paid in the following 18 transactions announced since 1994 (excluding "mergers of equals") with transaction values greater than $500 million: Crestar Financial Corp./Citizens Bancorp; Wells Fargo and Co./First Interstate; Bank of Boston Corp./BayBanks, Inc.; Regions Financial Corp./First National Bancorp.; National Westminster/Citizens First Bancorp; CoreStates Financial/Meridian Bancorp; UJB Financial/Summit Bancorp; NationsBank Corporation/Bank South Corporation; National City Corporation/Integra Financial; Boatmen's Bancshares/Fourth Financial; First Bank System/FirsTier Financial; PNC Bank Corporation/Midlantic Corporation; First Union Corporation/First Fidelity Bancorporation; US Bancorp/West One Bancorp; Fleet Financial Group/Shawmut National; National Australia Bank/Michigan National Corporation; Boatmen's Bancshares/Worthen Banking Corp.; and BankAmerica/Continental Bank (collectively, the "Comparable Transactions"). For each company merged or to be merged in such transactions, Stephens compiled figures illustrating, among other things, transaction price to latest 12 months adjusted earnings per share, transaction price to book value, transaction price to tangible book value, and the ratio of premium over tangible book value to core deposits. For purposes of this analysis, latest twelve months' earnings per share (before extraordinary items) were adjusted to exclude certain non-recurring income and expense items.

     The figures for the Comparable Transactions announced since September of 1995, and since 1994 are as follows: (i) a median ratio of transaction price to latest 12 months' adjusted earnings per share of 17.9x and 14.0x, respectively;
(ii) a median ratio of transaction price to book value of 2.2x and 2.1x, respectively; (iii) a median ratio of transaction price to tangible book value of 2.4x and 2.2x, respectively; (iv) a median ratio of premium over tangible book value to core deposits of 16.7% and 14.3%. In comparison, based upon an assumed Exchange Ratio of 0.6525 of a share of NationsBank Common Stock for each share of Boatmen's Common Stock, representing shares of NationsBank Common Stock with a value of $60.27 per share of Boatmen's Common Stock (based on the $92 3/8 per share closing price of NationsBank Common Stock as reported on the NYSE on August 29, 1996), the consideration to be paid to the holders of Boatmen's Common Stock represented a ratio of transaction price to latest 12 months adjusted earnings per share of 17.3x, a ratio of transaction price to book value of 2.7x, a ratio of transaction price to tangible book value of 3.0x and a ratio of tangible premium to core deposits of 21.0%. For deals consisting partly or completely in stock, stock prices on the trading day prior to announcement of the deal were used.

     No other company or transaction used in the above analysis as a comparison is identical to NationsBank, Boatmen's or the proposed Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading multiples of the companies to which NationsBank, Boatmen's and the proposed Merger are being compared.

     Other Analysis. Stephens also reviewed selected investment research reports on Boatmen's and NationsBank. In addition, Stephens prepared an overview of the historical financial performance of Boatmen's, analyzed its deposit market share, its loan portfolio, a break-down by industry classification of its commercial lending, as well as a history of its non-performing assets.

     The foregoing is a summary of the material analyses performed by Stephens in connection with its opinion delivered to the NationsBank Board on September 25, 1996. The summary set forth above does not purport to be a complete description of the analyses performed by Stephens. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Stephens believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses. In addition, Stephens may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Stephens' view of the actual values of NationsBank, Boatmen's or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, Stephens made numerous assumptions with respect to industry performance, regulatory, general business and economic conditions and other matters, many of which are beyond the control of NationsBank and Boatmen's. The analyses performed by Stephens are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Stephens' analysis of the fairness of the consideration to be paid by NationsBank from a financial point of view in connection with the delivery of Stephens' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Stephens used in its analyses the analyst estimates of certain national and international brokerage firms for NationsBank and Boatmen's and projections prepared by NationsBank and Boatmen's management as to the cost savings and other potential synergies anticipated to result from the Merger. Such projections and estimates are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     Pursuant to the terms of Stephens' engagement, NationsBank has agreed to pay Stephens a fee equal to $9 million of which $3 million was payable upon the signing of the Agreement and the balance is payable upon completion of the Merger. NationsBank also has agreed to reimburse Stephens for its reasonable out-of-pocket expenses, including the fees and expenses of Stephens' legal counsel. NationsBank has agreed to indemnify Stephens, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     Stephens has performed various financial advisory and investment banking services for NationsBank and Boatmen's in the past, for which Stephens has received compensation, and may provide such services to NationsBank in the future.

OPINION OF BOATMEN'S FINANCIAL ADVISOR

     Goldman Sachs was retained by Boatmen's to act as its financial advisor in connection with a possible merger or sale of all or a portion of Boatmen's. At a meeting of the Boatmen's Board held on August 28, 1996, Goldman Sachs made a presentation on financial aspects of the Merger and transaction proposals submitted to the Boatmen's Board by two other banking organizations. At the meeting of the Boatmen's Board held on August 29, 1996 Goldman Sachs delivered to the Boatmen's Board its written opinion dated as of August 29, 1996 to the effect that, as of the date of such opinion, based on the matters set forth in such opinion, the proposed stock consideration and cash consideration to be received for shares of Boatmen's Common Stock pursuant to the Agreement was fair to the holders of such shares. Goldman Sachs has confirmed its August 29, 1996 opinion by delivery of its written opinion to the Boatmen's Board, dated the date of this Joint Proxy Statement-Prospectus, stating that, as of the date hereof and based on the matters set forth in such opinion, the proposed stock consideration and cash consideration to be received for shares of Boatmen's Common Stock pursuant to the Agreement is fair to the holders of such shares.

     Goldman Sachs has consented to the inclusion of its opinion, dated the date hereof, in this Joint Proxy Statement-Prospectus (the "Goldman Sachs Opinion").

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION, DATED THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF

THE GOLDMAN SACHS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. THE GOLDMAN SACHS OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION DELIVERED TO THE BOATMEN'S BOARD DATED AUGUST 29, 1996. BOATMEN'S SHAREHOLDERS ARE URGED TO READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY.

     Goldman Sachs is a nationally recognized investment banking firm and was selected by Boatmen's based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of banking businesses and because of its familiarity with, and prior work for, Boatmen's. Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering its opinions dated August 29, 1996 and the date hereof, Goldman Sachs, among other things: (i) reviewed the Agreement; (ii) reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K of Boatmen's and NationsBank for each of the five years in the period ending December 31, 1995, as well as certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Boatmen's and NationsBank and the Boatmen's Form 8-K filed May 3, 1996, and certain other communications from Boatmen's and NationsBank to their respective stockholders; (iii) reviewed certain internal financial analyses and forecasts for Boatmen's and NationsBank prepared by their respective managements, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by NationsBank to be achieved as a result of the Merger and including share repurchase and capital management policies; (iv) discussed with members of the senior managements of Boatmen's and NationsBank the past and current business operations, regulatory relationships, financial conditions and future prospects of their respective companies, as well as each senior management's assessment of the strategic fit and implications of the Merger, and related synergies; (v) reviewed with senior management of Boatmen's the results of Boatmen's due diligence examination of NationsBank; (vi) reviewed the reported price and trading activity for the Boatmen's Common Stock and NationsBank Common Stock; (vii) compared certain financial and stock market information for Boatmen's and NationsBank with similar information for certain other companies, the securities of which are publicly traded; (viii) reviewed the financial terms of certain recent business combinations in the commercial banking industry; and
(ix) performed such other studies and analyses as it deemed appropriate. In addition, in connection with rendering the Goldman Sachs Opinion, Goldman Sachs reviewed the Registration Statement of which this Joint Proxy Statement-Prospectus is a part.

     In connection with rendering the Goldman Sachs Opinion, as set forth therein, Goldman Sachs relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it or conveyed to it in discussions with senior managements of Boatmen's and NationsBank for purposes of rendering its opinion. With Boatmen's consent, Goldman Sachs has assumed that the financial forecasts (including, without limitation, certain cost savings, operating efficiencies, revenue enhancements and financial synergies to be realized from the Merger, share repurchase and capital management policies, and information regarding under-performing and non-performing assets and net charge-offs) were reasonably prepared on a basis reflecting the best currently available judgments and estimates of Boatmen's and NationsBank, and that such forecasts would be realized in the amounts and at the times contemplated thereby. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and has assumed, with Boatmen's consent, that such allowances for each of Boatmen's and NationsBank are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of Boatmen's and NationsBank or any of their respective subsidiaries and has not been furnished with any such evaluation or appraisal. Goldman Sachs has also assumed, with Boatmen's consent, that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on Boatmen's, NationsBank or the combined company pursuant to the Merger.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the Board in connection with providing its opinion to the Board on August 29, 1996, and does not purport to be a complete description of the analyses performed by Goldman Sachs. Goldman Sachs used substantially the same types of financial analyses in preparing its written opinion dated as of the date of this Joint Proxy Statement-Prospectus as it used in providing its opinion dated as of August 29, 1996.

     Summary of Terms of Proposed Transaction. Goldman Sachs reviewed the terms of the proposed Merger, including the form of consideration offered, the expected method of accounting, the Exchange Ratio, the share price of NationsBank as of August 27, 1996, and the resulting indicated value of the Merger. The proposed form of consideration offered in connection with the Merger permitted the opportunity for each holder of Boatmen's Common Stock to receive NationsBank Common Stock, cash, or a combination thereof, subject to the limitations described under "-- The Cash Election." The proposed method of accounting for the Merger was the purchase method. The indicated value for the Merger was $61.09 per share of Boatmen's Common Stock, determined by multiplying the Exchange Ratio by the closing price on the NYSE of the NationsBank Common Stock on August 27, 1996 (the "Indicated Value"). The Indicated Value therefore was necessarily dependent on the closing price of the NationsBank Common Stock at a specific time. The Indicated Value reflects a premium over the closing price of the Boatmen's Common Stock on August 27, 1996 of 40 percent.

     In addition to reviewing the Indicated Value resulting from the Merger, the analyses described indicated values resulting from the Merger expressed as multiples of estimates of Boatmen's 1996 and 1997 earnings, as well as multiples of various measures of Boatmen's book value. In performing these analyses, Goldman Sachs used estimates based upon the most recent median earnings estimates published by IBES and the earnings estimates prepared by Boatmen's management (the "Boatmen's Estimates"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. On the relevant date, IBES reflected earnings estimates of approximately 26 analysts for Boatmen's and 37 analysts for NationsBank. Under these analyses the Indicated Value reflected (i) a multiple of 17.3 times Boatmen's earnings for the twelve months ending June 30, 1996, (ii) a multiple of 16.5 times the IBES median estimate of Boatmen's 1996 earnings, and (iii) a multiple of 17.3 times the Boatmen's Estimates of Boatmen's 1996 earnings. The Indicated Value likewise reflected (i) a multiple of 15.3 times the IBES median estimate of Boatmen's 1997 earnings and (ii) a multiple of 15.6 times the Boatmen's Estimates of Boatmen's 1997 earnings. In addition, the Indicated Value reflected a multiple of 29.5 times the Boatmen's Estimates of Boatmen's 1997 earnings after taking into account the estimated amortization of $6.8 billion of new goodwill created by the purchase method of accounting for the Merger. The Indicated Value also reflected (i) a multiple of 2.7 times Boatmen's stated book value, (ii) a multiple of 3.0 times Boatmen's tangible book value, and (iii) a multiple of 3.8 times Boatmen's adjusted tangible book value (adjusted to reflect a 6 percent tangible common equity to tangible assets ratio).

     Goldman Sachs also performed a pro forma analysis of certain other financial aspects of the Merger, calculating the pro forma market capitalization of the combined entity to be $33.1 billion and the pro forma assets of the combined entity to be $231.5 billion, assuming that 60% of the shares of Boatmen's Common Stock are converted in the Merger into NationsBank Common Stock and that the remainder of the shares of Boatmen's Common Stock are converted in the Merger into cash at $61.09 per share. Goldman Sachs analyzed the pro forma impact on estimated earnings per share of the combined entity and estimated that holders of the shares of Boatmen's Common Stock would own 17.7 percent of the combined entity resulting from the Merger. The pro forma analysis assumed that approximately $335 million in cost savings, as well as certain additional operating efficiencies, revenue enhancements and financial synergies, would be realized from the Merger. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER." Indicated annual dividends per share of Boatmen's Common Stock were estimated to be $1.72 for the combined entity.

     Selected Company Analysis. Based on publicly available information and IBES earnings estimates, Goldman Sachs reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of Boatmen's and NationsBank and a group of 11 additional banking organizations consisting of Banc One Corporation; BankAmerica Corporation; Chase Manhattan Corporation; First Bank System, Inc.; First Chicago NBD Corporation; First Union Corporation; KeyCorp; Norwest

Corporation; PNC Bank Corp.; SunTrust Banks, Inc.; and Wells Fargo & Company (the "Selected Banks"). Such information and ratios included, among other things, equity market capitalization, total assets, common equity ratios, price-earnings ratios, price to book value per share ratios, price to tangible book value per share ratios, dividend yields, efficiency ratios and certain asset quality data.

     Goldman Sachs noted for the Boatmen's Board that, among other things: (i) Boatmen's and NationsBank had ratios of common equity to assets and tangible common equity to tangible assets as of June 30, 1996, of 8.58 percent and 7.84 percent, respectively, in the case of Boatmen's, and 7.23 percent and 6.35 percent, respectively, in the case of NationsBank, as compared with median common equity to assets and tangible common equity to tangible assets ratios for the Selected Banks as of June 30, 1996, of 7.6 percent and 6.31 percent, respectively; (ii) Boatmen's and NationsBank had ratios of reserves to nonperforming loans as of June 30, 1996 of 274 percent in the case of Boatmen's and 265 percent in the case of NationsBank, as compared with a median reserves to nonperforming loans ratio for the Selected Banks as of June 30, 1996 of 309 percent, (iii) Boatmen's and NationsBank had return on average assets and return on average common equity for the latest 12 months ending June 30, 1996, of 1.27 percent and 15 percent, respectively, in the case of Boatmen's, and 1.15 percent and 16.9 percent, respectively, in the case of NationsBank, as compared with a median return on assets and median return on common equity for the Selected Banks for the latest 12 months ending June 30, 1996, of 1.25 percent and 15.5 percent, respectively; and (iv) Boatmen's and NationsBank had noninterest income to total revenues ratios and efficiency ratios (defined as noninterest expenses divided by net interest income plus noninterest income, before taking into account any goodwill amortization) for the latest 12 months ending June 30, 1996, of 34 percent and 58 percent, respectively, in the case of Boatmen's, and 37 percent and 57 percent, respectively, in the case of NationsBank, as compared with a median noninterest income to total revenues ratio and a median efficiency ratio for the Selected Banks for the latest 12 months ending June 30, 1996, of 36 percent and 59 percent, respectively.

     Selected Transaction Analysis. Goldman Sachs reviewed certain information relating to 16 announced or completed bank mergers since January 1995 in which the aggregate consideration paid was in excess of $1 billion (the "Selected Bank Mergers"). The Selected Bank Mergers were: First Interstate/Wells Fargo; the U.S. banking business of National Westminster/Fleet Financial; the U.S. subsidiary of Bank of Ireland/Royal Bank of Scotland; BayBanks/Bank of Boston; Meridian Bancorp/CoreStates Financial; Summit Bancorp/ UJB Financial; Bank South/NationsBank; Chase Manhattan Corp./Chemical Banking; Integra Financial/ National City Corp.; Fourth Financial/Boatmen's Bancshares; First Chicago/NBD Bancorp; Midlantic/PNC Bank; First Fidelity/First Union; West One Bancorp/U.S. Bancorp; Shawmut National/Fleet Financial; and Michigan National/National Australia Bank. Such analysis indicated that the high, low and median values of the premium paid as a percentage of market capitalization (calculated prior to the public announcement of a possible acquisition of the acquired banking organization or the acquiror's interest in the transaction) were 46 percent, 3 percent and 22.9 percent, respectively, as compared to a premium of 40 percent to be paid pursuant to the Merger. Such analysis also indicated that the high, low and median multiples of per share consideration paid to tangible book value per share and to the latest 12 month earnings per share for the Selected Bank Mergers were (i) 3.77 times, 1.4 times and 2.15 times, and (ii) 21.5 times, 8.8 times and 14.1 times, respectively, as compared with multiples of per share consideration to tangible book value per share, as of June 30, 1996, and to Boatmen's earnings per share, for the twelve months ending June 30, 1996, for the Merger of 3.02 times and 17.3 times, respectively. In addition, Goldman Sachs reviewed certain pending and completed merger transactions, including a review of the projected cost savings in each transaction, the period anticipated to achieve such cost savings, the resulting implied net present value of such cost savings, and a comparison of such net present value of cost savings as a percentage of market value to the premium to market value received by target shareholders in such merger transactions.

     Goldman Sachs also compared selected indicated values estimated to result from the Merger with equivalent measures resulting from the merger between Wells Fargo & Company and First Interstate Bancorp. The Indicated Value reflected a premium over the closing price of the Boatmen's Common Stock on August 27, 1996 of 40 percent for the Merger as compared with an equivalent premium of 44 percent for the merger between Wells Fargo & Company and First Interstate Bancorp calculated as of October 17, 1995 (the date before the initial public announcement of the first offer by Wells Fargo & Company for First Interstate Bancorp) and January 24, 1996 (the date immediately prior to the announcement of the proposed merger between Wells Fargo & Company and First Interstate Bancorp). In addition, the Indicated Value reflected a multiple of 17.3 times Boatmen's earnings for the twelve months ending June 30, 1996, compared with an equivalent multiple of 13.8 times for the merger between Wells Fargo & Company and First Interstate Bancorp. The Indicated Value reflected multiples of 2.7, 3.0 and 3.8 times Boatmen's stated book value, tangible book value and adjusted tangible book value (as adjusted to reflect a 6 percent tangible common equity to tangible assets ratio), respectively, compared with multiples of 3.0, 3.8 and 3.5 times the stated book value, tangible book value and adjusted tangible book value (as adjusted to reflect a 6 percent tangible common equity to tangible assets ratio), respectively, of First Interstate Bancorp reflected by the consideration paid pursuant to the merger between Wells Fargo & Company and First Interstate Bancorp.

     Dividend Discount Analysis. Using a discounted dividend analysis, Goldman Sachs estimated the present value of the future dividend streams and terminal values that each of Boatmen's and the combined entity resulting from the Merger could produce over a three and one-half year period from June 30, 1996 to December 31, 1999. The estimate of Boatmen's future dividend stream and terminal value assumed a 13.9 percent earnings growth rate for the three and one-half year period, equal to the growth rate implicit in Boatmen's Estimates of Boatmen's earnings for the years 1996 through 1999. The estimates of the future dividend stream and terminal value produced by the combined entity resulting from the Merger assumed an earnings growth rate for the three and one-half year period equal to the IBES median forecast growth rate of 11.6 percent. Using an assumed discount rate of 12.5 percent, Goldman Sachs calculated net present values ranging from $42 to $49 for the estimated dividend stream and terminal value produced by Boatmen's over such three and one-half year period and a net present value of $61 for the pro forma combined entity resulting from the Merger over such period using the IBES median forecast growth rate. Using an assumed discount rate of 15 percent, Goldman Sachs calculated net present values ranging from $39 to $46 for the estimated dividend stream and terminal value produced by Boatmen's over such three and one-half year period and a net present value of $57 for the pro forma combined entity resulting from the Merger over such period using the IBES median forecast growth rate. The analysis assumed dividend payout ratios approximately equal to Boatmen's and NationsBank's existing dividend payout ratios, and assumed terminal values of each dividend stream equal to various multiples of estimated earnings for the twelve months ending December 31, 1999.

     Stock Trading Analysis. Goldman Sachs reviewed and analyzed the historical trading prices for the Boatmen's Common Stock and the NationsBank Common Stock on a daily basis from August 26, 1995 to August 26, 1996, on a weekly basis from August 23, 1993 to August 23, 1996, and on a monthly basis from July 31, 1991 to August 26, 1996. Goldman Sachs also compared the historical trading prices of each of the Boatmen's Common Stock and the NationsBank Common Stock with a composite index of selected regional banks on a daily basis from August 26, 1995 to August 26, 1996, on a weekly basis from August 23, 1993 to August 23, 1996, and on a monthly basis from July 31, 1991 to August 26, 1996. In addition, Goldman Sachs reviewed and analyzed the four-year price to earnings ratio history of each of the Boatmen's Common Stock and the NationsBank Common Stock from June 1992 through July 1996.

     Pro Forma Analysis. Goldman Sachs prepared a pro forma summary of selected income statement and balance sheet items for 1997, 1998 and 1999 of the combined entity resulting from the Merger as if the Merger had been consummated as of December 31, 1996, using both IBES median earnings growth forecasts and NationsBank management's earnings growth forecasts. In addition, Goldman Sachs analyzed, as of July 30, 1996, the pro forma deposit market share of the combined entity in the states in which the combined entity would take deposits.

     Other Analyses. Goldman Sachs also reviewed, among other things, selected investment research reports on, and earnings estimates for, Boatmen's and NationsBank and analyzed available information regarding the ownership of the Boatmen's Common Stock and the NationsBank Common Stock. In addition, Goldman Sachs prepared a business line overview and a summary of the historical share repurchase programs of NationsBank. Goldman Sachs prepared a summary of the historical financial performance of NationsBank, summarized NationsBank management estimates of future financial performance based on the NationsBank Strategic Plan for the years 1996 through 1999, and analyzed its deposit market share and its business mix and prepared a chronology of NationsBank's recent involvement in mergers and similar transactions involving aggregate consideration in excess of $100 million.

     The summary set forth above describes the material analyses that Goldman Sachs performed and presented to the Boatmen's Board on August 29, 1996, and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description.

     Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. In its analyses, Goldman Sachs relied upon numerous assumptions made by Boatmen's and NationsBank with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Boatmen's or NationsBank. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to Boatmen's or NationsBank or to the Merger. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, none of the Boatmen's Board, Goldman Sachs, nor any other person assumes responsibility for the accuracy of such estimates. Goldman Sachs analyses were prepared solely for purposes of its opinions rendered August 29, 1996 and the date of this Joint Proxy Statement-Prospectus, provided to the Boatmen's Board regarding the fairness of the proposed stock consideration and cash consideration to be received for shares of Boatmen's Common Stock pursuant to the Merger to holders of such shares, and do not purport to be appraisals or necessarily reflect the prices at which Boatmen's or its securities actually may be sold.

     For the services of Goldman Sachs as financial advisor to Boatmen's in connection with the Merger, Boatmen's has agreed to pay Goldman Sachs a minimum fee of $1 million payable upon execution by Boatmen's of an engagement letter with Goldman Sachs on August 23, 1996, an additional fee of $1 million payable upon the delivery of its opinion on August 29, 1996, and a transaction fee equal to 0.2 percent (less the $2 million in fees already payable to Goldman Sachs as described at the beginning of this paragraph) of the aggregate consideration paid in the event that the purchase of 50 percent or more of the outstanding common stock or the assets (based on the book value thereof) of Boatmen's is accomplished in one or a series of transactions. Boatmen's has also agreed to pay Goldman Sachs its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the federal securities laws. Goldman Sachs has provided certain investment banking and advisory services to Boatmen's from time to time, for which it has received, and will receive, customary compensation, including acting as financial advisor for Boatmen's in connection with the Agreement. In addition, Goldman Sachs has provided, and may provide in the future, certain investment banking services to NationsBank, for which it has received, and will receive, customary compensation. Recent investment banking services provided by Goldman Sachs to NationsBank include services relating to certain debt offerings and derivative swaps in 1996, 1995 and 1994 and a stock repurchase program in 1994.

     Goldman Sachs has advised Boatmen's that, in the ordinary course of its business as a full-service securities firm, Goldman Sachs may, subject to certain restrictions, actively trade the equity and/or debt securities of Boatmen's and/or of NationsBank for its own account or for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

THE EFFECTIVE TIME

     Subject to the satisfaction or waiver of certain conditions contained in the Agreement, the parties will cause the Effective Time to occur on (i) the third business day after the last to occur of the satisfaction or waiver of the following conditions: (a) the receipt of the required shareholder approvals of NationsBank and Boatmen's, (b) the receipt of all regulatory approvals required to consummate the transactions contemplated by the Agreement, provided that such approvals shall not be deemed to have been received if they contain conditions or restrictions which the NationsBank Board or the Boatmen's Board reasonably determines will have a material adverse effect on NationsBank or the Surviving Corporation, (c) the receipt of all consents or approvals of third parties (other than regulatory authorities) required for consummation of the Merger other than those that, if not received, would not reasonably be likely to have a material adverse effect on Boatmen's or NationsBank, and (d) the listing on the NYSE of the NationsBank Common Stock to be issued in the Merger and on The Nasdaq Stock Market of the NationsBank Depositary Shares to be issued in the Merger; or (ii) such other date to which the parties may agree in writing.

     At the Effective Time, holders of Boatmen's stock will cease to be, and will have no rights as, shareholders of Boatmen's, other than to receive (i) any dividend or other distribution with respect to such Boatmen's stock with a record date occurring prior to the Effective Time and (ii) the Merger Consideration. After the Effective Time, there will be no transfers on the stock transfer books of Boatmen's or the Surviving Corporation of shares of Boatmen's stock.

THE CASH ELECTION

     Holders of Boatmen's Common Stock may elect to receive cash consideration in the Merger in accordance with the election procedures set forth in the Agreement. Holders who make a cash election will receive an amount in cash (the "Per Share Cash Consideration") in respect of each share of Boatmen's Common Stock that is so converted equal to the Exchange Ratio times the average of the closing sale prices for NationsBank Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, in the absence thereof, by another authoritative source) during the ten consecutive trading day period during which the shares of NationsBank Common Stock are traded on the NYSE ending on the tenth calendar day immediately prior to the anticipated Effective Time. The aggregate amount of cash that will be paid in the Merger to satisfy such elections (including cash to be paid with respect to Dissenting Shares) will not exceed 40% of the aggregate consideration paid in exchange for shares of Boatmen's Common Stock in the Merger (the "Cash Amount").

     An election form and other appropriate and customary transmittal materials (which will specify that delivery will be effected, and risk of loss and title to the certificates representing (or, if after the Effective Time, formerly representing) shares of Boatmen's Common Stock (the "Boatmen's Certificates") will pass, only upon proper delivery of such Boatmen's Certificates to the Exchange Agent), in such form as NationsBank and Boatmen's will mutually agree (an "Election Form"), will be mailed 25 days prior to the anticipated Effective Time or on such other date as Boatmen's and NationsBank will mutually agree (the "Mailing Date") to each holder of record of Boatmen's Common Stock as of five business days prior to the Mailing Date (the "Election Form Record Date").

     Each Election Form will permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Boatmen's Common Stock to elect to receive cash with respect to all or a portion of such holder's Boatmen's Common Stock (shares as to which the cash election is made being "Cash Election Shares").

     Any shares of Boatmen's Common Stock with respect to which the holder (or the beneficial owner, as the case may be) has not submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as NationsBank and Boatmen's may mutually agree) (the "Election Deadline") will be converted into NationsBank Common Stock at the Exchange Ratio (such shares being "No Election Shares").

     NationsBank will make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Boatmen's Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.

     Any such election will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form by the Election Deadline. An Election Form will be deemed properly completed only if accompanied by one or more Boatmen's Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Boatmen's Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an

Election Form is revoked prior to the Election Deadline, the shares of Boatmen's Common Stock represented by such Election Form will become No Election Shares and NationsBank will cause the relevant Boatmen's Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of the Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. Neither NationsBank nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form. Dissenting Shares will be treated as Cash Election Shares for the purposes of the determinations set forth in the next paragraph (but will not be converted into the right to receive the Per Share Cash Consideration and will instead be treated as set forth in "-- Dissenting Shareholders").

     Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, NationsBank will cause the Exchange Agent to effect the allocation among the holders of Boatmen's Common Stock in accordance with the Election Forms as follows: (1) if the amount of cash that would be issued upon conversion in the Merger of the Cash Election Shares is less than or equal to the Cash Amount, then: (a) all Cash Election Shares will be converted into the right to receive the Per Share Cash Consideration, and (b) the No Election Shares will be converted into the right to receive the Per Share Stock Consideration; and (2) if the amount of cash that would be issued upon the conversion of the Cash Election Shares is greater than the Cash Amount, then: (a) all No Election Shares will be converted into the right to receive the Per Share Stock Consideration, (b) the Exchange Agent will select from among the holders of Cash Election Shares (other than Dissenting Shares), by a process described below, a sufficient number of such holders (the "Stock Designees") such that the amount of cash that will be issued in the Merger equals as closely as practicable the Cash Amount, and all shares held by the Stock Designees will be converted into the right to receive the Per Share Stock Consideration, and (c) the Cash Election Shares not held by Stock Designees will be converted into the right to receive the Per Share Cash Consideration. For purposes of determining of whether the 40% threshold has been met, each share of Boatmen's Common Stock that is a Dissenting Share and each share of NationsBank Common Stock will be valued at the Per Share Cash Consideration, each share of Boatmen's Preferred Stock that is a Dissenting Share will be valued at its respective liquidation value, and each Boatmen's Depositary Share that is a Dissenting Share will be valued at one-sixteenth the liquidation value of a share of Boatmen's Series A Preferred Stock.

     In the event the Exchange Agent must select Stock Designees, it will first eliminate from consideration all holders of Boatmen's Common Stock who elected cash consideration and who hold 99 shares or fewer ("Odd Lot Holders"), and all such holders will receive the Per Share Cash Consideration with respect to their shares of Boatmen's Common Stock. The Exchange Agent shall then randomly select from the remaining holders of Cash Election Shares holders to be Stock Designees until the number of shares of Boatmen's Common Stock that remain Cash Election Shares is such that the cash to be paid with respect to such shares in the Merger (as well as cash expected to be paid with respect to Dissenting Shares) equals as closely as practicable the Cash Amount. In the event that the amount of cash to be paid with respect to Cash Election Shares held by Odd Lot Holders (together with cash expected to be paid with respect to shares of Boatmen's Common Stock that are Dissenting Shares) would exceed the Cash Amount, Odd Lot Holders will be selected at random to be Stock Designees until the cash to be paid with respect to Cash Election Shares in the Merger (as well as cash expected to be paid with respect to Dissenting Shares) equals as closely as practicable the Cash Amount. All decisions by the Exchange Agent made pursuant to such process shall be final and binding.

EXCHANGE OF CERTIFICATES

     At or prior to the Effective Time, NationsBank will deposit, or will cause to be deposited, with the Exchange Agent, certificates representing the shares of NationsBank Common Stock ("NationsBank Certificates") and an estimated amount of cash (such cash and NationsBank Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid in exchange for outstanding shares of Boatmen's Common Stock in the Merger.

     Prior to, or as promptly as practicable after, the Effective Date, NationsBank will send or cause to be sent to each holder of record of shares of Boatmen's Common Stock transmittal materials for use in exchanging such shareholder's Boatmen's Certificates for the consideration due in respect thereof. NationsBank will cause the NationsBank Certificates into which shares of a shareholder's Boatmen's Common Stock are converted on the Effective Date and/or any check in respect of the Per Share Cash Consideration and any fractional share interests or dividends or distributions which such person will be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Boatmen's Certificates (or indemnity reasonably satisfactory to NationsBank and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid upon such delivery.

     BOATMEN'S SHAREHOLDERS SHOULD NOT SEND IN THEIR BOATMEN'S CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     No fractional shares of NationsBank Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, NationsBank will pay to each holder of Boatmen's Common Stock who would otherwise be entitled to a fractional share of NationsBank Common Stock (after taking into account all Boatmen's Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of NationsBank Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

     Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Agreement will be liable to any holder (or, if after the Effective Time, former holder) of Boatmen's Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     No dividends or other distributions with respect to NationsBank stock with a record date occurring after the Effective Time will be paid to the holder of any unsurrendered Boatmen's Certificate until the holder thereof will surrender such Boatmen's Certificate in accordance with the terms of the Agreement. After the proper surrender of a Boatmen's Certificate, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NationsBank stock represented by such Boatmen's Certificate.

     At the Effective Time, certificates representing shares of Boatmen's Series A Preferred Stock and Boatmen's Series B Preferred Stock shall be deemed to represent NationsBank New Series A Preferred Stock and NationsBank New Series B Preferred Stock, respectively, and receipts representing Boatmen's Depositary Shares ("Boatmen's Depositary Receipts") shall be deemed to represent NationsBank Depositary Shares ("NationsBank Depositary Receipts"), in each case without any further action on the part of NationsBank, Boatmen's or the holder thereof. Upon transfers of any such shares after the Effective Time, NationsBank will cause to be issued new certificates or receipts, as the case may be, to the recipient of such shares in such transfer.

DISSENTING SHAREHOLDERS

     Shares of Boatmen's Common Stock and Boatmen's Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders whose shares were voted against the adoption of the Agreement (or were not voted at all on such matter), who are entitled to demand the fair value of such shares of Boatmen's stock under Section 455 of the MGBCL, and who comply with all of the relevant provisions of such Section will not be converted into or be exchangeable for the right to receive NationsBank Common Stock or NationsBank New Preferred Stock, as applicable (unless and until such holders will have failed to perfect or will have effectively withdrawn or lost their dissenters' rights under the

MGBCL), but will instead be entitled to all applicable dissenters' rights as are prescribed by the MGBCL. Among the relevant provisions of Section 455 are the requirements that a written objection to the Merger be filed with Boatmen's at or prior to the Boatmen's Special Meeting, that the objecting shareholder not vote in favor of the Merger, and that, within 20 days of the Effective Date, such shareholder makes a written demand for payment of the fair value of such shareholder's shares as of the day prior to the Merger. The written objection should state that the shareholder objects to the Merger. The written demand for fair value should state the number and class of the shares owned by such shareholder. The written objection and the written demand may be contained in one writing so long as that writing is received prior to or at the Boatmen's Special Meeting. Written objections to the Merger and demands for the payment of fair value should be addressed to: Boatmen's Bancshares, Inc., One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, Attention: Corporate Secretary. Section 455 of the MGBCL may not provide dissenters' rights to holders of Boatmen's Depositary Shares. NationsBank and Boatmen's, however, have agreed to provide holders of Boatmen's Depositary Shares dissenters' rights on the same terms as holders of Boatmen's Common Stock and Boatmen's Preferred Stock, subject to certain limitations. Accordingly, actions with respect to perfecting or withdrawing dissenters' rights taken by holders of Boatmen's Depositary Shares will have the same effect as if the right to dissent were explicitly granted the holders of Boatmen's Depositary Shares by law. See "DISSENTERS' RIGHTS" and the full text of MGBCL sec. 455, a copy of which is attached hereto as Appendix D and incorporated herein by reference.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

     Prior to the Effective Time, except as expressly contemplated by the Agreement, (i) without the prior written consent of NationsBank (which consent will not be unreasonably withheld or delayed) Boatmen's will not, and will cause each of its subsidiaries not to, and (ii) without the prior written consent of Boatmen's (which consent will not be unreasonably withheld or delayed) NationsBank will not, and will cause each of its subsidiaries not to: (1) conduct the business of it and its subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any regulatory authorities required for the transactions contemplated by the Agreement without the imposition of a materially adverse condition or restriction or (ii) adversely affect its ability to perform any of its material obligations under the Agreement; (2) in the case of Boatmen's, other than pursuant to the conversion or exchange of convertible or exchangeable securities previously disclosed to NationsBank and outstanding as of the date of the Agreement (including, without limitation, the Boatmen's Preferred Stock), (x) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any convertible, exchangeable or derivative securities, (y) enter into any agreement with respect to the foregoing, or (z) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights; (3) (i) make, declare or pay any dividend (other than (a) in the case of Boatmen's, (A) quarterly cash dividends on Boatmen's Common Stock in an amount not to exceed the greater of (I) $0.42 per share and (II) the product of the Exchange Ratio multiplied by NationsBank's then-effective quarterly dividend, (B) dividends payable on Boatmen's Preferred Stock at a rate not exceeding the rate provided for in the terms thereof, and (C) dividends from greater than 95%-owned subsidiaries to Boatmen's or another greater than 95%-owned subsidiary of Boatmen's, as applicable, and (b) in the case of NationsBank, (A) quarterly cash dividends on NationsBank Common Stock not in excess of $0.66 per share, (B) semi-annual cash dividends on the NationsBank ESOP Preferred Stock, not in excess of $3.30 per share, (C) cash dividends on any other outstanding issues of preferred stock of NationsBank in accordance with the terms thereof, and (D) dividends from subsidiaries to NationsBank or another subsidiary of NationsBank, as applicable, on or in respect of, or declare or make any distribution on any shares of its capital stock, or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than (A) as previously agreed to by the other party, (B) in the case of Boatmen's, pursuant to the terms of any Boatmen's Preferred Stock, (C) in the ordinary course pursuant to employee benefit plans, or (D) in the case of NationsBank, repurchases of NationsBank stock in the ordinary course (after the date of the Agreement, each of NationsBank and Boatmen's will coordinate with the other the declaration of any dividends in respect of NationsBank Common Stock and Boatmen's Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of NationsBank Common Stock or Boatmen's Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of NationsBank Common Stock and/or Boatmen's Common Stock and any shares of NationsBank Common Stock any such holder receives in exchange therefor in the Merger); (4) in the case of Boatmen's and its subsidiaries, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, or (ii) other changes as are provided for in the Agreement or as may be required by law or to satisfy contractual obligations existing as of the date of the Agreement or additional grants of awards to newly hired employees consistent with past practice or such changes that, either individually or in the aggregate, would not reasonably be expected to result in a material liability to Boatmen's or its subsidiaries; (5) in the case of Boatmen's and its subsidiaries, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date of the Agreement or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to Boatmen's or its subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder; (6) in the case of Boatmen's, except as previously agreed to by NationsBank, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its subsidiaries taken as a whole, and in the case of NationsBank, make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by the Agreement; (7) in the case of Boatmen's, amend its Articles of Incorporation or By-laws or amend or waive any rights under the Boatmen's Rights Agreement; (8) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles; (9) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code, or knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger not being satisfied, or (z) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law; or (10) agree or commit to do anything prohibited by (1)-(9) above.

     The Agreement also contains various interim covenants, including those requiring the parties (1) to use their best, good faith efforts to take necessary actions to effect the Merger; (2) to obtain all necessary shareholder approvals; (3) to cooperate in the preparation of the Registration Statement and this Joint Proxy Statement-Prospectus; (4) to cooperate in preparing, filing and obtaining all necessary regulatory approvals; (5) to refrain from issuing press releases regarding the Merger without the other party's prior approval (except as otherwise required by applicable law or regulation); (6) to provide the other party with reasonable access to information regarding such party under the condition that no such confidential information be shared with any third party except as required by applicable law; (7) with respect to Boatmen's, to refrain from soliciting or encouraging any alternative business combination transactions (subject to the fiduciary obligations of the Boatmen's Board); and (8) to take steps necessary to ensure that the Agreement and the Merger will not trigger any special shareholder rights contained in the corporate governance documents of such party or pursuant to any contract.

     In addition, NationsBank has agreed to provide indemnification to the officers, directors and employees of Boatmen's to the full extent permitted by Missouri law and the Boatmen's Restated Articles of Incorporation and Bylaws and to maintain for six years following the Effective Time liability insurance for those officers, directors and employees of Boatmen's who are currently covered by similar policies of Boatmen's. NationsBank will also cause employee benefit plans to be maintained or instituted for employees of the Surviving Corporation who were employees of Boatmen's ("New Employees") providing benefits, programs, arrangements and other perquisites that are, in the aggregate, substantially the same as those currently in place at Boatmen's until a transition is made with respect to such employees to benefit plans and arrangements covering employees of the Surviving Corporation who are not New Employees (provided that the severance plans and arrangements and retiree benefits of Boatmen's currently in effect will be maintained with respect to New Employees for at least one year from the Effective Time). In addition, NationsBank has agreed to cause the Surviving Corporation to assume all of Boatmen's obligations under existing employment-related contracts and to give fair consideration to the promotion, retention, firing, and other terms and conditions of employment of all New Employees. NationsBank has also covenanted to list the shares of NationsBank Common Stock to be issued in the Merger on the NYSE and to list the shares of NationsBank New Preferred Stock and NationsBank Depositary Shares to be issued in the Merger on the NYSE or The Nasdaq Stock Market (in the case of the NationsBank New Preferred Stock and NationsBank Depositary Shares, only to the extent the corresponding Boatmen's Preferred Stock and Boatmen's Depositary Shares are listed on The Nasdaq Stock Market immediately prior to the Effective
Time).

CONDITIONS TO THE MERGER

     The obligation of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following: (1) approval of the Plan of Merger contained in the Agreement by the requisite vote of the Boatmen's Shareholders and approval of the Issuance by the requisite vote of the NationsBank Shareholders; (2) the receipt of all regulatory approvals required to consummate the transactions contemplated by the Agreement, provided that such approvals will not be deemed to have been received if they contain conditions or restrictions which the NationsBank Board or Boatmen's Board reasonably determine will have a material adverse effect on NationsBank and its subsidiaries or the Surviving Corporation and its subsidiaries; (3) all consents or approvals of all persons required for the consummation of the Merger will have been obtained and will be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Boatmen's or NationsBank; (4) no order, decree or injunction of any court or agency of competent jurisdiction will be in effect, and no law, statute or regulation will have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by the Agreement; (5) with respect to the obligations of each party, the representations and warranties of the other party contained in the Agreement will be true and correct at the time of the Agreement and at the Effective Time, other than any inaccuracies which would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the operations or results of the party to whom such representations and warranties were made; (6) no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Commission or any other regulatory authority; (7) certificates of designation will have become effective in accordance with the NCBCA setting forth the rights, terms and preferences of the NationsBank New Preferred Stock; and (8) the shares of NationsBank Common Stock issuable pursuant to the Agreement will have been approved for listing on the NYSE (and the NationsBank Depositary Shares will have been approved for listing on The Nasdaq Stock Market), subject to official notice of issuance.

TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger may be abandoned: (1) at any time prior to the Effective Time, by the mutual consent of the parties, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; (2) at any time prior to the Effective Time, by either party if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any of its representations or warranties contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a material breach by the other party of any of its covenants or agreements contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (3) at any time prior to the Effective Time, by either party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 1, 1997, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate the Agreement; (4) by either party, if its Board of Directors so determines by a vote of a majority of its members, in the event (i) the approval of the Federal Reserve Board required for consummation of the Merger and the other transactions contemplated by the Merger will have been denied by final nonappealable action or (ii) any required stockholder approval is not obtained at the Boatmen's Special Meeting or the NationsBank Special Meeting; and (5) the Agreement may be terminated and the Merger abandoned by Boatmen's, if the Boatmen's Board so determines by a vote of a majority of its members, at any time during the ten-day period commencing two days after the Determination Date (as defined below), if either (x) both of the following conditions are satisfied:

          (a) the Average Closing Price (as defined below) is less than $79.26, and

          (b) (A) the number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (such number being referred to herein as the "NationsBank Ratio") is less than (B) the number obtained by dividing the Average Index Price (as defined below) by the Index Price (as defined below) on the Starting Date and subtracting .15 from the quotient (such number being referred to herein as the "Index Ratio"), or (y) the Average Closing Price is less than $74.60,

     provided, however, that if Boatmen's elects to exercise this termination right it will give prompt written notice to NationsBank specifying which of clause (x) or (y) is applicable (or if both would be applicable, which clause is being invoked) (which notice may be withdrawn at any time within the aforementioned ten-day period) and during the five-day period commencing with its receipt of such notice, NationsBank will have the option, in the case of a failure to satisfy the condition in clause (x), of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $79.26 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the NationsBank Ratio, and in the case of a failure to satisfy the condition in clause (y), to elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $74.60 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price (if NationsBank makes an election contemplated by the preceding sentence within such five-day period, it will give prompt written notice to Boatmen's of such election and the revised Exchange Ratio, whereupon no termination will have occurred as a result of this right of termination and the Agreement will remain in effect in accordance with its terms (except as the Exchange Ratio will have been so modified), and any references in the Agreement to "Exchange Ratio" will thereafter be deemed to refer to the Exchange Ratio as so adjusted).

     For purposes of the right of termination and adjustment described in (5) above, the following terms are defined in the Agreement as follows: "Average Closing Price" means the average of the daily last sale prices of NationsBank Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date; "Average Index Price" means the average of the Index Prices for the ten consecutive full NYSE trading days ending at the close of trading on the Determination Date; "Determination Date" means the date on which the approval of the Federal Reserve Board required for consummation of the Merger will be received; and "Index Group" means the group of each of the 15 bank holding companies listed below, the common stock of all of which will be publicly traded and as to which there will not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that the common stock of any such company ceases to be publicly traded or such an announcement is made, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:

                               BANK HOLDING COMPANY                              WEIGHTING
    ---------------------------------------------------------------------------  ---------
    Citicorp...................................................................     15.8%
    Chase Manhattan Corp.......................................................     13.2
    BankAmerica Corporation....................................................     11.3
    Wells Fargo & Company......................................................      9.4
    First Union Corporation....................................................      7.2
    Banc One Corporation.......................................................      6.5
    Norwest Corporation........................................................      5.5
    First Chicago NBD Corporation..............................................      5.4
    Fleet Financial Group, Inc.................................................      4.4
    PNC Bank Corp..............................................................      4.2
    Bank of New York Company, Inc..............................................      4.2
    KeyCorp....................................................................      3.6
    SunTrust Banks, Inc........................................................      3.4
    Wachovia Corporation.......................................................      3.0
    Mellon Bank Corporation....................................................      2.9
                                                                                   -----
    Total......................................................................    100.0%
                                                                                   =====

     "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies composing the Index Group; "Starting Date" means the last full day on which the NYSE was open for trading prior to the execution of the Agreement; "Starting Price" will mean the last sale price per share of NationsBank Common Stock on the Starting Date, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source). If any company belonging to the Index Group or NationsBank declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or NationsBank will be appropriately adjusted for use in the index.

     In the event of termination of the Agreement pursuant to its terms and the abandonment of the Merger, no party to the Agreement will have any liability or further obligation to any other party except (i) for the breach of certain representations, warranties and covenants which survive termination and (ii) that termination will not relieve a breaching party from liability for any willful breach of the Agreement giving rise to such termination.

WAIVER; AMENDMENT; EXPENSES

     Prior to the Effective Time, any provision of the Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties approved by their respective Boards of Directors and executed in the same manner as the Agreement, except that, after the Boatmen's Special Meeting, the consideration to be received by the stockholders of Boatmen's for each share of Boatmen's stock will not thereby be decreased.

     Each party to the Agreement will bear all expenses incurred by it in connection with the Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be shared equally between Boatmen's and NationsBank.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Wachtell, Lipton, Rosen & Katz has delivered to NationsBank and Cleary, Gottlieb, Steen & Hamilton has delivered to Boatmen's their respective opinions that, based upon certain customary assumptions and representations, under Federal law as currently in effect, (a) the proposed Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code; (b) no gain or loss will be recognized by the shareholders of Boatmen's on the exchange of their shares of Boatmen's stock for shares of NationsBank stock pursuant to the terms of the Agreement to the extent of such exchange; (c) the Federal income tax basis of the NationsBank stock for which shares of Boatmen's stock are exchanged pursuant to the Merger will be the same as the basis of such shares of Boatmen's stock exchanged therefor (less any proportionate part of such basis allocable to any fractional interest in any share of NationsBank Common Stock);
(d) the holding period of NationsBank stock for which shares of Boatmen's stock are exchanged will include the period that such shares of Boatmen's stock were held by the holder, provided such shares were capital assets of the holder; and
(e) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by NationsBank, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the Boatmen's Common Stock surrendered, which gain or loss will be capital gain or loss if the Boatmen's Common Stock was a capital asset in the hands of the shareholder.

     With respect to Cash Election Shares and Dissenting Shares exchanged for cash, the Merger will be treated as a sale, and normal recognition and gain treatment will apply. The Merger will not have any direct tax consequences to NationsBank or the Surviving Corporation.

     THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. SHAREHOLDERS OF BOATMEN'S SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF NATIONSBANK COMMON STOCK.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. As described below, certain members of Boatmen's management and of the Boatmen's Board have certain arrangements with respect to the management and Board composition of NationsBank following the Merger, certain benefits under existing employment agreements and severance and benefit plans and certain post-Merger employment opportunities with NationsBank. In addition, the Agreement contains certain provisions relating to the indemnification of Boatmen's directors and officers and directors' and officers' liability insurance.

     Board Composition and Related Matters Post-Merger. NationsBank has agreed to cause Mr. Craig to be elected Chairman of the NationsBank Board commencing on the Effective Date and continuing through the date of NationsBank's annual meeting of shareholders in 1998. Mr. Craig will be entitled to continue to serve as a director of NationsBank for two additional years after he completes his service as Chairman of the NationsBank Board. NationsBank has also agreed that four individuals designated by Boatmen's (in addition to Mr. Craig) will be elected to the NationsBank Board following consummation of the Merger and that Mr. Craig will be appointed to the Executive Committee of NationsBank. The four additional Boatmen's designees have not yet been identified. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

     Existing Employment Agreements with Named Officers. Boatmen's has Employment Agreements (collectively, the "Existing Employment Agreements") with each of Messrs. Craig, Hayes, Curl, Brennan and Kienker (collectively, the "Named Officers"). Pursuant to the Agreement, NationsBank has agreed to honor each of the Existing Employment Agreements; however, as described below under "-- Employment Offers and Arrangements with Named Officers," Mr. Craig has agreed to waive the rights and benefits under his Existing Employment Agreement, except for certain rights and benefits, as described below, which have been preserved, in exchange for the rights and benefits contained in a new employment agreement, also described below.

     Each Existing Employment Agreement provides, among other things, that if a Named Officer's employment is terminated by Boatmen's (or its successor) without "cause" or by him for "good reason" prior to its expiration date (January 29, 1999 in each case), he shall be paid his then current base salary until the later of the expiration date or one year after such termination and shall receive health and welfare benefits for such period, together with all vested employee benefits. If, however, such a termination occurs either during the six months before or two years after a "change in control," or if he voluntarily terminates during the thirty day period commencing on the first anniversary of a "change in control" (which events are referred to as a "qualifying termination"), he will receive a severance payment equal to three times his highest annualized base salary and three times the greater of his average annual bonus for the prior three years or his target bonus for the current year, three additional years of age and service credits under any Boatmen's supplemental retirement plans in which he participates and continuation of health and welfare benefits for three years from the date of termination. The Named Officer will also receive, in addition to the severance payment described above, his unpaid salary up to termination, accrued vacation pay and lump-sum deferred compensation and actuarial equivalent supplemental retirement benefits. In addition, Boatmen's will pay the Named Executives an amount sufficient to cover any excise tax imposed by Section 4999 of the Internal Revenue Code or any similar federal, state or local tax.

     In addition to the terms described above, Mr. Craig's Existing Employment Agreement was supplemented as of May 17, 1996, to provide that (i) if his employment is terminated for certain reasons, or if he dies while still in the employ of Boatmen's and his spouse does not survive him, then he or his estate, as the case may be, will receive benefits under the Boatmen's Bancshares, Inc. Retirement Plan for Employees (the "Boatmen's Retirement Plan") and the Boatmen's Supplemental Retirement Plan (the "BSRP") in an amount no less than he would have received thereunder had he retired on May 1, 1996 (the "Minimum Retirement Benefits"), and (ii) if he dies while still in the employ of Boatmen's and his spouse survives him, then she will receive a portion of the Minimum Retirement Benefits as described therein. The Minimum Retirement Benefits to Mr. Craig equal $7,375,761. Also, Mr. Hayes' Existing Employment Agreement, in addition to providing for the terms described above, was amended as of August 13, 1996 to provide for a minimum supplemental retirement benefit based on 25 years of credited service with Boatmen's. The Existing Employment Agreements with each of Messrs. Brennan and Kienker were entered into on August 13, 1996 and, prior to such date, Messrs. Brennan and Kienker participated in the Existing Severance Plan described below under "-- Existing Change-in-Control Severance Plan." Mr. Brennan's employment agreement provides for a minimum supplemental retirement benefit based on 30 years of credited service with Boatmen's. The consummation of the Merger will constitute a change in control under each of the Existing Employment Agreements, as amended, entitling the Named Officers to the severance payments thereunder in the event of a "qualifying termination" with respect to such individuals (as described in the preceding paragraph). If, pursuant to the Existing Employment Agreements described above, severance payments were required to be made to the Named Officers, the estimated amount of such severance payments (assuming an Effective Date of January 7, 1997 and without giving effect to the employment agreements entered into between NationsBank and certain of the Named Officers described below under "-- Employment Offers and Arrangements with Named Officers") would be approximately $4,005,277; $3,335,244; $2,274,825; $1,863,435 and $1,532,574
for Messrs. Craig, Hayes, Curl, Brennan and Kienker, respectively. Mr. Craig, however, as described below under "-- Employment Offers and Arrangements with Named Officers," has agreed to waive the rights and benefits under his Existing Employment Agreement with Boatmen's (except for certain rights and obligations which have been preserved as discussed below).

     Employment Offers and Arrangements With Named Officers. NationsBank has, as provided in the Agreement, offered to enter into compensation arrangements with the Named Officers.

     Mr. Craig has agreed, as discussed above, to waive, effective as of the Effective Date, the rights and benefits under his Existing Employment Agreement, as amended, with Boatmen's (except for certain rights and obligations which have been preserved as discussed below). Mr. Craig and NationsBank have entered into an agreement, dated September 26, 1996, pursuant to which Mr. Craig will receive, during the period he serves as Chairman of NationsBank (see "-- Board Composition and Related Matters Post-Merger"), an annual base salary of $1,000,000 and, for calendar year 1997, a bonus equal to the greater of $2,000,000 or the bonus paid for 1997 to the Chief Executive Officer of NationsBank. For the portion of 1998 during which Mr. Craig serves as Chairman of NationsBank, he will receive a bonus equal to $2,000,000 multiplied by a fraction, the numerator of which will equal the number of days from January 1, 1998 until his retirement and the denominator of which will equal 365 (the "Proration Fraction"). In the event that the bonus paid for 1998 to the Chief Executive Officer of NationsBank exceeds $2,000,000, Mr. Craig will receive, at the time such bonus is paid, an additional payment equal to the amount of such excess multiplied by the Proration Fraction. On the Effective Date, Mr. Craig will be granted 100,000 shares of restricted NationsBank Common Stock pursuant to the NationsBank Corporation Key Employee Stock Plan. The restricted stock will vest upon Mr. Craig's retirement as an officer of NationsBank (or, if earlier, upon his death), other than retirement resulting from a termination of his employment by NationsBank for "cause", or by Mr. Craig without "good reason" (as such terms are defined in the agreement). Based on the closing price of NationsBank Common Stock on the NationsBank Record Date of $90.875, the restricted stock to be received by Mr. Craig (which is subject to forfeiture as described above) had an aggregate value of $9,087,500. Upon Mr. Craig's retirement from NationsBank, he will receive an annual pension of $1,500,000 for his life (offset by any defined benefit pension benefits received by him from any other sources) and, upon his death, his current spouse will be entitled to receive an annual survivor benefit of $1,000,000 for her life. Mr. Craig will be entitled to receive, at his election, the actuarial equivalent of the aforementioned pension benefits in a lump sum based upon various actuarial assumptions set forth in the agreement. In addition to certain other rights and obligations under Mr. Craig's Existing Employment Agreement, the right to payment for any tax imposed with respect to Mr. Craig's compensation under his agreement (or imposed with respect to such payments) pursuant to Section 4999 of the Code (or any similar tax) has been preserved.

     Mr. Hayes and NationsBank have entered into an agreement, dated September 26, 1996, pursuant to which NationsBank will assume the obligations of Boatmen's under Mr. Hayes' Existing Employment Agreement, as described above under "-- Existing Employment Agreements with Named Officers," except that Mr. Hayes' position will be President of NationsBank West, his initial base salary will be $600,000 (which may be increased but not decreased) and he will be entitled to an annual incentive bonus for 1997 commensurate with the annual incentive bonuses of other executives with substantially similar levels of responsibility, but in no event less than $300,000. In addition, on the Effective Date, Mr. Hayes will be eligible to participate in the NationsBank Supplemental Executive Retirement Plan (the "NBSERP") and will receive credit for his service and compensation with Boatmen's, and, for purposes of determining his benefits under the NBSERP, his final average five year compensation will not be less than his base salary and annual incentive for 1997. Under the NBSERP, Mr. Hayes' target benefit will be 60% of his final average five year compensation (offset by any defined benefit pension benefits received by him from any other sources), with a surviving spouse benefit equal to 75% of Mr. Hayes' benefit. Mr. Hayes will be entitled to receive, at his election, the actuarial equivalent of the accrued benefit under the Boatmen's Retirement Plan and the BSRP in a lump sum payment. On the Effective Date, Mr. Hayes will be granted 50,000 shares of restricted NationsBank Common Stock pursuant to the NationsBank Key Employee Stock Plan, vesting on the following schedule provided that Mr. Hayes is employed by NationsBank on such dates: 15,000 shares on each of January 1, 1998 and 1999 and 20,000 shares on January 1, 2000. Based upon the closing price of NationsBank Common Stock on the NationsBank Record Date of $90.875, the restricted stock to be received by Mr. Hayes (which is subject to forfeiture as described above) had an aggregate value of $4,543,750.

     Mr. Curl and NationsBank have entered into an agreement, dated September 26, 1996, pursuant to which NationsBank will assume the obligations of Boatmen's under Mr. Curl's Existing Employment Agreement, as described above under "-- Existing Employment Agreements with Named Officers," except that Mr. Curl's position will be Vice Chairman-Corporate Development of NationsBank and he will be a member of the Executive Management Committee, his initial base salary will be $600,000 (which may be increased but not decreased) and he will be entitled to an annual incentive bonus for the years 1997 through 1999 commensurate with the annual incentive bonuses of other executives with substantially similar levels of responsibility, but in no event less than $300,000 for each such year. In addition, on the Effective Date, Mr. Curl will be eligible to participate in the NBSERP and will receive credit for his service and compensation with Boatmen's. Under the NBSERP, Mr. Curl's target benefit will be 60% of his final average five year compensation (offset by any defined benefit pension benefits received by him from any other sources), with a surviving spouse benefit equal to 75% of Mr. Curl's benefit. Mr. Curl will be entitled to receive, at his election, the actuarial equivalent of the accrued benefit under the Boatmen's Retirement Plan and the BSRP in a lump sum payment. On the Effective Date, Mr. Curl will be granted 50,000 shares of restricted NationsBank Common Stock pursuant to NationsBank Key Employee Stock Plan, vesting on the following schedule provided that Mr. Curl is employed by NationsBank on such dates: 15,000 shares on each of January 1, 1998 and 1999 and 20,000 shares on January 1, 2000. Based on the closing price of NationsBank Common Stock on the NationsBank Record Date of $90.875, the restricted stock to be received by Mr. Curl (which is subject to forfeiture as described above) had an aggregate value of $4,543,750.

     Mr. Brennan and NationsBank have entered into an agreement, dated September 26, 1996, pursuant to which NationsBank will assume the obligations of Boatmen's under Mr. Brennan's Existing Employment Agreement, as described above, under "-- Existing Employment Agreements with Named Officers," except that Mr. Brennan's position will be Senior Credit Executive of NationsBank West, his initial base salary will be $400,000 (which may be increased but not decreased) and he will be entitled to an annual incentive bonus for the years 1997 through 1999 commensurate with the annual incentive bonuses of other executives with substantially similar levels of responsibility, which will not be less than $200,000 for each such year. In addition, on the Effective Date, Mr. Brennan will be eligible to participate in the NationsBank Supplemental Executive Retirement Plan for Senior Management Employees (the "NBSERP for Senior Management") and will receive credit for his service and compensation with Boatmen's. Under the NBSERP for Senior Management, Mr. Brennan's target benefit will be 50% of his final average five year compensation (offset by any defined benefit pension benefits received by him from any other sources), with a surviving spouse benefit equal to 66 2/3% of Mr. Brennan's benefit. Mr. Brennan will be entitled to receive, at his election, the actuarial equivalent of the accrued benefit under the Boatmen's Retirement Plan and the BSRP in a lump sum payment. On the Effective Date, Mr. Brennan will be granted 25,000 shares of restricted NationsBank Common Stock pursuant to the NationsBank Key Employee Stock Plan, vesting on the following schedule provided that Mr. Brennan is employed by NationsBank on such dates: 7,500 shares on each of January 1, 1998 and 1999 and 10,000 shares on January 1, 2000. Based upon the closing price of NationsBank Common Stock on the NationsBank Record Date of $90.875, the restricted stock to be received by Mr. Brennan (which is subject to forfeiture as described above) had an aggregate value of $2,271,875.

     Mr. Kienker has determined not to accept an employment offer made to him by NationsBank. It is anticipated that Mr. Kienker will receive the severance payment under his Existing Employment Agreement as described above under "-- Existing Employment Agreements with Named Officers."

     Existing Change-in-Control Severance Plan. Boatmen's has a Change-in-Control Severance Plan (the "Existing Severance Plan") in which ten senior officers of Boatmen's or its subsidiaries participate (none of whom are the Named Officers). The senior officers who participate in the Existing Severance Plan are Ms. Jacquelyn L. Dezort and Messrs. Arthur J. Fleischer, Thomas P. Johnson, Jr., Phillip E. Peters, Jay D. Burchfield, Charles B. Dudley III, John Morton III, Ike Kalangis, William C. Nelson and Martin E. Galt III. Pursuant to the Agreement, NationsBank has agreed to honor the Existing Severance Plan.

     The Existing Severance Plan provides for severance payments in connection with a "change in control" upon a "qualifying termination" similar to the Existing Employment Agreements described above, except that the multiplier for determining such severance payments is two, not three.

     The consummation of the Merger will constitute a change in control under the Existing Severance Plan. A severance payment will be paid to a participant in the Existing Severance Plan only if a qualifying termination occurs with respect to such participant. If, pursuant to the Existing Severance Plan described above, severance payments were required to be made to each of the participants under the Existing Severance Plan (assuming an Effective Date of January 7, 1997), the aggregate amount of such severance payments would be approximately $8,223,364 for the ten participants. It is anticipated that some of the participants in the Existing Severance Plan will not continue in the employ of NationsBank following the Merger and will, therefore, receive severance payments under the Existing Severance Plan and that other participants in the Existing Severance Plan will accept positions with NationsBank following the Merger and, in connection therewith, may waive their respective rights under the Existing Severance Plan with Boatmen's.

     Executive Officer Stock Options. Boatmen's has granted Boatmen's Stock Options to the Named Officers and certain other executive and management level officers under the Boatmen's Employee Stock Option Plans. As described above under "-- Description of the Merger," each Boatmen's Employee Stock Option which is outstanding and unexercised as of the Effective Time will be converted automatically into options to purchase NationsBank Common Stock as adjusted to reflect the Exchange Ratio.

     Options granted under certain of the Boatmen's Employee Stock Option Plans will immediately vest upon consummation of the Merger. The following table sets forth, as of the Boatmen's Record Date, with respect to the Named Officers and all executive officers as a group (collectively, including the Named Officers, the "Executive Officer Group") (i) the number of shares covered by Boatmen's Employee Stock Options held by such persons, (ii) the number of shares covered by currently-exercisable Boatmen's Employee Stock Options held by such persons,
(iii) the number of shares covered by Boatmen's Employee Stock Options held by such persons which will become exercisable upon consummation of the Merger, (iv) the weighted average exercise price of all such Boatmen's Employee Stock Options held by such persons, and (v) the aggregate value (i.e., closing price less weighted average option exercise price per option) of all such options based upon the per share closing price of Boatmen's Common Stock on the Boatmen's Record Date (which was $58.4375).

                                                           OPTIONS BECOMING
                                              OPTIONS      EXERCISABLE UPON    WEIGHTED AVERAGE     AGGREGATE
                                             CURRENTLY       CONSUMMATION       EXERCISE PRICE      VALUE OF
          NAME              OPTIONS HELD    EXERCISABLE       OF MERGER           PER OPTION         OPTIONS
-------------------------   ------------    -----------    ----------------    ----------------    -----------
Andrew B. Craig, III.....      301,894        215,926            85,968            $24.4585        $10,122,747
Samuel B. Hayes, III.....      182,994        130,260            52,734            $24.0232        $ 6,057,376
Gregory L. Curl..........      110,014         66,147            43,867            $25.9757        $ 3,308,660
John M. Brennan..........       54,006         29,572            24,434            $21.1475        $ 1,523,633
James W. Kienker.........       65,806         37,972            27,834            $22.5248        $ 1,926,378
Executive Officer Group
  (9 persons in all).....      827,278        534,056           293,222            $24.7348        $26,019,879

     Incentive Bonus and Stock Plans. Boatmen's has established the Boatmen's Bancshares, Inc. Amended 1982 Long Term Incentive Plan (the "Boatmen's Long Term Plan") and the Boatmen's Bancshares, Inc. 1996 Stock Incentive Plan (the "Boatmen's Stock Incentive Plan," together with the Boatmen's Long Term Plan, the "Boatmen's Long Term Program") in which the Named Officers and certain other executive and management level officers participate. The Boatmen's Long Term Plan is a cash award program for the Named Officers and other senior management. It is contractual and links awards primarily to the performance of the Boatmen's Common Stock. Effective for performance periods commencing on and after January 1, 1996, these awards are made under the Boatmen's Stock Incentive Plan. In the event of a "change in control" (as defined in the Boatmen's Long Term Plan and the Boatmen's Stock Incentive Plan) during any performance period or periods, each participant therein will be paid, immediately prior to the change in control, an amount equal to the award or awards that he or she would have been entitled to receive at the end of each of the performance period or periods had such change in control not occurred and, for purposes of calculating such award or awards, the particular "payout factor" for each participant will be equal to a certain level set forth in the Boatmen's Long Term Incentive Plan and guidelines under the Boatmen's Stock Incentive Plan (which is based upon the particular salary grade of the participant) without adjustment in relation to Boatmen's annual earnings per share growth rate and the participant's average salary will be equal to his or her salary at the date of the change in control. The consummation of the Merger will constitute a change in control for purposes of the Boatmen's Long Term Program.

     Assuming that the Effective Time of the Merger will occur on January 7, 1997, the estimated amounts payable with respect to the Boatmen's Long Term Program that would be accelerated upon consummation of the Merger for each of the Named Officers and the Executive Officer Group, in the aggregate, would be $839,000, $454,000, $427,000, $197,060, and $239,250 for Messrs. Craig, Hayes,
Curl, Brennan and Kienker, respectively, and $2,620,416 for the Executive Officer Group (9 persons in all).

     Other Matters. Each of the Boatmen's directors is eligible to participate in the Boatmen's Directors' Deferred Compensation Plan which permits a deferral of a portion of director fees into a "phantom stock" account, the performance of which is measured by reference to the market value of Boatmen's Common Stock. Upon consummation of the Merger, any amounts so invested will be measured, instead, by reference to the market value of NationsBank Common Stock, following appropriate adjustments to such phantom stock account balances to reflect the Exchange Ratio.

     Pursuant to the Agreement, NationsBank has agreed that it will indemnify directors, officers, employees and agents of Boatmen's and its subsidiaries from and after the Effective Date against certain liabilities arising prior to the Merger to the full extent permitted under Missouri law and Boatmen's Articles of Incorporation and Bylaws and that it will maintain Boatmen's existing directors' and officers' liability insurance policy or a comparable policy for six years after the Effective Date. See "-- Conduct of Business Prior to the Merger and Other Covenants."

     Pursuant to the Agreement, NationsBank has agreed to provide to Boatmen's employees who become employees of NationsBank compensation and employee benefits that are substantially the same as those currently in effect for Boatmen's employees for the transition periods set forth under "-- Conduct of Business Prior to the Merger and Other Covenants" below.

THE BOATMEN'S STOCK OPTION AGREEMENT

     As an inducement to NationsBank to enter into the Agreement, Boatmen's (as issuer) entered into the Boatmen's Stock Option Agreement with NationsBank (as grantee), pursuant to which Boatmen's granted the Boatmen's Option to NationsBank to purchase from Boatmen's up to 31,218,660 shares of Boatmen's Common Stock (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the shares of Boatmen's Common Stock outstanding upon any exercise of such option) at a price of $43.375 per share. The $43.375 exercise price was determined through negotiations, taking into account the recently prevailing price range of Boatmen's Common Stock prior to the announcement of the Merger (the closing sale price of Boatmen's Common Stock on the last trading day preceding the execution of the Agreement was $43.375). The purchase of any shares of Boatmen's Common Stock pursuant to the Boatmen's Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHCA. See "THE MERGER -- Regulatory Matters."

     If NationsBank is not in material breach of the Boatmen's Stock Option Agreement or the Agreement and if no injunction or other court order against delivery of the shares covered by the Boatmen's Option is in effect, NationsBank may exercise the Boatmen's Option, in whole or in part, at any time and from time to time following the happening of certain events (each a "Purchase Event"), including: (1) without NationsBank's prior written consent, Boatmen's taking certain actions (each an "Acquisition Transaction"), including authorizing, recommending, proposing or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving Boatmen's or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 25% or more of the consolidated assets or deposits of Boatmen's and its subsidiaries, or (c) the issuance, sale or other disposition of securities representing 25% or more of the voting power of Boatmen's or any of its significant subsidiaries, in each case except as otherwise permitted by the Boatmen's Stock Option Agreement; or (2) any third party acquiring or having the right to acquire securities representing 25% or more of the voting power of Boatmen's or any of its significant subsidiaries, except as otherwise permitted by the Boatmen's Stock Option Agreement; provided that the Boatmen's Option will terminate upon the earliest to occur of certain events, including: (A) consummation of the Merger; (B) termination of the Agreement prior to the happening of a Purchase Event or Preliminary Purchase Event (as hereafter defined) (other than a termination by NationsBank under certain circumstances described in the Boatmen's Stock Option Agreement (a "Default Termination"));
(C) fifteen months after a Default Termination; or (D) fifteen months after termination of the Agreement (other than by reason of a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event.

     The term "Preliminary Purchase Event" is defined in the Boatmen's Stock Option Agreement to mean the occurrence of certain events, including: (1) commencement by any third party of a tender or exchange offer to purchase 15% or more of the outstanding shares of Boatmen's Common Stock; (2) failure of the shareholders of Boatmen's to approve the Agreement or the failure of the Boatmen's Special Meeting to have been held or cancellation of such meeting prior to the termination of the Agreement or the Boatmen's Board will have withdrawn or modified in any manner adverse to NationsBank the recommendations of the Boatmen's Board with respect to the Agreement, in each case after public announcement that a third party: (a) proposes to engage in an Acquisition Transaction; or (b) commences a tender offer or exchange offer to purchase 15% or more of the outstanding shares of Boatmen's Common Stock; or (c) files an application under certain federal statutes relating to the regulation of banks and other financial institutions or their holding companies, to engage in an Acquisition Transaction; (3) any third party proposal to Boatmen's or its shareholders, publicly or in any writing that becomes publicly disclosed, to engage in an Acquisition Transaction; (4) after a proposal by a third party to Boatmen's or its shareholders to engage in an Acquisition Transaction, Boatmen's breaches any representation or covenant in the Agreement which would entitle NationsBank to terminate the Agreement; or (5) any third party filing an application with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

     To the knowledge of Boatmen's and NationsBank, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this Joint Proxy Statement-Prospectus.

     Until such time as the right to exercise the Boatmen's Option terminates, at the request of the holder at any time commencing upon the first occurrence of a Repurchase Event (as defined below) and ending twelve months immediately thereafter, Boatmen's is required to repurchase from the holder (i) the Boatmen's Option, and (ii) all shares of Boatmen's Common Stock purchased by the holder pursuant to the Boatmen's Stock Option Agreement with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of: (x) the aggregate exercise price paid by the holder for any shares of Boatmen's Common Stock acquired pursuant to the Boatmen's Option with respect to which the holder then has beneficial ownership, (y) the excess, if any, of (A) the Applicable Price (as defined below) for each share of Boatmen's Common Stock over (B) the exercise price (subject to adjustment as provided in the Boatmen's Stock Option Agreement), multiplied by the number of shares of Boatmen's Common Stock with respect to which the Boatmen's Option has not been exercised, and (z) the excess, if any, of the Applicable Price over the exercise price (subject to adjustment as provided in the Boatmen's Stock Option Agreement) paid (or, in the case of shares of Boatmen's Common Stock covered by the Boatmen's Option with respect to which the Boatmen's Option has been exercised but the closing date for such purchase has not occurred, payable) by the holder for each share of Boatmen's Common Stock with respect to which the Boatmen's Option has been exercised and with respect to which the holder then has beneficial ownership, multiplied by the number of such shares. As used in the Boatmen's Stock Option Agreement, the term "Applicable Price" means the highest of (i) the highest price per share of Boatmen's Common Stock paid for any such share by the person or groups described in subsection (x) of the definition of Repurchase Event (as defined below), (ii) the price per share of Boatmen's Common Stock received by holders of Boatmen's Common Stock in connection with any merger or other business combination transaction described in subsections (i) through (iii) in the next paragraph (with respect to substitute options), or (iii) the highest closing sale price per share of Boatmen's Common Stock on The Nasdaq Stock Market (or if Boatmen's Common Stock is not traded on The Nasdaq Stock Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by the holder) during the 40 business days preceding the date upon which the holder exercises the repurchase right described in this paragraph (in the event of a sale of less than all of Boatmen's assets, the Applicable Price will be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Boatmen's as determined by a nationally recognized investment banking firm selected by the holder, divided by the number of shares of the Boatmen's Common Stock outstanding at the time of such sale). As used in the Boatmen's Stock Option Agreement, a "Repurchase Event" occurs if (i) any person (other than NationsBank or any subsidiary of NationsBank) acquires beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) is formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Boatmen's Common Stock, or (ii) any of the merger or other business combination transactions described in subsections (i) through (iii) in the next paragraph (with respect to substitute options) is consummated.

     In the event that prior to the termination of the Boatmen's Stock Option Agreement, Boatmen's enters into an agreement (i) to consolidate with or merge into any person, other than NationsBank or one of its subsidiaries, and will not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than NationsBank or one of its subsidiaries, to merge into Boatmen's with Boatmen's as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of Boatmen's Common Stock are changed into or exchanged for stock or other securities of Boatmen's or any other person or cash or any other property, or the outstanding shares of Boatmen's Common Stock after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than NationsBank or one of its subsidiaries, then such agreement will provide that the Boatmen's Option be converted or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of Boatmen's assets, or (y) any person controlling such continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Boatmen's Stock Option Agreement. To the extent possible, the Substitute Option will contain terms and conditions that are the same as those in the Boatmen's Stock Option Agreement.

     Notwithstanding anything to the contrary contained in the Boatmen's Stock Option Agreement, in no event will NationsBank's Total Profit (as defined below) exceed $250 million and, if it otherwise would exceed such amount, NationsBank, at its sole election, will either (i) reduce the number of shares of Boatmen's Common Stock subject to the Boatmen's Option, (ii) deliver to Boatmen's for cancellation the shares of Boatmen's Common Stock purchased pursuant to the Boatmen's Option, (iii) pay cash to Boatmen's, or (iv) any combination thereof, so that NationsBank will not actually realize Total Profit in excess of $250 million after taking into account the foregoing actions. In addition, the Boatmen's Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $250 million; provided, that this limitation shall not restrict any exercise of the Boatmen's Option permitted by the Boatmen's Stock Option Agreement on any subsequent date.

     The term "Total Profit" is defined in the Boatmen's Stock Option Agreement to mean the aggregate amount (before taxes) of the following: (i) the amount received by NationsBank pursuant to Boatmen's repurchase of the Boatmen's Option (or any portion thereof), (ii) (x) the amount received by NationsBank pursuant to Boatmen's repurchase of shares of Boatmen's Common Stock purchased pursuant to the Boatmen's Option, less (y) NationsBank's purchase price for such shares,
(iii) (x) the net cash amounts received by NationsBank pursuant to the sale of Boatmen's Common Stock purchased pursuant to the Boatmen's Option (or any other securities into which such shares may be converted or exchanged) to any unaffiliated party, less (y) NationsBank's purchase price of such shares, (iv) any amounts received by NationsBank on the transfer of the Boatmen's Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to the Substitute Option.

     The term "Notional Total Profit" with respect to any number of shares of Boatmen's Common Stock as to which NationsBank may propose to exercise the Boatmen's Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Boatmen's Option were exercised on such date for such number of shares and assuming that such shares, together with all other Boatmen's Common Stock purchased pursuant to the Boatmen's Option held by NationsBank and its affiliates as of such date, were sold for cash at the closing market price for the Boatmen's Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     Boatmen's is required (but not more than once during any calendar year and subject to certain other conditions described in the Boatmen's Stock Option Agreement), if requested by any holder, including NationsBank and any permitted transferee (a "Selling Shareholder"), as expeditiously as possible to prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Boatmen's Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Boatmen's Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, and Boatmen's is required to use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws. The Selling Shareholder also has the right, as described in the Boatmen's Stock Option Agreement, to include the Selling Shareholder's shares in certain underwritten public offerings of Boatmen's Common Stock by Boatmen's after the exercise of the Boatmen's Option. Except where applicable state law prohibits such payments, Boatmen's will pay all expenses, excluding discounts and commissions but including liability insurance if Boatmen's so desires or the underwriters so require, in connection with each registration described above.

     The Boatmen's Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Agreement. Consequently, certain aspects of the Boatmen's Stock Option Agreement may have the effect of discouraging persons who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Boatmen's from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to shareholders of Boatmen's which had a higher current market price than the shares of NationsBank Common Stock to be received for each share of Boatmen's Common Stock pursuant to the Agreement.

     The Boatmen's Stock Option Agreement is filed as an Exhibit to the Registration Statement and is incorporated by reference herein and reference is made thereto for the complete terms of the Boatmen's Stock Option Agreement and the Boatmen's Option. The foregoing discussion is qualified in its entirety by reference to the Boatmen's Stock Option Agreement.

AMENDMENT TO BOATMEN'S RIGHTS AGREEMENT

     Each share of Boatmen's Common Stock has attached to it a Boatmen's Right issued pursuant to the Boatmen's Rights Agreement. In connection with the execution of the Agreement, Boatmen's amended the Boatmen's Rights Agreement to provide, among other things, that (i) the execution and delivery of the Agreement and consummation of the Merger and execution and delivery of the Boatmen's Stock Option Agreement and any acquisition of shares of Boatmen's Common Stock by NationsBank (and certain related persons) upon exercise thereof, or as contemplated by the Agreement, will not cause the Boatmen's Rights to become exercisable, or cause the Boatmen's Rights to be separated from the shares of Boatmen's Common Stock to which they are attached, and (ii) the Boatmen's Rights may not become exercisable at any time from and after, and the Boatmen's Rights Agreement will terminate at, the Effective Time. See "COMPARATIVE RIGHTS OF SHAREHOLDERS OF NATIONSBANK AND BOATMEN'S -- Shareholder Rights Plan."

ACCOUNTING TREATMENT

     Upon consummation of the Merger, the transaction will be accounted for as a purchase, and all of the assets and liabilities of Boatmen's will be recorded in NationsBank's consolidated financial statements at their estimated fair value at the Effective Time. The amount by which the purchase price paid by NationsBank exceeds the fair value of the net assets acquired by NationsBank through the Merger will be recorded as goodwill. The Company currently expects that based on preliminary purchase accounting estimates the Merger would result in identifiable intangibles and goodwill approximating $6.3 billion and yearly amortization of intangibles and goodwill of approximately $292 million. (Identifiable intangibles will be amortized over 10 years and goodwill will be amortized on a straight-line basis over 25 years.) NationsBank's consolidated financial statements will include the operations of Boatmen's after the Effective Time. Were the Merger to be accounted for as a pooling, the historical basis of the assets and liabilities of the merging companies would be combined at the Effective Time and carried forward at their previously recorded amounts, while the shareholders' equity accounts of the two companies would be combined in the Surviving Corporation's consolidated balance sheet, with no creation of goodwill or other intangible assets. Also, under pooling-of-interests accounting, the historical results of operations would be retroactively restated as if the merging companies were combined for all periods covered by such financial statements. The unaudited pro forma financial information included in this Joint Proxy Statement-Prospectus reflects the Merger using the purchase method of accounting. See "COMPARATIVE UNAUDITED PER SHARE DATA," "SELECTED FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

REGULATORY MATTERS

     Federal Reserve Board. The Merger is subject to prior approval by the Federal Reserve Board under the BHCA. The BHCA requires the Federal Reserve Board, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

     The BHCA prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     Applicable Federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

     The Merger generally may not be consummated until between 15 and 30 days following the date of applicable Federal regulatory approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise. NationsBank and Boatmen's believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that any divestitures that may be required in order to consummate the Merger will not be material to the financial condition or results of operations of NationsBank or Boatmen's prior to the Effective Time, or NationsBank after the Effective Time.

     State Authorities. The Merger may be subject to the approval of or notice to the State Authorities.

     Status of Regulatory Approvals and Other Information. NationsBank and Boatmen's have filed (or will promptly file) all applications and notices and have taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Agreement provides that the obligation of each of NationsBank and Boatmen's to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board, the OTS and the State Authorities. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the United States Department of Justice or, if such a challenge is made, the result thereof. To date, applications or notifications have been filed with the Federal Reserve Board, the Missouri Department of Economic Development, the Texas Department of Banking, the Kansas State Banking Department, the Georgia Department of Banking and Finance, the Oklahoma State Banking Department, the Tennessee Department of Financial Institutions, the New Mexico Financial Institutions Division, the Iowa Division of Banking, the Arkansas State Bank Department and the Illinois Office of Banks and Real Estate. All of the foregoing applications are pending at this time.

     NationsBank and Boatmen's are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, NationsBank and Boatmen's currently contemplate that such approval or action would be sought.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE AGREEMENT. SEE "-- CONDITIONS TO THE MERGER." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

     See "-- The Effective Time", "-- Conditions to the Merger" and "-- Termination of the Agreement."

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of NationsBank stock to be issued to Boatmen's Shareholders in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Boatmen's as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Boatmen's at the time the Merger is submitted for vote of the Boatmen's Shareholders will, under existing law, require either (a) the further registration under the Securities Act of the shares of NationsBank stock to be transferred, (b) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (c) the availability of another exemption from registration. An "affiliate" of Boatmen's, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Boatmen's. The foregoing restrictions are expected to apply to the directors, executive officers and the holders of 10% or more of the Boatmen's Common Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by NationsBank to the transfer agent with respect to the NationsBank stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended. Boatmen's has agreed that not later than 30 days prior to the Effective Time, it will use its best efforts to obtain from each of those individuals identified by Boatmen's as affiliates appropriate agreements that each such individual will not make any further sales of shares of NationsBank stock received upon consummation of the Merger, except in compliance with the restrictions described above.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     NationsBank has a dividend reinvestment and stock purchase plan that provides, for those shareholders who elect to participate, that dividends on NationsBank Common Stock will be used to purchase either original issue shares or shares in the open market at market value of NationsBank Common Stock on a quarterly basis. The plan also permits participants to invest in additional shares of NationsBank Common Stock through optional cash payments, within certain dollar limitations, at the then-current market price of such stock at the time of purchase on any of 12 monthly investment dates each year. It is anticipated that NationsBank will continue its dividend reinvestment and stock purchase plan and that shareholders of

Boatmen's who receive shares of NationsBank Common Stock in the Merger will have the right to participate therein.

     The Boatmen's Dividend Reinvestment and Stock Purchase Plan (the "Boatmen's DRP") provides, in substance, for those shareholders who elect to participate, that dividends on Boatmen's Common Stock and optional cash payments of not less than $100 per payment, up to a maximum of $10,000 for each quarter will be invested in shares of Boatmen's Common Stock. The Boatmen's DRP was suspended on October 30, 1996.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     In the Agreement, NationsBank agreed to cause five (5) persons designated by Boatmen's and willing so to serve and reasonably satisfactory to NationsBank, which will include Mr. Andrew B. Craig, III, to be elected or appointed as directors of NationsBank at, or as promptly as practicable after, the Effective Time. At the first annual meeting of stockholders of NationsBank subsequent to the Effective Time, NationsBank will take all corporate action necessary to, and will, renominate each such person, including Mr. Craig, for election as directors of NationsBank and will recommend that NationsBank shareholders vote for the election of such individuals as directors. NationsBank also agreed to cause Mr. Craig to be elected or appointed as a member of the Executive Committee of the Board of Directors of NationsBank at, or as promptly as practicable after, the Effective Time and at the Effective Time Mr. Craig will be Chairman of the Board of Directors of NationsBank for a term extending through the NationsBank annual meeting of shareholders in 1998.

     See "THE MERGER -- Interests of Certain Persons in the Merger."

     Following the Merger, NationsBank intends to combine the operations of and, subject to required regulatory approvals, to merge subsidiary banks of NationsBank and Boatmen's and to consolidate the operations of other subsidiaries of NationsBank and Boatmen's that provide similar services. Receipt of such regulatory approvals is not a condition to the Merger. As of the date of this Joint Proxy Statement-Prospectus, no final determination with respect to such matters has been made. Additionally, NationsBank intends to combine the trust and investment management operations of NationsBank and Boatmen's in a single asset-management group in St. Louis and to manage the activities of its banking operations in Missouri, Arkansas, Kansas, Iowa, Illinois, Texas, Oklahoma and New Mexico from St. Louis through the NationsBank West group to be formed after the Merger.

     While no assurance can be given, NationsBank and Boatmen's have estimated, based on information available at this time, pretax expense savings resulting from the Merger to be approximately $140 million in 1997, increasing to approximately $295 million in 1998 and $335 million in 1999. The extent to which such expense savings will be achieved is dependent upon various factors, a number of which are beyond the control of NationsBank and Boatmen's, including the regulatory environment, economic conditions, unanticipated changes in business conditions, and inflation, and no assurances can be given with respect to the ultimate level and composition of expense savings to be realized, or that such savings will be realized in the time frame currently anticipated. These amounts have not been included in any of the unaudited pro forma financial information included in this Joint Proxy Statement-Prospectus.

     Historically, NationsBank has achieved a return on equity on a consolidated basis of approximately 15.8% in 1992, 15% in 1993, 16.1% in 1994, 17% in 1995, 17.6% for the first nine months of 1996 (after giving effect to a merger related charge expensed in the first quarter of 1996) and 18.4% (excluding the merger related charge). NationsBank has achieved a return on equity for its General Bank of approximately 15% in 1992, 16% in 1993, 17% in 1994, 19% in 1995 and 23% for the first nine months of 1996. NationsBank believes that these positive trends are reflective of its strength in integrating past acquisitions, including NationsBank's acquisition of C&S/Sovran Corporation. NationsBank has recently established a corporate goal of achieving a targeted return on equity on a consolidated basis in the range of 17% to 20%. NationsBank expects that the Merger will enable NationsBank and its General Bank to achieve favorable returns on equity generally consistent with this historical performance over time upon full integration of the Merger, although there can be no assurance in that regard.

     For additional information regarding management and operations of the combined company, see "INFORMATION ABOUT NATIONSBANK" and "INFORMATION ABOUT BOATMEN'S."

1997 AND 1998 EARNINGS ESTIMATES

     In analyzing the anticipated financial impact of the Merger, NationsBank prepared certain earnings estimates for the combined company. As a base line for these earnings estimates, NationsBank used consensus "street" earnings per share estimates published by IBES for both NationsBank and Boatmen's. The IBES estimates for NationsBank's stand-alone fully diluted earnings per share are $8.98 and $9.97 for 1997 and 1998, respectively.

     From the IBES base, NationsBank made certain adjustments to reflect preliminary purchase accounting estimates and adjustments regarding cost savings and revenue enhancements expected to be realized from the Merger to derive an estimated combined company fully diluted earnings per share estimate of $8.48 in 1997 and $10.00 in 1998. The significant assumptions utilized by NationsBank in preparing these estimates include the following:

     -  The Merger will be consummated in January 1997.

     - The aggregate transaction value is approximately $9.6 billion based on the closing price of NationsBank Common Stock of $93.625 on August 27, 1996.

     - NationsBank will have average fully diluted common shares outstanding of approximately 346 million in 1997 and approximately 332 million in 1998. An estimated 61 million shares will be issued in the Merger, which assumes a cash election of 40 percent of the Merger consideration.

     - Before-tax cost savings relating to the Merger will total approximately $140 million in 1997 and approximately $295 million in 1998. The majority of these projected cost savings will result from eliminating redundancies and centralizing back-office and staff units.

     - The Merger will result in before-tax revenue enhancements and funding advantages totaling approximately $75 million and approximately $165 million in 1997 and 1998, respectively. These projected revenue enhancements and funding advantages assume, among other things, improved product delivery processes, higher market penetration for fee-related business activities and lower deposit and discretionary funding costs.

     The combined company's ability to achieve these earnings estimates is dependent upon various factors, a number of which will be beyond the control of NationsBank, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and no assurances can be given with respect to the ultimate level and composition of expense savings and revenue enhancements to be realized, or that such expense savings and revenue enhancements will be realized in the time frame currently anticipated. In addition, these earnings estimates will vary based on the final transaction value as determined by the NationsBank Common Stock price during the period prior to the Effective Time as specified in the Agreement. These earnings estimates are also dependent upon whether the level of share buybacks necessary to reach the average share estimates outlined above are achieved. As a result of these and other factors, there will be differences between the earnings estimates presented herein and actual results and these differences could be material. The components of these earnings estimates have not been included in any of the unaudited pro forma financial information included in this Joint Proxy Statement-Prospectus. See cautionary statement included under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" regarding these forward-looking earnings estimates.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

     NationsBank Common Stock is listed on the NYSE and the PSE under the trading symbol "NB." NationsBank Common Stock is also listed on the LSE and certain shares are listed on the Tokyo Stock Exchange. As of August 29, 1996 NationsBank Common Stock was held of record by approximately 107,709 persons. The following table sets forth the high and low sale prices of the NationsBank Common Stock as reported on the NYSE Composite Transactions List for the periods indicated.

     Boatmen's Common Stock is traded on The Nasdaq Stock Market as a National Market Security and reported by The Nasdaq Stock Market under the symbol "BOAT." The following table sets forth the high and low sale prices for Boatmen's Common Stock as reported by The Nasdaq Stock Market for the indicated periods. As of August 30, 1996 Boatmen's Common Stock was held of record by approximately 36,122 persons.

                                                                NATIONSBANK          BOATMEN'S
                                                               SALES PRICES        SALES PRICES
                                                               -------------       -------------
                                                               HIGH      LOW       HIGH      LOW
                                                               ----      ---       ----      ---
YEAR ENDED DECEMBER 31, 1994:
  First Quarter..............................................  $50  7/8  $44 3/8   $30  1/2  $26 3/4
  Second Quarter.............................................   57  3/8   44 1/2    35        28 7/8
  Third Quarter..............................................   56        47 1/8    34  7/8   30 1/8
  Fourth Quarter.............................................   50  3/4   43 3/8    31  1/2   26 1/8
YEAR ENDED DECEMBER 31, 1995:
  First Quarter..............................................   51  3/4   44 5/8    31  7/8   26 7/8
  Second Quarter.............................................   57  3/4   49 5/8    36  1/4   30 1/4
  Third Quarter..............................................   68  7/8   53 3/4    38  3/4   34 1/2
  Fourth Quarter.............................................   74  3/4   64        42  5/8   36
YEAR ENDING DECEMBER 31, 1996:
  First Quarter..............................................   81  3/8   64 3/8    42  7/8   37 5/8
  Second Quarter.............................................   84  5/8   74 3/4    41        37 1/4
  Third Quarter..............................................   94  1/8   76 3/8    56        39 1/4
  Fourth Quarter (through November 13, 1996).................   95  7/8   86 1/4    61  3/4   55 3/8

DIVIDENDS

     The following table sets forth dividends declared per share of NationsBank Common Stock and Boatmen's Common Stock, respectively, for the periods indicated. The ability of either NationsBank or Boatmen's to pay dividends to its shareholders is subject to certain restrictions. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation" and "INFORMATION ABOUT
BOATMEN'S -- Supervision and Regulation."

                                                                       NATIONSBANK     BOATMEN'S
                                                                        DIVIDENDS      DIVIDENDS
                                                                       -----------     ----------
YEAR ENDED DECEMBER 31, 1994:
  First Quarter......................................................     $ .46           $.31
  Second Quarter.....................................................       .46            .31
  Third Quarter......................................................       .46            .34
  Fourth Quarter.....................................................       .50            .34
YEAR ENDED DECEMBER 31, 1995:
  First Quarter......................................................       .50            .34
  Second Quarter.....................................................       .50            .34
  Third Quarter......................................................       .50            .37
  Fourth Quarter.....................................................       .58            .37
YEAR ENDING DECEMBER 31, 1996:
  First Quarter......................................................       .58            .37
  Second Quarter.....................................................       .58            .37
  Third Quarter......................................................       .58            .42

                         INFORMATION ABOUT NATIONSBANK

GENERAL

     NationsBank is a multi-bank holding company established as a North Carolina corporation in 1968 and is registered under the BHCA, with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries (the "Banks") and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. The principal executive offices of NationsBank are located at NationsBank Corporate Center in Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000.

OPERATIONS

     NationsBank provides a diversified range of banking and certain non-banking financial services and products through its various subsidiaries. NationsBank manages its activities through three major business units: the General Bank, Global Finance and Financial Services.

     The General Bank provides comprehensive services in the commercial and retail banking fields, including the origination and servicing of home mortgage loans, the issuance and servicing of credit cards (through a Delaware subsidiary), indirect lending, dealer finance and certain insurance services. The General Bank also provides retirement services for defined benefit and defined contribution plans, full service and discount brokerage services and investment advisory services, including advising the Nations Fund family of mutual funds, as well as private banking, fiduciary and investment management services through subsidiaries of NationsBank. As of September 30, 1996, the General Bank operated 1,980 banking offices through the following Banks:
NationsBank, N.A. (serving the states of North Carolina, South Carolina, Maryland and Virginia and the District of Columbia); NationsBank, N.A. (South) (serving the states of Florida and Georgia); NationsBank of Kentucky, N.A.; NationsBank of Tennessee, N.A.; NationsBank of Texas, N.A.; and Sun World, N.A. (serving the state of Texas). The General Bank also provides fully automated, 24-hour cash dispensing and depositing services throughout the states in which it is located, through 3,609 automated teller machines.

     Global Finance provides comprehensive corporate and investment banking as well as trading and distribution services to domestic and international customers. The group serves as a principal lender and investor, as well as an advisor, arranger and underwriter, and manages treasury and trade transactions for clients and customers. Loan origination and syndication, asset-backed lending, leasing, factoring, project finance and mergers and acquisitions are representative of the services provided. Global Finance also underwrites, trades and distributes a wide range of securities (including bank-eligible securities and, to a limited extent, bank-ineligible securities as authorized by the Federal Reserve Board), and trades and distributes a wide range of derivative products in certain interest rate, foreign exchange, commodity and equity markets. Global Finance provides its services through various offices located in major United States cities as well as in London, Frankfurt, Singapore, Bogota, Mexico City, Grand Cayman, Nassau, Seoul, Tokyo, Osaka, Taipei and Hong Kong.

     Financial Services includes NationsCredit Consumer Corporation, primarily a consumer finance subsidiary, and NationsCredit Commercial Corporation, primarily a commercial finance subsidiary. NationsCredit Consumer Corporation, which has approximately 331 offices located in 36 states, provides personal, mortgage and automobile loans to consumers and retail finance programs to dealers. NationsCredit Commercial Corporation consists of seven divisions that specialize in one or more of the following areas: equipment loans and leasing; loans for debt restructuring, mergers and acquisitions and working capital; real estate, golf/recreational and health care financing; and inventory financing to manufacturers, distributors and dealers.

     As part of its operations, NationsBank regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, NationsBank regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, NationsBank publicly announces such material acquisitions when a definitive agreement has been reached.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to NationsBank is incorporated by reference or set forth in the NationsBank Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference. Shareholders of NationsBank and Boatmen's desiring copies of such documents may contact NationsBank at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

SUPERVISION AND REGULATION

     General. As a registered bank holding company, NationsBank is subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The Banks are organized as national banking associations, which are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller"). The Banks are also subject to regulation by the FDIC and other federal regulatory agencies. In addition to banking laws, regulations and regulatory agencies, NationsBank and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect the Corporation's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect NationsBank.

     The activities of NationsBank, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as NationsBank, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995 without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, therefore creating interstate branches, beginning June 1, 1997. Under such legislation, each state has the opportunity to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such act, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching. Of those states in which the Banks are located, Delaware, Maryland, North Carolina and Virginia have enacted legislation to "opt in," thereby permitting interstate branching prior to June 1, 1997, and Texas has adopted legislation to "opt out" of the interstate branching provisions (which Texas law currently expires on September 2, 1999).

     As previously described, NationsBank regularly evaluates merger and acquisition opportunities, and it anticipates that it will continue to evaluate such opportunities in light of the new legislation.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies.

     Capital and Operational Requirements. The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.

     The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. NationsBank's Tier 1 and total risk-based capital ratios under these guidelines at September 30, 1996 were 7.05% and 12.05%, respectively.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. NationsBank's leverage ratio at September 30, 1996 was 6.30%. Management believes that NationsBank meets its leverage ratio requirement.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, as of September 30, 1996, each of the Banks was considered well capitalized.

     Banking agencies have recently adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, those banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

     Distributions. NationsBank funds for cash distributions to its shareholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The amount of dividends that each Bank may declare in a calendar year without approval of the Comptroller is the Bank's net profits for that year, as defined by statute, combined with its net retained profits, as defined, for the preceding two years. In addition, from time to time NationsBank applies for, and may receive, permission from the Comptroller for one or more of the Banks to declare special dividends. As of January 1, 1996, the Banks can initiate dividend payments without prior regulatory approval of up to $905 million plus an additional amount equal to their net profits for 1996 up to the date of any such dividend declaration.

     In addition to the foregoing, the ability of NationsBank and the Banks to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA as described above. Furthermore, the Comptroller may prohibit the payment of a dividend by a national bank if it determines that such payment would constitute an unsafe or unsound practice. The right of NationsBank, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

     Source of Strength. According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of NationsBank or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of NationsBank may be assessed for the FDIC's loss, subject to certain exceptions.

MERGER SUB

     Merger Sub, a Delaware corporation, is a wholly owned subsidiary of NationsBank and is not engaged in any significant business activity other than holding stock of other subsidiaries of NationsBank.

                          INFORMATION ABOUT BOATMEN'S

GENERAL

     Boatmen's is a bank holding company registered under the BHCA, was organized under the laws of the State of Missouri in 1946, and has as its principal assets the stock of its subsidiaries. Boatmen's is among the 30 largest banking organizations in the United States with, as of September 30, 1996, total assets of approximately $40.7 billion and total shareholders' equity of $3.6 billion. Through 55 subsidiary banks, including a federal savings bank, Boatmen's operates from over 600 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas and it has the leading deposit market share in five states -- Missouri, Kansas, Oklahoma, Arkansas and New Mexico. Boatmen's also ranks among the twenty largest providers of trust services in the nation, with approximately $42.7 billion in assets under management as of September 30, 1996. Boatmen's other principal businesses include a mortgage banking company, a credit life insurance company, a credit card company and an insurance agency. Boatmen's principal executive offices are located at One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, and its telephone number is (314) 466-6000.

     The business of Boatmen's consists primarily of the ownership, supervision and control of its subsidiaries (the "Boatmen's Banks"). Boatmen's provides its subsidiaries with advice, counsel and specialized services in various fields of financial and banking policy and operations.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and certain biographical information regarding Mr. Craig and other related matters as to Boatmen's is incorporated by reference or set forth in Boatmen's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference. Shareholders of Boatmen's and NationsBank desiring copies of such documents may contact Boatmen's at its address or phone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

SUPERVISION AND REGULATION

     Boatmen's, like NationsBank, is a registered bank holding company subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The Boatmen's Banks which are national banks are subject to the supervision, regulation and examination by the Comptroller. The Boatmen's Banks which are state chartered banks and members of the Federal Reserve System are subject to federal supervision, regulation and examination by the FDIC. The state chartered Boatmen's Banks are also subject to supervision, regulation and examination by the bank supervisory authorities in their respective states. The Boatmen's Bank which is a federal savings bank is subject to supervision, regulation and examination by the OTS. Various federal and state laws and regulations apply to many aspects of the operations of the Boatmen's Banks, including reserves, loans, mortgages, issuances of securities, interest rates paid on deposits and loans, investments, mergers and acquisitions, establishment of branch offices and facilities and capital. The payment of dividends by the Boatmen's Banks, which is Boatmen's principal source of income, is also subject to certain statutory restrictions and to regulation by government agencies. The deposits of the Boatmen's Banks are insured by the FDIC to the extent provided by law. The following discussion summarizes certain aspects of the laws and regulations that affect Boatmen's. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to Boatmen's business. Supervision, regulation and examination of Boatmen's and its subsidiary banks by the bank regulatory agencies are intended primarily for the protection of depositors rather than holders of stock of Boatmen's.

     Like NationsBank, the activities of Boatmen's, and those companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as Boatmen's, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Interstate Banking and Branching Act, a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995 without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, therefore creating interstate branches, beginning June 1, 1997. Under such legislation, each state has the opportunity to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such Act, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching. Of those states in which the Boatmen's Banks are located, New Mexico and Oklahoma (beginning May 31, 1997) have enacted legislation to "opt in," thereby permitting interstate branching prior to June 1, 1997, and Texas has adopted legislation to "opt out" of the interstate branching provisions (which Texas law currently expires on September 2, 1999).

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before various bank regulatory agencies.

     Capital and Operational Requirements. As previously described, the Federal Reserve Board, the Comptroller, the OTS and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to U.S. banking organizations. Thus, the capital guidelines applicable to Boatmen's and the Boatmen's Banks are substantially similar to those applicable to NationsBank and its subsidiary banks. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation." Boatmen's Tier 1, total risk-based, and leverage capital ratios under these guidelines at September 30, 1996 were 11.29%, 13.82% and 8.21%, respectively.

     There are also various legal restrictions on the extent to which Boatmen's and its non-bank subsidiaries can borrow or otherwise obtain credit from its subsidiary banks. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of such non-bank companies, to 10% (and 20% for all such extensions of credit in the aggregate) of such lending bank's capital stock and surplus.

     Distributions. Boatmen's is a legal entity separate and distinct from its banking and other subsidiaries. Each of Boatmen's and the Boatmen's Banks is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circum-stances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

     In addition to the foregoing, the ability of Boatmen's and the Boatmen's Banks to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA as described above under "INFORMATION ABOUT
NATIONSBANK -- Supervision and Regulation." Because Boatmen's and the Boatmen's Banks exceed applicable capital requirements, management of Boatmen's does not believe that these provisions of FDICIA will have any material impact on Boatmen's or the Boatmen's Banks or their respective operations.

     The right of Boatmen's, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

     Source of Strength. Under Federal Reserve Board policy, Boatmen's is expected to act as a source of financial strength to the Boatmen's Banks and to commit resources to support such subsidiaries. This support may be required at times when Boatmen's may not find itself able to provide it. In the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a Boatmen's Bank or related to FDIC assistance provided to such subsidiary in danger of default -- other FDIC-insured institutions under common control with such institution may be assessed for the FDIC's loss, subject to certain exceptions. Any capital loans by Boatmen's to the Boatmen's Banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of Boatmen's bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of its banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

                           NATIONSBANK CAPITAL STOCK

NATIONSBANK COMMON STOCK

     General. NationsBank is authorized to issue 800,000,000 shares of NationsBank Common Stock, of which 291,304,051 shares were outstanding as of August 29, 1996. NationsBank Common Stock is traded on the NYSE and the PSE under the trading symbol "NB." NationsBank Common Stock is also listed on the LSE and certain shares are listed and traded on the Tokyo Stock Exchange. As of August 29, 1996, 49.9 million shares of NationsBank Common Stock were reserved for issuance under various employee benefit plans of NationsBank and upon conversion of the NationsBank ESOP Preferred Stock, 2.8 million shares were reserved for issuance under the NationsBank Dividend Reinvestment and Stock Purchase Plan and 110 million shares were reserved for issuance in connection with the Merger. After taking into account the shares reserved as described above, the number of authorized shares of NationsBank Common Stock available for other corporate purposes as of August 29, 1996 was approximately 346 million. Since that date, five million additional shares have been reserved for issuance in connection with the NationsBank Corporation Key Employee Stock Plan.

     Voting and Other Rights. The holders of NationsBank Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, such shareholders do not have the right to cumulate their votes, so long as NationsBank has a class of shares registered under Section 12 of the Exchange Act (unless action is taken to provide otherwise by charter amendment, which action management does not currently intend to propose). In general, (i) amendments to the NationsBank Articles of Incorporation must be approved by each voting group entitled to vote separately thereon by a majority of the votes cast by that voting group, unless the amendment creates dissenters' rights for a particular voting group, in which case such amendment must be approved by a majority of the votes entitled to be cast by such voting group; (ii) a merger or share exchange required to be approved by the shareholders must be approved by each voting group entitled to vote separately thereon by a majority of the votes entitled to be cast by that voting group; and (iii) the dissolution of NationsBank, or the sale of all or substantially all of the property of NationsBank other than in the usual and regular course of business, must be approved by a majority of all votes entitled to be cast thereon.

     In the event of liquidation, holders of NationsBank Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any NationsBank preferred stock (as described below) then outstanding.

     NationsBank Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of NationsBank Common Stock are, and upon issuance the shares of NationsBank Common Stock to be issued to shareholders of Boatmen's will be, validly issued, fully paid and nonassessable.

     ChaseMellon Shareholder Services, L.L.C. acts as transfer agent and registrar for NationsBank Common Stock.

     Distributions. The holders of NationsBank Common Stock are entitled to receive such dividends or distributions as the NationsBank Board may declare out of funds legally available for such payments. The payment of distributions by NationsBank is subject to the restrictions of North Carolina law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

     The ability of NationsBank to pay distributions is affected by the ability of the Banks to pay dividends. The ability of the Banks, as well as of NationsBank, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation."

NATIONSBANK PREFERRED STOCK

     NationsBank has authorized 45,000,000 shares of preferred stock and may issue such preferred stock in one or more series, each with such preferences, limitations, designations, conversion rights, voting rights, distribution rights, voluntary and involuntary liquidation rights and other rights as it may determine. NationsBank has designated 3,000,000 shares of ESOP Convertible Preferred Stock, Series C, of which 2,445,143 shares were issued and outstanding as of August 29, 1996.

NATIONSBANK ESOP PREFERRED STOCK

     THE FOLLOWING SUMMARY OF THE NATIONSBANK ESOP PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION THEREOF CONTAINED IN THE NATIONSBANK ARTICLES OF INCORPORATION ATTACHED AS EXHIBIT 3(I) TO NATIONSBANK'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1994, INCORPORATED HEREIN BY REFERENCE.

     The NationsBank ESOP Preferred Stock was first issued in the transaction by which NationsBank was formed from the merger of NCNB Corporation and C&S/Sovran Corporation in 1991 upon the conversion of shares of ESOP Convertible Preferred Stock, Series C of C&S/Sovran Corporation. All shares are held by the trustee under the NationsBank Corporation Retirement Savings Plan (the "ESOP"). The NationsBank ESOP Preferred Stock ranks senior to the NationsBank Common Stock, but will rank junior to the NationsBank New Preferred Stock, with respect to dividends and distributions upon liquidation.

     Preferential Rights. Shares of NationsBank ESOP Preferred Stock have no preemptive or preferential rights to purchase or subscribe for shares of NationsBank capital stock of any class and are not subject to any sinking fund or other obligation of NationsBank to repurchase or retire the series, except as discussed below.

     Dividends. Each share of NationsBank ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate as of the date on which they first became payable, without interest. So long as any shares of NationsBank ESOP Preferred Stock are outstanding, no dividend may be declared, paid or set apart for payment on any other series of stock ranking on a parity with NationsBank ESOP Preferred Stock as to dividends, unless like dividends have been declared and paid, or set apart for payment, on the NationsBank ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. NationsBank generally may not declare, pay or set apart for payment any dividends (except for, among other things, dividends payable solely in shares of stock ranking junior to the NationsBank ESOP Preferred Stock as to dividends or upon liquidation) on, make any other distribution on, or make payment on account of the purchase, redemption or other retirement of, any other class or series of NationsBank capital stock ranking junior to the NationsBank ESOP Preferred Stock as to dividends or upon liquidation, until full cumulative dividends on the NationsBank ESOP Preferred Stock have been declared and paid or set apart for payment when due.

     Voting Rights. The holder of the NationsBank ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of NationsBank Common Stock and votes together with the holders of NationsBank Common Stock as one class. Except as otherwise required by applicable law, the holder of the NationsBank ESOP Preferred Stock has no special voting rights. To the extent that the holder of such shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of NationsBank Common Stock into which such share of NationsBank ESOP Preferred Stock could be converted on the record date for determining the shareholders entitled to vote, rounded to the nearest whole vote.

     Shares of the NationsBank ESOP Preferred Stock initially are convertible into NationsBank Common Stock at a conversion rate equal to 0.84 shares of NationsBank Common Stock per share of NationsBank ESOP Preferred Stock, and a conversion price of $42.50 per 0.84 shares of NationsBank Common Stock, subject to certain customary anti-dilution adjustments.

     Distributions. In the event of any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the holder of the NationsBank ESOP Preferred Stock will be entitled to receive out of the assets of NationsBank available for distribution to shareholders, subject to the rights of the holders of any NationsBank preferred stock ranking senior to or on a parity with the NationsBank ESOP Preferred Stock as to distributions upon liquidation, dissolution or winding-up but before any amount will be paid or distributed among the holders of NationsBank Common Stock or any other shares ranking junior to the NationsBank ESOP Preferred Stock as to such distributions, liquidating distributions of $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. If, upon any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the amounts payable with respect to the NationsBank ESOP Preferred Stock and any other stock ranking on a parity therewith as to any such distribution are not paid in full, the holder of the NationsBank ESOP Preferred Stock and such other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the NationsBank ESOP Preferred Stock will not be entitled to any further distribution of assets by NationsBank. Neither a merger or consolidation of NationsBank with or into any other corporation, nor a merger or consolidation of any other corporation with or into NationsBank nor a sale, transfer or lease of all or any portion of NationsBank's assets, will be deemed to be a dissolution, liquidation or winding-up of NationsBank.

     Redemption. The NationsBank ESOP Preferred Stock is redeemable, in whole or in part, at the option of NationsBank, at any time. The redemption price for the shares of the NationsBank ESOP Preferred Stock will depend upon the time of redemption. Specifically, the redemption price for the 12-month period that began on July 1, 1996, is $43.49 per share; on each succeeding July 1, the redemption price will be reduced by $.33 per share, except that on and after July 1, 1999, the redemption price will be $42.50 per share, and the redemption price may be paid in cash or shares of NationsBank Common Stock. In each case, the redemption price also must include all accrued and unpaid dividends to the date of redemption. To the extent that the NationsBank ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required for redemption of the NationsBank ESOP Preferred Stock.

     NationsBank is required to redeem shares of the NationsBank ESOP Preferred Stock at the option of the holder of such shares to the extent necessary either to provide for distributions required to be made under the ESOP or to make payments of principal, interest or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP. The redemption price in such case will be the greater of $42.50 per share plus accrued and unpaid dividends to the date of redemption or the fair market value of the aggregate number of shares of NationsBank Common Stock into which a share of NationsBank ESOP Preferred Stock then is convertible.

NATIONSBANK DEPOSITARY SHARES

     The NationsBank Depositary Shares to be issued in the Merger, as described below, will be substantially similar to the Boatmen's Depositary Shares currently outstanding.

     General. The shares of NationsBank New Series A Preferred Stock will be represented by the NationsBank Depositary Shares. Each NationsBank Depositary Share will represent a 1/16th interest in a share of NationsBank New Series A Preferred Stock. The NationsBank Depositary Shares will be freely transferrable under the Securities Act, subject to the restrictions described under "THE MERGER -- Restrictions on Resales by Affiliates."

     The shares of the NationsBank New Series A Preferred Stock underlying the NationsBank Depositary Shares will be deposited under a separate Deposit Agreement, dated as of February 24, 1992, and amended January 31, 1996 (the "Deposit Agreement") between Boatmen's and BANK IV, N.A. (the "Depositary") and evidenced by NationsBank Depositary Receipts. Pursuant to the Agreement, the Deposit Agreement will, at the Effective Time, be automatically assumed by Merger Sub, will be assigned by it to NationsBank and will, thereafter, relate to the shares of NationsBank New Series A Preferred Stock issued in the Merger. Subject to the terms of the Deposit Agreement, each owner of a NationsBank Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of NationsBank New Series A Preferred Stock underlying such NationsBank Depositary Share, to all the rights and preferences of the NationsBank New Series A Preferred Stock underlying such NationsBank Depositary Share (including dividend, voting, redemption, conversion, and liquidation rights).

     Upon consummation of the Merger, the Boatmen's Depositary Receipts shall be deemed to be NationsBank Depositary Receipts without any action by NationsBank, Boatmen's or the holders thereof. Upon subsequent transfers of NationsBank Depositary Shares, new NationsBank Depositary Receipts will be issued by the Depositary. See "THE MERGER -- Exchange of Certificates."

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the NationsBank New Series A Preferred Stock to the record holders of NationsBank Depositary Shares relating to such NationsBank New Series A Preferred Stock in proportion to the numbers of such NationsBank Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of NationsBank Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of NationsBank Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of NationsBank Depositary Shares entitled thereto, unless the Depositary, after consultation with NationsBank, determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of NationsBank, sell such property and distribute the net proceeds from such sale to such holders.

     Conversion. A holder of NationsBank Depositary Shares will be able to participate in the conversion of the NationsBank New Series A Preferred Stock as discussed below under "-- NationsBank New Series A Preferred." If the NationsBank Depositary Shares represented by a NationsBank Depositary Receipt are to be converted in part only, a new NationsBank Depositary Receipt will be issued by the Depositary for the NationsBank Depositary Shares which are not to be converted. No fractional shares of NationsBank Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by NationsBank equal to the value of the fractional interest, based upon the closing price of the NationsBank Common Stock on the last business day prior to the date of conversion.

     Redemption of NationsBank Depositary Shares. If the NationsBank New Series A Preferred Stock is redeemed, the NationsBank Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of the NationsBank New Series A Preferred Stock held by the Depositary. The Depositary will mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the NationsBank Depositary Shares to be so redeemed at their respective addresses appearing in the books of the Depositary. The redemption price per NationsBank Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to the NationsBank New Series A Preferred Stock. Whenever NationsBank redeems shares of NationsBank New Series A Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of NationsBank Depositary Shares relating to shares of NationsBank New Series A Preferred Stock so redeemed. If less than all the NationsBank Depositary Shares are to be redeemed, the NationsBank Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the NationsBank Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the NationsBank Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such NationsBank Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the NationsBank Depositary Receipts evidencing such NationsBank Depositary Shares.

     Voting the NationsBank New Series A Preferred. Upon receipt of notice of any meeting at which the holders of the NationsBank New Series A Preferred Stock are entitled to vote as discussed below under "-- NationsBank New Series A Preferred", the Depositary will mail the information contained in such notice of meeting to the record holders of the NationsBank Depositary Shares relating to such NationsBank New Series A Preferred Stock. Each record holder of such NationsBank Depositary Shares on the record date (which will be the same date as the record date for the NationsBank New Series A Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of NationsBank New Series A Preferred Stock underlying such holder's NationsBank Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of NationsBank New Series A Preferred Stock underlying such NationsBank Depositary Shares in accordance with such instructions, and NationsBank will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of NationsBank New Series A Preferred Stock to the extent it does not receive specific instructions from the holders of NationsBank Depositary Shares relating to such NationsBank New Series A Preferred Stock.

     Amendment and Termination of Deposit Agreement. The form of NationsBank Depositary Receipt evidencing the NationsBank Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between NationsBank, as assignee of Merger Sub (successor by merger with Boatmen's), and the Depositary. Any amendment, however, which materially and adversely alters the rights of the holders of NationsBank Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the NationsBank Depositary Shares then outstanding. The Deposit Agreement may be terminated by NationsBank or the Depositary if, among other reasons, (i) all outstanding NationsBank Depositary Shares have been redeemed or converted into NationsBank Common Stock, or (ii) there has been a final distribution in respect of the NationsBank New Series A Preferred Stock in connection with any liquidation, dissolution or winding up of NationsBank and such distribution has been distributed to the holders of the related NationsBank Depositary Shares.

     Charges of Depositary. NationsBank will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. NationsBank will pay charges of the Depositary in connection with the initial deposit of the NationsBank New Series A Preferred Stock and any redemption of the NationsBank New Series A Preferred Stock. Holders of NationsBank Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     Miscellaneous. The Depositary will forward to the holders of NationsBank Depositary Shares all reports and communications from NationsBank which are delivered to the Depositary and which NationsBank is required to furnish to the holders of the NationsBank New Series A Preferred Stock.

     Neither the Depositary nor NationsBank will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of NationsBank and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any NationsBank Depositary Shares or NationsBank New Series A Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, holders of NationsBank Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to NationsBank notice of its election to do so, and NationsBank may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

NATIONSBANK NEW SERIES A PREFERRED

     The shares of NationsBank New Series A Preferred Stock, as described below, will be substantially similar to the shares of Boatmen's Series A Preferred Stock. The shares of NationsBank New Series A Preferred Stock will rank prior to the shares of NationsBank New Series B Preferred Stock and NationsBank ESOP Preferred Stock as to dividends and upon liquidation. Upon consummation of the Merger, certificates representing shares of Boatmen's Series A Preferred Stock will be deemed to represent shares of NationsBank New Series A Preferred Stock, without any action by NationsBank, Boatmen's or the holders thereof. Upon subsequent transfers of shares of NationsBank New Series A Preferred Stock, NationsBank will issue new certificates to the recipient of such shares. See "THE MERGER -- Exchange of Certificates."

     Dividends. Holders of the NationsBank New Series A Preferred Stock will be entitled to receive, when and as declared by the NationsBank Board, out of assets of NationsBank legally available for payment, cash dividends at the rate of 7.00% of the liquidation preference per annum (equivalent to $1.75 per annum per NationsBank Depositary Share). Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will be payable quarterly on March 1, June 1, September 1, and December 1 of each year. Dividends on the NationsBank New Series A Preferred Stock will be cumulative from the date of original issue. Each dividend will be payable to holders of record as they appear on the stock register of NationsBank on the record dates fixed by the NationsBank Board.

     If at any time there are outstanding shares of any other series of preferred stock ranking junior to or on a parity with the NationsBank New Series A Preferred Stock as to dividends, no dividends will be declared or paid or set apart for payment on any such other series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the NationsBank New Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends. If dividends on the NationsBank New Series A Preferred Stock and on any other series of preferred stock ranking on a parity as to dividends with the NationsBank New Series A Preferred Stock are in arrears, in making any dividend payment on account of such arrears, NationsBank will make payments ratably upon all outstanding shares of the NationsBank New Series A Preferred Stock and shares of such other series of preferred stock in proportion to the respective amounts of dividends in arrears on the NationsBank New Series A Preferred Stock and on such other series of preferred stock to the date of such dividend payment. Holders of shares of the NationsBank New Series A Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

     Unless full cumulative dividends on all outstanding shares of the NationsBank New Series A Preferred Stock will have been paid or declared and set aside for payment for all past dividend payment periods, no dividends (other than a dividend in NationsBank Common Stock or in any other stock ranking junior to the NationsBank New Series A Preferred Stock as to dividends and upon liquidation) will be declared upon the NationsBank Common Stock or upon any other stock ranking junior to the NationsBank New Series A Preferred Stock as to dividends and upon liquidation, nor will any NationsBank Common Stock or any other stock of NationsBank ranking junior to or on a parity with the NationsBank New Series A Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by NationsBank (except by conversion into or exchange for stock of NationsBank ranking junior to the NationsBank New Series A Preferred Stock as to dividends and upon liquidation). No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the NationsBank New Series A Preferred Stock which may be in arrears.

     Conversion Rights. Shares of the NationsBank New Series A Preferred Stock will be convertible at any time at the option of the holder into shares of NationsBank Common Stock at a conversion price of $44.44 per share of NationsBank Common Stock (equivalent to a conversion rate of approximately 0.562 share of NationsBank Common Stock for each NationsBank Depositary Share), subject to adjustment as described below (except that a share of NationsBank New Series A Preferred Stock that has been called for redemption will be convertible up to and including but not after the close of business on the tenth day preceding the date fixed for redemption).

     The conversion price is subject to adjustment upon certain events, including the issuance of NationsBank Common Stock as a dividend or distribution on shares of NationsBank Common Stock; subdivisions, splits, combinations or reclassifications of outstanding shares of NationsBank Common Stock; the issuance to holders of NationsBank Common Stock generally of rights or warrants to subscribe for NationsBank Common Stock at less than the then current market price; or the distribution to holders of the NationsBank Common Stock of evidences of indebtedness, assets (excluding cash dividends or distributions payable out of consolidated earnings or earned surplus), or rights or warrants to subscribe for securities of NationsBank other than those mentioned above.

     In the case of (i) any consolidation or merger to which NationsBank is a party (other than one in which NationsBank is the continuing corporation and the outstanding shares of the NationsBank Common Stock are not changed into or exchanged for stock or other securities of any other person or cash or other property as a result of or in connection with the consolidation or merger), (ii) a sale or conveyance of the properties and assets of NationsBank as, or substantially as, an entirety, or (iii) any statutory exchange of securities with another corporation, there will be no adjustment of the conversion price, but the holder of each share of NationsBank New Series A Preferred Stock then outstanding will have the right thereafter to convert such share into the kind and amount of securities, cash, or other property that the holder would have owned or been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance if such share had been converted immediately before the effective date of such consolidation, merger, statutory exchange, sale or conveyance.

     Upon conversion, no adjustments will be made for accrued dividends and, therefore, NationsBank Depositary Shares surrendered for conversion after the record date next preceding a dividend payment date for the NationsBank New Series A Preferred Stock and before the dividend payment date must be accompanied by payment of an amount equal to the dividend thereon which is to be paid on such dividend payment date (unless the NationsBank Depositary Shares surrendered for conversion have been called for redemption prior to such dividend payment date).

     No adjustment of the conversion price will be required to be made in any case unless the adjustment amounts to 1% or more of the conversion price, but any adjustment not made by reason of this limitation will be required to be carried forward cumulatively and taken into account in any subsequent adjustments.

     If at any time NationsBank makes a distribution of property to its shareholders which would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of NationsBank, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the antidilution provisions described above, the conversion price of the NationsBank

New Series A Preferred Stock is reduced, such reduction may be deemed to be the receipt of taxable income by holders of the NationsBank Depositary Shares.

     A holder may effect the conversion of any whole number of NationsBank Depositary Shares (whether or not evenly divisible by sixteen) by delivering the NationsBank Depositary Receipts evidencing such shares to the Depositary. NationsBank will issue to the Depositary a certificate for any fractional share of NationsBank New Series A Preferred Stock remaining unconverted.

     Fractional shares of NationsBank Common Stock will not be delivered upon conversion. Instead, a cash adjustment will be paid in respect of such fractional interest, based on the then current market price of NationsBank Common Stock.

     Redemption. Shares of NationsBank New Series A Preferred Stock will not be redeemable prior to March 1, 1997. Subject to obtaining the prior approval of the Federal Reserve Board, if required, the shares of NationsBank New Series A Preferred Stock will be redeemable at the option of NationsBank, in whole or in part, at any time or from time to time, on and after March 1, 1997, on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $400 per share (equivalent to $25 per NationsBank Depositary Share) plus accrued and unpaid dividends to the redemption date.

     The NationsBank New Series A Preferred Stock will not be subject to any sinking fund or other obligation of NationsBank to redeem or retire the NationsBank New Series A Preferred Stock.

     At its election, NationsBank, before the redemption date, may deposit the funds for such redemption, in trust, with a designated depositary and authorize such depositary to complete the redemption notice, and, after such deposit, all rights of the holders of NationsBank New Series A Preferred Stock and related NationsBank Depositary Shares so called for redemption will cease, except the right to receive the redemption price. As and to the extent, however, that NationsBank or the Depositary is required or permitted under the abandoned property laws of any jurisdiction to escheat any redemption funds held for the benefit of any holder, NationsBank and the Depositary will be absolved of any further liability or obligation to such holder to the full extent provided by law. Notwithstanding the foregoing, if any dividends on the NationsBank New Series A Preferred Stock are in arrears, no shares of NationsBank New Series A Preferred Stock or NationsBank Depositary Shares may be redeemed unless all outstanding shares of NationsBank New Series A Preferred Stock are simultaneously redeemed, and NationsBank will not purchase or otherwise acquire any shares of NationsBank New Series A Preferred Stock or NationsBank Depositary Shares; provided, however, that the foregoing will not prevent the purchase or acquisition of shares of NationsBank New Series A Preferred Stock or NationsBank Depositary Shares by NationsBank pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of NationsBank New Series A Preferred Stock or NationsBank Depositary Shares.

     If a notice of redemption has been given, from and after the redemption date for the shares of NationsBank New Series A Preferred Stock called for redemption (unless default will be made by NationsBank in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the NationsBank New Series A Preferred Stock so called for redemption will cease to accrue and such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of NationsBank (except the right to receive the redemption price) will cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the NationsBank Board will so require and the notice will so state), the redemption price set forth above will be paid out of funds provided by NationsBank. If fewer than all of the shares represented by any such certificates are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof.

     Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation, or winding up of NationsBank, the holders of the NationsBank New Series A Preferred Stock will be entitled to receive and to be paid out of assets of NationsBank available for distribution to its shareholders, before any payment or distribution is made to holders of NationsBank Common Stock or any other class of stock ranking junior to the NationsBank New Series A Preferred Stock upon liquidation, a liquidating distribution of $400 per share of NationsBank New Series A Preferred Stock (equivalent to $25 per NationsBank Depositary Share) plus accrued and unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the NationsBank New Series A Preferred Stock will have no right or claim to any of the remaining assets of NationsBank. If, upon any voluntary or involuntary dissolution, liquidation, or winding up of NationsBank, the amounts payable with respect to the NationsBank New Series A Preferred Stock and any other shares of stock of NationsBank ranking as to any such distribution on a parity with the NationsBank New Series A Preferred Stock are not paid in full, the holders of the NationsBank New Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of NationsBank in proportion to the full respective distributable amounts to which they are entitled. Neither the sale of all or substantially all the property or business of NationsBank, nor the merger or consolidation of NationsBank into or with any other corporation will be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of NationsBank.

     Voting. Except as otherwise expressly required by applicable law or as described below, holders of the NationsBank Depositary Shares or the NationsBank New Series A Preferred Stock will not be entitled to vote on any matter, including but not limited to any merger, consolidation or transfer of assets, and will not be entitled to notice of any meeting of shareholders of NationsBank. Whenever the approval or other action of holders of the NationsBank New Series A Preferred Stock is required by applicable law or by the NationsBank Articles of Incorporation, each share of the NationsBank New Series A Preferred Stock will be entitled to one vote and, except as described below, the affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented will be sufficient to constitute such approval or other action. Holders of NationsBank Depositary Shares will be entitled to vote the shares of NationsBank New Series A Preferred Stock which their NationsBank Depositary Shares represent. See "-- NationsBank Depositary Shares."

     The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of NationsBank New Series A Preferred Stock is required to (i) authorize, effect or validate the amendment, alteration or repeal of any provision of the NationsBank Articles of Incorporation which would adversely affect the preferences, rights, powers or privileges, qualifications, limitations and restrictions of the NationsBank New Series A Preferred Stock and (ii) create, authorize or issue, or reclassify any authorized stock of NationsBank into, or create, authorize or issue any obligation or security convertible into or evidencing a right to purchase any shares of any class of stock ranking on a parity with or prior to the NationsBank New Series A Preferred Stock in respect of dividends or distribution of assets on liquidation.

     If at any time NationsBank falls in arrears in the payment of dividends on the NationsBank New Series A Preferred Stock in an aggregate amount at least equal to the full accrued dividends for six quarterly dividend periods, the number of directors of NationsBank will be increased by two and the holders of the NationsBank New Series A Preferred Stock (and all classes of preferred stock ranking on parity thereto), voting separately as a single class, will have the exclusive right to elect two directors to fill the positions so created, and such right will continue annually until all dividends in arrears for any past dividend period have been paid in full or declared or set aside for payment. Immediately upon the cessation of such special voting rights the terms of the directors so elected will terminate.

     Other Aspects. Holders of the NationsBank New Series A Preferred Stock will have no preemptive rights. Shares of NationsBank New Series A Preferred Stock, when issued, will be validly issued, fully paid and nonassessable.

     The NationsBank Depositary Shares are expected to be approved for listing on The Nasdaq Stock Market.

NATIONSBANK NEW SERIES B PREFERRED

     The shares of NationsBank New Series B Preferred Stock, as described below, will be substantially similar to the shares of Boatmen's Series B Preferred Stock. Upon consummation of the Merger, certificates representing shares of Boatmen's Series B Preferred Stock will be deemed to represent shares of NationsBank New Series B Preferred Stock, without any action by NationsBank, Boatmen's or the holders thereof. Upon

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

subsequent transfers of shares of NationsBank New Series B Preferred Stock, NationsBank will issue new certificates to the recipient of such shares. See "THE MERGER -- Exchange of Certificates."

     Dividend Rights. Holders of shares of NationsBank New Series B Preferred Stock will be entitled to receive, when and as declared by the NationsBank Board, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, payable quarterly. Dividends on NationsBank New Series B Preferred Stock will be cumulative and no cash dividends can be declared or paid on any shares of NationsBank Common Stock unless full cumulative dividends on NationsBank New Series B Preferred Stock have been paid, or declared and funds sufficient for the payment thereof set apart.

     Liquidation Rights. In the event of the dissolution, liquidation or winding up of NationsBank, the holders of NationsBank New Series B Preferred Stock will be entitled to receive, after payment of the full liquidation preference on shares of any class of preferred stock ranking superior to NationsBank New Series B Preferred Stock (if any such shares are then outstanding) but before any distribution on shares of NationsBank Common Stock, liquidating dividends of $100 per share plus accumulated dividends.

     Redemption. Shares of NationsBank New Series B Preferred Stock will be redeemable, in whole or in part, at the option of the holders thereof, at the redemption price of $100 per share plus accumulated dividends, provided, that
(i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to NationsBank New Series B Preferred Stock; and (ii) NationsBank is not then in default or arrears with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to NationsBank New Series B Preferred Stock.

     Voting Rights. Each share of NationsBank New Series B Preferred Stock will have equal voting rights, share for share, with each share of NationsBank Common Stock.

     Superior Stock. NationsBank may, without the consent of holders of NationsBank New Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences. The shares of NationsBank New Series A Preferred Stock to be issued in the Merger will rank prior to, and the NationsBank ESOP Preferred Stock and NationsBank Common Stock will rank junior to, the NationsBank New Series B Preferred Stock as to dividends and upon liquidation.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS
                          OF NATIONSBANK AND BOATMEN'S

     NationsBank is a North Carolina corporation subject to the provisions of the NCBCA. Boatmen's is a Missouri corporation subject to the provisions of the MGBCL. Shareholders of Boatmen's, whose rights are governed by the Restated Articles of Incorporation and Bylaws of Boatmen's (the "Boatmen's Articles of Incorporation" and "Boatmen's Bylaws," respectively) and by the MGBCL, will upon consummation of the Merger, become shareholders of NationsBank. As shareholders of NationsBank, their rights will then be governed by the NationsBank Articles of Incorporation and the Bylaws of NationsBank (the "NationsBank Bylaws") and by the NCBCA.

     Except as set forth below, there are no material differences between the rights of Boatmen's Shareholders under the Boatmen's Articles of Incorporation and Bylaws and under the MGBCL, on the one hand, and the rights of NationsBank Shareholders under the NationsBank Articles of Incorporation, NationsBank Bylaws and the NCBCA, on the other hand.

BOARD OF DIRECTORS

     Election. The Boatmen's Board is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third of the directors of Boatmen's will be elected at each annual meeting of the shareholders. In addition, each share of Boatmen's Common Stock and Boatmen's Series B Preferred Stock entitles its holder to cast as many votes at an election for directors as there are directors to be elected, and to cast all of such votes for the same candidate. The NationsBank Board is not classified and votes are not cumulated. Each director must be elected at the annual meeting of directors by a plurality of the votes cast.

     Removal. The MGBCL provides that, unless otherwise provided in a corporation's articles of incorporation or bylaws, one or more directors or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote in an election of the directors. Directors may be removed only at a meeting called expressly for that purpose. If a corporation's articles of incorporation or bylaws provide for cumulative voting in the election of directors and if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which he or she is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the articles of incorporation, any references to a vote of the holders of outstanding shares are references to outstanding shares of that class and not to the vote of the outstanding shares as a whole. Any director of a corporation may be removed for cause by an action of a majority of the entire board of directors if the director fails to meet the qualifications stated in the corporation's articles of incorporation or bylaws for election as a director or is in breach of any agreement between such director and the corporation relating to such director's services as a director or employee of the corporation. Notice of the proposed removal by the directors must be given to all directors of a corporation prior to action thereon.

     The Boatmen's Articles of Incorporation provide that, at a meeting called expressly for that purpose, a director or the entire Boatmen's Board (other than directors elected by holders of preferred stock pursuant to certain special rights) may be removed without cause only upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote generally in an election of directors. Notwithstanding the foregoing, however, if less than the entire Board of Directors is to be removed without cause, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part. At a meeting called expressly for that purpose, a director (other than those elected by holders of preferred stock), may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election.

     The NCBCA provides that, in the absence of cumulative voting or a contrary provision in a corporation's governance documents, a director may be removed with or without cause by the affirmative vote of the holders of a majority of votes cast for such purpose. Additionally, the entire board of directors may be removed with or without cause by the holders of a majority of the shares entitled to elect such directors. The NationsBank Articles of Incorporation and the NationsBank Bylaws do not provide otherwise. In addition, the NCBCA provides that an appropriate court can remove a director upon petition of the holders of at least 10% of the outstanding shares of any class of stock of a corporation upon certain findings by such court.

SHAREHOLDER VOTE REQUIRED FOR BUSINESS COMBINATIONS

     The MGBCL provides that unless a corporation's articles of incorporation or bylaws provide otherwise, certain business combinations including mergers require the approval of the holders of at least two-thirds of the outstanding shares entitled to vote on the subject transaction.

     The Boatmen's Articles of Incorporation provide that, in addition to any affirmative vote required by law, any Business Combination (as hereafter defined) will require the affirmative vote of the holders of not less than 80% of the issued and outstanding shares of Boatmen's Common Stock. Notwithstanding the foregoing, however, the Boatmen's Articles of Incorporation also provide that any such Business Combination may be approved by the affirmative vote required by law if it has been approved by 75% of the entire Boatmen's Board. As used in this paragraph, the term "Business Combination" means (i) any merger or consolidation of Boatmen's or any subsidiary of Boatmen's with (a) any individual or entity who, together with certain affiliates or associates, owns greater than 5% of Boatmen's Common Stock (a "Substantial Shareholder"), or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of Boatmen's or any of its subsidiaries; (iii) the adoption of any plan or proposal for the liquidation of Boatmen's by or on behalf of a Substantial Shareholder; or (iv) any transaction involving Boatmen's or any of its subsidiaries, if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Boatmen's of which a Substantial Shareholder is the beneficial owner. Because the Boatmen's Board approved the Merger unanimously, this 80% approval requirement is inapplicable to the Merger.

     The NCBCA provides that, unless a corporation's governance documents provide otherwise, certain business combinations including mergers require the approval of a majority of the outstanding shares of each voting group of the corporation entitled to vote on the subject transaction. The NationsBank Articles of Incorporation and NationsBank Bylaws do not require otherwise. Accordingly, it is easier for the shareholders of NationsBank to cast sufficient votes to approve a merger or similar business combination than it is for the shareholders of Boatmen's.

AMENDMENTS TO ARTICLES OF INCORPORATION

     Under the MGBCL, a corporation may amend its articles of incorporation upon receiving the affirmative vote of the holders of a majority of its voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class; provided, however, that if the corporation's articles of incorporation or bylaws provide for cumulative voting in the election of directors, the number of directors of the corporation may not be decreased to less than three by amendment to the corporation's articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors; and provided, further, that a proposed amendment which provides that Section 351.407 of the MGBCL does not apply to "control share acquisitions" of shares of a corporation requires the affirmative vote of the holders of two-thirds of such corporation's voting shares.

     Article XII of the Boatmen's Articles of Incorporation provides that Boatmen's may amend, alter, change or repeal provisions of the Boatmen's Articles of Incorporation in the manner provided by law, with the exception, however, of the provisions of the Boatmen's Articles of Incorporation relating to the classification and number of directors, the approval of Business Combinations (which provision is described above under "-- Shareholder Vote Required for Business Combinations"), and the aforementioned exceptions to Arti-

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

cle XII, which require the affirmative vote of the holders of 80% of Boatmen's Common Stock then entitled to vote at a meeting of shareholders called for that purpose.

     NationsBank is subject to Article 10 of the NCBCA which provides that a corporation's board of directors may adopt several minor amendments to the corporation's certificate of incorporation without a shareholder vote. Other proposed amendments to the certificate of incorporation must be submitted to the shareholders by the board of directors. Such amendments must be approved by (1) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters rights; and (2) for shares entitled to vote as a separate voting group, a majority of those shares, provided that a quorum of the voting group is present. The NationsBank Articles of Incorporation do not contain any special provisions regarding their amendment.

SHAREHOLDER RIGHTS PLAN

     Boatmen's has adopted a shareholder rights plan pursuant to which holders of a share of Boatmen's Common Stock also hold one preferred share purchase right which may be exercised upon the occurrence of certain "triggering events" specified in the Boatmen's Rights Agreement (as hereafter defined). Shareholder rights plans such as Boatmen's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the Board of Directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Boatmen's, could have the effect of discouraging a business combination which shareholders believe to be in their best interests. The provisions of the Boatmen's Rights Agreement are discussed below.

     Boatmen's has amended the Boatmen's Rights Agreement so that the execution of the agreement and the consummation of the merger or the exercise by NationsBank of its rights under the Boatmen's Stock Option Agreement will not trigger any Boatmen's rights. See "THE MERGER -- Amendment to the Boatmen's Rights Agreement."

     On August 14, 1990, the Boatmen's Board declared a dividend, payable on August 31, 1990 (the "Boatmen's Dividend Record Date"), of one Boatmen's Right for each outstanding share of Boatmen's Common Stock. Each Boatmen's Right entitles the registered holder to purchase from Boatmen's one one-hundredth of a share of Boatmen's Series C Preferred Stock at a price of $110 (the "Boatmen's Purchase Price"), subject to adjustment. The description and terms of the Boatmen's Rights are set forth in the Boatmen's Rights Agreement between Boatmen's and Boatmen's Trust Company, as Rights Agent (the "Rights Agent"), and the following description is qualified in its entirety by the Boatmen's Rights Agreement.

     Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Boatmen's Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common Stock, or (ii) ten business days (or such later date as may be determined by action of the Boatmen's Board prior to such time as any person becomes a Boatmen's Acquiring Person) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding shares of Boatmen's Common Stock (the earlier of such dates being called the "Boatmen's Distribution Date"), the Boatmen's Rights will be evidenced, with respect to any of the Boatmen's Common Stock share certificates outstanding as of the Boatmen's Dividend Record Date, by such Boatmen's Common Stock share certificates, with a copy of a Summary of Rights attached thereto.

     The Boatmen's Rights Agreement provides that until the Boatmen's Distribution Date (or earlier redemption or expiration of the Boatmen's Rights) the Boatmen's Rights will be transferred only with shares of Boatmen's Common Stock. New Boatmen's Common Stock share certificates issued after the Boatmen's Dividend Record Date, upon transfer or new issuance of Boatmen's Common Stock will contain a notation incorporating the Boatmen's Rights Agreement by reference, and the surrender for transfer of any certificates for Boatmen's Common Stock outstanding as of the Boatmen's Dividend Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Boatmen's Rights associated with the Boatmen's Common Stock shares represented by such certificate. As soon as practicable following the Boatmen's Distribution Date, separate certificates evidencing the Boatmen's Rights (the "Boatmen's Right Certificates") will be mailed to holders of record of Boatmen's Common Stock as of the close of business on the Boatmen's Distribution Date and such separate Boatmen's Right Certificates alone will evidence the Boatmen's Rights.

     The Boatmen's Rights are not exercisable until the Boatmen's Distribution Date. The Boatmen's Rights will expire on August 14, 2000 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Boatmen's Rights are earlier redeemed by Boatmen's, in each case as described below.

     The Boatmen's Purchase Price payable, and the number of shares of Boatmen's Series C Preferred or other securities or property issuable, upon exercise of the Boatmen's Rights are subject to adjustment from time to time upon the occurrence of certain events in order to prevent dilution. In addition, the number of outstanding Boatmen's Rights and the number of one one-hundredths of a share of Boatmen's Series C Preferred issuable upon exercise of each Boatmen's Right are also subject to adjustment in the event of a stock split of Boatmen's Common Stock or a stock dividend on Boatmen's Common Stock payable in shares of Boatmen's Common Stock or subdivisions, consolidations or combinations of shares of Boatmen's Common Stock occurring, in any such case, prior to the Boatmen's Distribution Date.

     Shares of Boatmen's Series C Preferred purchasable upon exercise of the Boatmen's Rights will not be redeemable. Each share of Boatmen's Series C Preferred will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared on each share of Boatmen's Common Stock. In the event of liquidation, the holders of the Shares of Boatmen's Series C Preferred will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made on each share of Boatmen's Common Stock. Each share of Boatmen's Series C Preferred will have 100 votes, voting together with the Boatmen's Common Stock shares. Finally, in the event of any merger, consolidation or other transaction in which shares of Boatmen's Common Stock are exchanged, each share of Boatmen's Series C Preferred will be entitled to receive 100 times the amount received on each share of Boatmen's Common Stock. The Boatmen's Rights are protected by customary anti-dilution provisions.

     Because of the nature of the Boatmen's Series C Preferred dividend, liquidation and voting rights, the value of the one-hundredth interest in a share of Boatmen's Series C Preferred purchasable upon exercise of each Boatmen's Right should approximate the value of one Boatmen's Common Stock share.

     In the event that Boatmen's is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Boatmen's Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Boatmen's Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Boatmen's Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding shares of Boatmen's Common Stock (unless such person first acquires 20% or more of the outstanding shares of Boatmen's Common Stock by a purchase pursuant to a tender offer for all of the Boatmen's Common Stock for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding shares of Boatmen's Common Stock); or (ii) during such time as there is a Boatmen's Acquiring Person, there is a reclassification of securities or a recapitalization or reorganization of Boatmen's or other transaction or series of transactions involving Boatmen's which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Boatmen's or any of its subsidiaries beneficially owned by the Boatmen's Acquiring Person, proper provision will be made so that each holder of a Boatmen's Right, other than Boatmen's Rights beneficially owned by the Boatmen's Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Boatmen's Common Stock having a market value of two times the exercise price of the Boatmen's Right.

     At any time after the acquisition by a Boatmen's Acquiring Person of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common Stock, and prior to the acquisition by such Boatmen's Acquiring Person of 50% or more of the outstanding shares of Boatmen's Common Stock, the Boatmen's Board may exchange the Boatmen's Rights (other than Boatmen's Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Boatmen's Common Stock per Boatmen's Right (subject to adjustment).

     With certain exceptions, no adjustment in the Boatmen's Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Boatmen's Purchase Price. No fractional shares of Boatmen's Series C Preferred will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Boatmen's Series C Preferred and which may, at the election of Boatmen's, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Boatmen's Common Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a Boatmen's Acquiring Person of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common Stock, the Boatmen's Board may redeem the Boatmen's Rights in whole, but not in part, at a price of $0.01 per Boatmen's Right (the "Boatmen's Redemption Price"). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the Boatmen's Board in its sole discretion may establish.

     In addition, if a bidder who does not beneficially own more than 1% of the shares of Boatmen's Common Stock and all other voting shares of Boatmen's (together the "Voting Shares") (and who has not within the past year owned in excess of 1% of the Voting Shares and, at a time he held a greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Boatmen's) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Boatmen's, upon the request of the bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the proposal of the bidder. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Boatmen's Rights will be automatically redeemed at the Boatmen's Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common Stock. Immediately upon any redemption of the Boatmen's Rights, the right to exercise the Boatmen's Rights will terminate and the only right of the holders of Boatmen's Rights will be to receive the Boatmen's Redemption Price.

     The terms of the Boatmen's Rights may be amended by the Boatmen's Board without the consent of the holders of the Boatmen's Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Boatmen's Common Stock then known to Boatmen's to be beneficially owned by any person or group of affiliated or associated persons; or (ii) 10%, except that from and after such time as any person becomes a Boatmen's Acquiring Person no such amendment may adversely affect the interests of the holders of the Boatmen's Rights.

     Until a Boatmen's Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Boatmen's, including, without limitation, the right to vote or to receive dividends.

     NationsBank does not have a shareholder rights plan. This may make it less difficult for a potential acquiror to effect a non-negotiated business combination with NationsBank than with Boatmen's.

SHAREHOLDER PROPOSAL PROCEDURES

     The MGBCL does not contain any specific provisions regarding notice of shareholders' proposals.

     The Bylaws of Boatmen's provide that in order for any business to be transacted at any meeting of the shareholders, other than business proposed by or at the direction of the Boatmen's Board, notice thereof must be received from the proposing shareholder by the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as he reasonably requests, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting.

     Neither the NCBCA nor the NationsBank Articles of Incorporation or NationsBank Bylaws contain any specific provisions regarding notice of shareholders' proposals.

     The provisions of the Bylaws of Boatmen's make it more difficult for the shareholders of Boatmen's than for those of NationsBank to present proposals for business to be transacted at their meetings.

DISSENTERS' RIGHTS

     Under the MGBCL, a shareholder of a corporation is entitled to receive payment for the fair value of his or her shares if such shareholder dissents from a sale or exchange of substantially all of the property and assets of the corporation or a merger or consolidation to which such corporation is a party. A shareholder is also entitled to receive payment for the fair value of his or her shares if such shareholder dissents from according voting rights to "control shares" in a control share acquisition, as further described below. Boatmen's Shareholders who follow certain specified procedures are entitled to exercise their dissenters' rights in the merger. See "DISSENTERS' RIGHTS."

     The NCBCA generally provides dissenters' rights for mergers and share exchanges that require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain types of amendments to the articles of incorporation of a North Carolina corporation (of which the proposed amendment to the NationsBank Articles of Incorporation is not
one). Because NationsBank is not merging directly with Boatmen's, NationsBank Shareholders are not entitled to dissenters' rights in the Merger.

TAKEOVER STATUTES

     The MGBCL contains provisions regulating a broad range of business combinations, such as a merger or consolidation, between a Missouri corporation which is a "resident domestic corporation," as defined in the statute, with shares of its stock registered under the federal securities laws or that makes an election by appropriate provisions in its articles of incorporation, and an "interested shareholder" (which is defined as any owner of 20% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless, among other things, the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five year freeze" provision is effective even if all the parties should subsequently decide that they wish to engage in a business combination. The MGBCL also contains a "control share acquisition" provision which effectively denies voting rights to shares of a Missouri corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by affirmative majority vote of (i) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and (ii) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or a majority, under various circumstances, of the voting power of the stock of an "issuing public corporation." An "issuing public corporation" is a Missouri corporation with (i) one hundred or more shareholders; (ii) its principal place of business, principal office or substantial assets in Missouri; and (iii) either (a) more than 10% of its shareholders resident in Missouri; (b) more than 10% of its shares owned by Missouri residents; or (c) 10,000 shareholders resident in Missouri. Boatmen's meets the statutory definition of an issuing public corporation. If a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

     North Carolina has two anti-takeover statutes in force, the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act which restrict business combinations with, and the

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

accumulation of shares of voting stock of, North Carolina corporations. NationsBank has taken action to irrevocably "opt out" of the restrictions imposed by these statutes.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS BY BOARD OF DIRECTORS

     The MGBCL provides that in exercising business judgment in consideration of acquisition proposals, a Missouri corporation's board of directors may consider the following factors, among others (i) the consideration being offered, (ii) the existing political, economic, and other factors bearing on security prices generally, or the corporation's securities in particular, (iii) whether the acquisition proposal may violate any applicable laws, (iv) social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its businesses, (v) the financial condition and earning prospects of the person making the acquisition proposal, and (vi) the competence, experience and integrity of the person making the acquisition proposal.

     Neither the NCBCA nor the NationsBank Articles of Incorporation or NationsBank Bylaws contain any similar provisions.

SPECIAL MEETINGS OF SHAREHOLDERS

     A special meeting of Boatmen's Shareholders may be called by the Chairman of the Board or the President or by resolution of the Boatmen's Board whenever deemed necessary. The business transacted at any special meeting of the shareholders must be confined to the purpose or purposes specified in the notice therefor and to related matters. A quorum is a majority of the shares entitled to vote at the meeting in person or by proxy and, other than in certain specified circumstances, a vote of the majority of the shares present, in person or by proxy, constitutes a valid corporate act.

     A special meeting of NationsBank Shareholders may be called for any purpose by the NationsBank Board, by the Chairman of the NationsBank Board or by the NationsBank Chief Executive Officer or President. A quorum for a meeting of NationsBank Shareholders is a majority of the outstanding shares of NationsBank Common Stock entitled to vote. A majority of the votes cast is generally required for an action by the NationsBank Shareholders. North Carolina law provides that these quorum and voting requirements may only be increased with approval of NationsBank Shareholders.

                               DISSENTERS' RIGHTS

     Boatmen's. Section 455 of the MGBCL, a copy of which is attached hereto as Annex B, entitles each holder of Boatmen's Common Stock and Boatmen's Preferred Stock who follows the procedures set forth in Section 455 to receive the fair value of such holder's shares in cash. Under Section 351.455, a holder of Boatmen's Common Stock or Boatmen's Preferred Stock may dissent and the Surviving Corporation will pay to such shareholder, upon surrender of the certificate or certificates representing such shares, the fair value of such shareholder's shares as of the day prior to the Boatmen's Special Meeting, if such shareholder (i) files with Boatmen's prior to or at the Boatmen's Special Meeting a written objection to the Merger; (ii) does not vote in favor thereof; and (iii) within 20 days after the Effective Time makes a written demand to the Surviving Corporation for payment of the fair value of the shares held by such shareholder as of the day prior to the date of the Boatmen's Special Meeting. Such demand must state the number and class of the shares owned by such dissenting shareholder. The written objection and the demand for fair value may be contained in a single writing, provided that such writing is filed with Boatmen's at or prior to the Boatmen's Special Meeting. Written objections to the Merger and demands for the payment of fair value should be addressed to:
Boatmen's Bancshares, Inc., One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, Attention: Corporate Secretary. Boatmen's Shareholders who have not complied with all of these requirements will be conclusively presumed to have consented to the Merger and will be bound by the terms thereof. Boatmen's will provide written notice of the Effective Time of the Merger to all shareholders who have timely filed written notice of objection and not voted in favor of the Merger.

     A PROXY MARKED "AGAINST" THE MERGER WILL NOT BE DEEMED TO BE A WRITTEN NOTICE OF OBJECTION TO THE MERGER. A SHAREHOLDER WHO WISHES TO

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

DISSENT FROM THE MERGER MUST PROVIDE A SEPARATE WRITTEN NOTICE OF OBJECTION AT OR PRIOR TO THE BOATMEN'S SPECIAL MEETING, MUST NOT VOTE "FOR" THE MERGER AND MUST MAKE WRITTEN DEMAND FOR PAYMENT WITHIN 20 DAYS AFTER THE EFFECTIVE TIME OF THE MERGER. A PROXY MARKED "AGAINST" OR "ABSTAIN" OR A SHAREHOLDER'S FAILURE TO VOTE WITH RESPECT TO THE MERGER WILL SUFFICE AS NOT VOTING IN FAVOR OF THE MERGER.

     A beneficial owner of shares who is not the record owner may not assert dissenters' rights. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner.

     If within 30 days after the Effective Time the value of such shares is agreed upon between the dissenting shareholder and the Surviving Corporation, payment therefor will be made within 90 days after the Effective Time, upon the surrender by such shareholder of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder will cease to have any interest in such shares or in the Surviving Corporation.

     If within such 30-day period, a dissenting shareholder and the Surviving Corporation do not so agree as to value, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the Surviving Corporation is located, asking for a finding and determination of the fair value of such shares, and will be entitled to judgment against the Surviving Corporation for the amount of such fair value as of the day prior to the date of the Boatmen's Special Meeting, together with interest thereon to the date of such judgment. The judgment will be payable only upon, and simultaneously with, the surrender to the Surviving Corporation of the certificate or certificates representing shares with respect to which dissenters' rights have been exercised. Upon the payment of the judgment, the dissenting shareholder will cease to have any interest in such shares or in the Surviving Corporation. Unless the dissenting shareholder will file such petition within the 60-day period, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the Merger and will be bound by the terms thereof.

     The right of a dissenting shareholder to be paid the fair value of the shareholder's shares shall cease if the shareholder fails to comply with the procedures set forth in Section 351.455 and described above, or if the Agreement is terminated for any reason.

     Section 455 of the MGBCL may not provide dissenters' rights to holders of Boatmen's Depositary Shares. NationsBank and Boatmen's, however, have agreed to provide holders of Boatmen's Depositary Shares dissenters' rights on the same terms as holders of Boatmen's Common Stock and Boatmen's Preferred Stock, provided however that holders of Boatmen's Depositary Shares will not be entitled to exercise dissenters' rights on their own behalf in the event that the Depositary exercises dissenters' rights with respect to the shares of Boatmen's Series A Preferred Stock underlying such holder's Boatmen's Depositary Shares. Accordingly, subject to the foregoing limitation, actions with respect to perfecting or withdrawing dissenters' rights taken by holders of Boatmen's Depositary Shares will have the same effect as if the right to dissent were explicitly granted to the holders of Boatmen's Depositary Shares by law.

     The foregoing does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise appraisal rights and, in view of the fact that exercise of such rights requires strict adherence to the relevant provisions of the MGBCL, shareholders who desire to exercise appraisal rights are advised to review with care all applicable provisions of law and to obtain legal counsel concerning proper compliance with applicable provisions of the MGBCL.

     NationsBank. NationsBank Shareholders do not have appraisal rights under the NCBCA with respect to the Merger or the proposed amendment to the NationsBank Articles of Incorporation.

                          AMENDMENT TO THE NATIONSBANK
                           ARTICLES OF INCORPORATION

     NationsBank is currently authorized to issue 800,000,000 shares of NationsBank Common Stock. The NationsBank Board has unanimously approved a proposed amendment to the NationsBank Articles of Incorporation which would increase the number of authorized shares of NationsBank Common Stock from 800,000,000 to 1,250,000,000. The principal purpose of this proposed amendment would be to permit potential future stock splits in appropriate circumstances.

     It is NationsBank's intention to finance its operations through, among other things, the issuance from time to time of various debt and equity securities and to consider the issuance of additional shares of NationsBank Common Stock through stock splits and stock dividends in appropriate circumstances. Accordingly, the continued availability of shares of NationsBank Common Stock is necessary to provide NationsBank with the flexibility to take advantage of opportunities in such situations. NationsBank Common Stock may also be issued as consideration in future acquisitions. There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of NationsBank Common Stock, except for (i) the shares to be issued pursuant to the Merger and (ii) shares presently reserved for issuance.

     Authorized but unissued shares of NationsBank Common Stock may be issued from time to time to such persons and for such consideration as the NationsBank Board may determine and holders of the then outstanding shares of NationsBank stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of applicable stock exchanges and the judgment of the NationsBank Board regarding the submission thereof to NationsBank's shareholders. Shareholders generally will have no preemptive rights to subscribe to newly issued shares. Issuance of NationsBank Common Stock (or the issuance of authorized but unissued NationsBank preferred stock or other capital stock) could have the effect of discouraging an attempt to acquire control of NationsBank.

     The NationsBank Board believes that the proposed increase in the number of authorized shares of NationsBank Common Stock will provide flexibility needed to meet corporate objectives and is in the best interests of NationsBank and its shareholders. The increase in the number of authorized shares of NationsBank Common Stock will, if approved by the requisite vote of NationsBank Shareholders, be adopted by NationsBank regardless of whether the Merger is consummated. The Merger is not conditioned upon the approval of this proposal.

     Holders of shares of NationsBank Common Stock vote on this proposal as a separate group and together with the holders of NationsBank ESOP Preferred Stock as a single class. In each case, the affirmative vote of a majority of the votes cast is required for approval of the Articles Amendment, subject to the applicable quorum requirements. See "NATIONSBANK SPECIAL MEETING." If the proposal is approved, NationsBank intends to restate the NationsBank Articles of Incorporation at the time of the amendment. Officers of NationsBank will make appropriate filings in the State of North Carolina and take any other action necessary to implement the amendment and restatement.

     THE NATIONSBANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE NATIONSBANK ARTICLES OF INCORPORATION.

                    AMENDMENT TO THE NATIONSBANK CORPORATION
                            KEY EMPLOYEE STOCK PLAN

     NationsBank maintains the NationsBank Corporation Key Employee Stock Plan (the "Stock Plan"). The Stock Plan reserves a number of shares of NationsBank Common Stock for issuance to certain key employees of NationsBank in the form of stock options, stock appreciation rights ("SARs"), restricted stock and performance shares.

     In the event of the consummation of the Merger, the number of key employees of NationsBank will be significantly increased. As a result, the Stock Plan's formula for determining the number of shares of NationsBank Common Stock reserved for issuance (which was designed without the Merger in mind) would not result in an adequate pool of shares of NationsBank Common Stock. The NationsBank Board has therefore approved, subject to shareholder approval, an amendment and restatement of the Stock Plan that would add 5.0 million additional shares of NationsBank Common Stock to the shares of NationsBank Common Stock otherwise available for issuance under the Stock Plan (which represents the approximate number of shares currently available for grants under the various Boatmen's stock incentive plans after adjustment for the Exchange Ratio).

     The following is a summary of the material terms of the Stock Plan as proposed to be amended.

NUMBER OF SHARES

     Under the Stock Plan as originally approved by the shareholders, the number of shares of NationsBank Common Stock authorized for issuance under the Stock Plan was 0.75% of the outstanding shares of NationsBank Common Stock as of the first business day of each calendar year beginning with calendar year 1995 and continuing through calendar year 2004. An additional 3,612,051 shares of NationsBank Common Stock were authorized for issuance under the Stock Plan in connection with the termination of the NationsBank Corporation 1986 Restricted Stock Award Plan (the "Restricted Stock Plan") effective January 31, 1995.

     Under the Stock Plan as amended and restated, the formula described above would remain unchanged. However, if the Merger is consummated, an additional 5.0 million shares (which represents the approximate number of shares currently available for grants under the various Boatmen's stock incentive plans after adjustment for the Exchange Ratio) would be authorized for issuance under the Stock Plan for the reasons discussed above.

     All shares of NationsBank Common Stock available for granting awards in any year that are not used, as well as shares of NationsBank Common Stock allocated to awards under both the Stock Plan and the Restricted Stock Plan that are canceled or forfeited, are available for use in subsequent years.

ADMINISTRATION

     The Stock Plan is administered by the Stock Option Committee of the NationsBank Board (the "Committee"). It is intended that the Committee at all times be made up of "disinterested persons" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that all of its members be "outside directors" within the meaning of Code Section 162(m). Under the Stock Plan, the Committee (i) selects the key employees to receive awards from time to time, (ii) makes awards in such amounts as it determines, (iii) imposes such limitations, restrictions and conditions upon awards as it deems appropriate, (iv) establishes performance targets and allocation formulas for awards of restricted stock or performance shares intended to be "qualified performance-based compensation" under Code Section 162(m), (v) certifies the attainment of performance goals, if applicable, as required by Code Section 162(m), (vi) interprets the Stock Plan and adopts, amends and rescinds administrative guidelines and other rules and regulations relating to the Stock Plan, (vii) corrects any defect or omission or reconciles any inconsistency in the Stock Plan or any award granted thereunder and (viii) makes all other determinations and takes all other actions necessary or advisable for the implementation and administration of the Stock Plan. The Committee also has the authority to accelerate the vesting and/or waive any restrictions of any outstanding awards. No awards would be made under the Stock Plan after December 31, 2004. In no event may an individual receive awards under the Stock Plan for a given calendar year covering in excess of 250,000 shares.

ELIGIBILITY

     Only "key employees" of NationsBank may participate in the Stock Plan. "Key employees" are those employees of NationsBank who occupy managerial or other important positions and who have made important contributions to the business of NationsBank, as determined by the Committee, including persons employed

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

outside the United States. After the consummation of the Merger, approximately 14,000 employees are expected to be eligible to participate. As mentioned above, the Committee in its discretion selects which key employees would in fact receive any awards from time to time.

AWARDS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Stock Plan provides for the grant of options to purchase shares of NationsBank Common Stock at option prices which are not less than the fair market value of shares of NationsBank Common Stock at the close of business on the date of grant. (The fair market value of a share of NationsBank Common Stock as of November 13, 1996 was $93.875.) The Stock Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of NationsBank Common Stock or a combination thereof, as the Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) fair market value of such shares on the date of grant (or, if different, the exercise price of the related option in the case of a tandem
SAR).

     Awards of options under the Stock Plan, which may be either incentive stock options (which qualify for special tax treatment) or non-qualified stock options, are determined by the Committee. However, over the ten year term of the Stock Plan the total number of shares of NationsBank Common Stock that may be issued in the aggregate as incentive stock options is limited to 0.75% of the outstanding shares of NationsBank Common Stock as of the first business day of 1995 multiplied by ten. The terms and conditions of each option and of any SAR are to be determined by the Committee at the time of grant.

     Exercise of an option (or an SAR) will result in the cancellation of any related SAR (or option) to the extent of the number of shares of NationsBank Common Stock in respect of which such option or SAR has been exercised. Options and SARs granted under the Stock Plan will expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee's death, disability or termination of employment.

     Payment for shares of NationsBank Common Stock issuable pursuant to the exercise of an option may be made either in cash or by tendering shares of NationsBank Common Stock with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash.

AWARDS OF RESTRICTED STOCK AND PERFORMANCE SHARES

     The Stock Plan provides for the issuance of shares of NationsBank Common Stock subject to certain restrictions (the "Restricted Stock") to such key employees and on such terms and conditions as determined from time to time by the Committee. The Restricted Stock award agreement with the participant will set forth the terms of the award, including the applicable restrictions. Such restrictions may include the continued service of the participant with NationsBank, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee.

     The stock certificates evidencing the Restricted Stock will bear an appropriate legend and will be held in the custody of NationsBank until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate shares of Restricted Stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares of NationsBank Common Stock will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights with respect to the Restricted Stock. The participant will also be credited with dividends with respect to the Restricted Stock. Such dividends may be payable currently or subject to additional restrictions as determined by the Committee and set forth in the award agreement.

     In addition to Restricted Stock, the Committee may award performance shares ("Performance Shares") to selected key employees. The value of a Performance Share will equal the fair market value of a share of NationsBank Common Stock. The Stock Plan provides that the number of Performance Shares granted and/or the vesting of granted Performance Shares can be contingent on the attainment of certain performance goals or other conditions over a period of time (called the "performance period"), all as determined by the Committee and evidenced by an award agreement. During the performance period, the Committee would determine what number (if any) of Performance Shares have been earned. Earned Performance Shares may be paid in cash, shares of NationsBank Common Stock or a combination thereof having an aggregate fair market value equal to the value of the earned Performance Shares as of the payment date. Shares of NationsBank Common Stock used to pay earned Performance Shares may have additional restrictions as determined by the Committee. In addition, the Committee may cancel any earned Performance Shares and replace them with stock options determined by the Committee to be of equivalent value based on a conversion formula specified in the participant's Performance Share award agreement. Earned but unpaid Performance Shares may have dividend equivalents rights as determined by the Committee and evidenced in the award agreement.

CERTAIN POST-MERGER AWARDS OF RESTRICTED STOCK

     Following the consummation of the Merger, it is anticipated that certain of Boatmen's Named Officers will be awarded shares of Restricted Stock under the Stock Plan in connection with accepting positions of employment with NationsBank as follows: Andrew B. Craig, III, 100,000 shares; Samuel B. Hayes III, 50,000 shares; Gregory L. Curl, 50,000 shares; and John M. Brennan, 25,000 shares. See "THE MERGER -- Interests of Certain Persons in the Merger." It is anticipated that six other Boatmen's senior officers will be awarded in the aggregate 85,000 shares of Restricted Stock under the Stock Plan following the Merger in connection with their accepting employment with NationsBank. Because awards under the Stock Plan are discretionary, no other awards are determinable at this time.

CODE SECTION 162(M)

     Because stock options and SARs granted under the Stock Plan must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of stock options and SARs should be treated as "qualified performance-based compensation" for Code Section 162(m) purposes.

     In addition, the Stock Plan authorizes the Committee to make awards of Restricted Stock or Performance Shares that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in "qualified performance-based compensation," the Committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. The Committee may select from the following performance measures for such purpose: (i) return on average common shareholders' equity of NationsBank, (ii) return on average assets of NationsBank, (iii) net income of NationsBank, (iv) earnings per common share of NationsBank or (v) total shareholder return of NationsBank. The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Committee will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Committee in its discretion may adjust downward any such award.

WITHHOLDING FOR PAYMENT OF TAXES

     The Stock Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Stock Plan permits a participant to satisfy such requirement, with the approval of the Committee and subject to the terms of the Stock Plan, by having the Corporation withhold from the participant a number of shares of NationsBank Common Stock otherwise issuable under the award having a fair market value equal to the amount of the applicable payroll and withholding taxes.

CHANGES IN CAPITALIZATION AND SIMILAR CHANGES

     In the event of any change in the outstanding shares of NationsBank Common Stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of NationsBank Common Stock with respect to which awards may be made under the Stock Plan, the annual limit on individual awards and the limit on incentive stock options and the terms, types of shares and number of shares of any outstanding awards under the Stock Plan may be

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

equitably adjusted by the Committee in its discretion to preserve the benefit of the award for NationsBank and the participant.

CHANGES IN CONTROL

     The Stock Plan provides that in the event of a change in control of NationsBank, all options and SARs will be fully exercisable as of the date of the change in control and shall remain exercisable through their full term. Outstanding awards of Restricted Stock and Performance Shares will become immediately vested, and any applicable performance conditions shall be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.

AMENDMENT AND TERMINATION OF THE PLAN

     The NationsBank Board has the power to amend, modify or terminate the Stock Plan on a prospective basis. Shareholder approval will be obtained for any change to the material terms of the Stock Plan to the extent required by Code
Section 162(m) or other applicable law.

FEDERAL INCOME TAX TREATMENT

     Incentive Stock Options. Incentive stock options ("ISOs") granted under the Stock Plan will be subject to the applicable provisions of the Internal Revenue Code, including Code Section 422. If shares of NationsBank Common Stock are issued to an optionee upon the exercise an ISO, and if no "disqualifying disposition" of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then
(i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (iii) upon sale of the shares of NationsBank Common Stock acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a long-term capital gain and any loss sustained will be a long-term capital loss, and (iv) no deduction will be allowed to NationsBank for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and NationsBank will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (for which NationsBank will not be entitled a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

     Nonqualified Stock Options. With respect to nonqualified stock options ("NQSOs") granted to optionees under the Stock Plan, (i) no income is realized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and NationsBank receives a tax deduction for the same amount, and
(iii) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

     Restricted Stock. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who elects under Code Section 83(b) within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the shares of Restricted Stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. NationsBank generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

     Performance Shares. A participant who is awarded Performance Shares will not recognize income and NationsBank will not be allowed a deduction at the time the award is made. When a participant receives payment for Performance Shares in cash or shares of NationsBank Common Stock, the amount of the cash and the fair market value of the shares of NationsBank Common Stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to NationsBank. However, if there is a substantial risk that any shares of NationsBank Common Stock used to pay out earned Performance Shares will be forfeited (for example, because the Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can elect to make a Code Section 83(b) election as previously described. NationsBank can take the deduction at the time the income is recognized by the participant.

     The affirmative vote of a majority of the votes cast is required for approval of the Plan Amendment, subject to the applicable quorum requirements. See "NationsBank Special Meeting."

     THE NATIONSBANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND AND RESTATE THE STOCK PLAN.

                                 LEGAL OPINION

     The legality of the NationsBank stock to be issued in connection with the Merger will be passed upon by Paul J. Polking, Executive Vice President and General Counsel of NationsBank. As of the date of this Joint Proxy Statement-Prospectus, Mr. Polking beneficially owned approximately 33,774 shares of NationsBank Common Stock.

                                    EXPERTS

     The consolidated financial statements of NationsBank incorporated in this Joint Proxy Statement-Prospectus by reference to the NationsBank Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The supplemental consolidated financial statements of Boatmen's at December 31, 1995 and 1994, and for the three years ended December 31, 1995, incorporated by reference from Boatmen's Current Report on Form 8-K filed May 3, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in its report thereon incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Representatives of Price Waterhouse LLP are expected to be present at the NationsBank Special Meeting, and representatives of Ernst & Young LLP are expected to be present at the Boatmen's Special Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Shareholders of NationsBank may submit proposals to be considered for shareholder action at the 1997 annual meeting of shareholders of NationsBank if they do so in accordance with applicable regulations of the Commission. Any such proposals must be submitted to the Secretary of NationsBank no later than November 29, 1996, in order to be considered for inclusion in NationsBank's 1997 proxy materials.

     Boatmen's will hold a 1997 annual meeting of shareholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 1997 annual meeting must have been received by the Secretary of Boatmen's no later than November 13, 1996 in order to be considered for inclusion in the Boatmen's 1997 proxy materials.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement-Prospectus, the Boatmen's Board and the NationsBank Board know of no matters that will be presented for consideration at the Special Meetings other than as described in this Joint Proxy Statement-Prospectus. If any other matters shall properly come before either Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective management's of Boatmen's and NationsBank.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited Pro Forma Condensed Financial Information and explanatory notes are presented to show the impact on the historical financial position and results of operations of NationsBank of the proposed combination with Boatmen's.

     In accordance with the Agreement, each share of Boatmen's Common Stock outstanding at the Effective Time will be converted in the Merger into the right to receive 0.6525 of a share of NationsBank Common Stock or, at the election of each of the holders of Boatmen's Common Stock, an amount in cash in respect of each share of Boatmen's Common Stock that is equal to the Exchange Ratio times the average closing price of the NationsBank Common Stock during the 10 consecutive trading day period during which the shares of NationsBank Common Stock are traded on the NYSE ending on the tenth calendar day immediately prior to the anticipated Effective Time (such cash consideration in the aggregate, including cash to be paid with respect to Dissenting Shares, not to exceed 40% of the aggregate consideration paid by NationsBank for Boatmen's Common Stock), and each share of Boatmen's Preferred Stock will be converted into new shares of NationsBank New Preferred Stock having substantially similar terms.

     The unaudited Pro Forma Condensed Financial Information reflects the Merger using the purchase method of accounting. The cash component of the purchase price is assumed to equal 40% of the purchase price in the unaudited Pro Forma Condensed Financial Information and is expected to be funded by NationsBank through the issuance of additional debt securities.

     The unaudited Pro Forma Condensed Balance Sheet assumes that the Merger was consummated on September 30, 1996. The unaudited Pro Forma Condensed Statements of Income reflect the consolidation of the results of operations of NationsBank and Boatmen's for the year ended December 31, 1995 and the nine months ended September 30, 1996.

     The unaudited Pro Forma Condensed Financial Information reflects preliminary purchase accounting adjustments. Estimates relating to the fair value of certain assets, liabilities and other items have been made as more fully described in the Notes to the unaudited Pro Forma Condensed Financial Information. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, will differ from those reflected in the unaudited Pro Forma Condensed Financial Information.

     The combined company expects to achieve substantial merger benefits including operating cost savings and revenue enhancements. The pro forma earnings, which do not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of NationsBank and Boatmen's, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings and revenue enhancements to be realized.

     The unaudited Pro Forma Condensed Financial Information and explanatory notes presented also show the impact on the historical financial position and results of operations of NationsBank of the Merger and the acquisitions of Bank South, completed January 9, 1996, TAC Bancshares, Inc. and its subsidiary, Chase Federal Bank, FSB ("Chase Federal"), completed August 13, 1996, and CSF Holdings, Inc. ("CSF"), completed January 10, 1996 (collectively referred to as the "Other Acquisitions"). The Other Acquisitions are reflected net of pro forma adjustments in the unaudited Pro Forma Condensed Financial Information and explanatory notes.

     The Other Acquisitions were all closed prior to September 30, 1996, and are reflected in the September 30, 1996 unaudited NationsBank historical balance sheet. The unaudited Pro Forma Condensed Statements of Income reflect the results of operations of the Other Acquisitions for the year ended December 31, 1995 and the nine months ended September 30, 1996 as if the Other Acquisitions had occurred on January 1, 1995 and January 1, 1996 respectively. The acquisition of Chase Federal and CSF are reflected in the unaudited Pro Forma Condensed Financial Information using the purchase method of accounting and the merger with Bank South is reflected as a pooling of interests. The Other Acquisitions' pro forma earnings do not reflect any direct costs, potential savings or revenue enhancements that may result from the consolidation of operations related to the Other Acquisitions, and are therefore not indicative of the results of future operations.

                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)

                                                                  SEPTEMBER 30, 1996
                                                 -----------------------------------------------------
                                                                            PRO FORMA        PRO FORMA
                                                 NATIONSBANK   BOATMEN'S   ADJUSTMENTS       COMBINED
                                                 -----------   ---------   -----------       ---------
                                                                 (DOLLARS IN MILLIONS)
ASSETS
Cash and cash equivalents......................   $   8,866     $ 2,233     $                $  11,099
Time deposits placed...........................       1,553          59                          1,612
Investment securities..........................      16,369      11,973            34(1)        18,376
                                                                              (10,000)(2)
Federal funds sold and securities purchased
  under agreements to resell...................       7,689         183                          7,872
Trading account assets.........................      19,709          55                         19,764
Loans, leases and factored accounts receivable,
  net of unearned income.......................     122,078      24,315                        146,393
Allowance for credit losses....................      (2,319)       (472)                        (2,791)
Premises, equipment and lease rights, net......       2,752         776                          3,528
Customers' acceptance liability................         990          --                            990
Other assets...................................       9,984       1,572         6,324(1)        17,913
                                                                                   33(1)
                                                   --------     -------      --------         --------
          Total assets.........................   $ 187,671     $40,694     $  (3,609)       $ 224,756
                                                   ========     =======      ========         ========
LIABILITIES
Deposits.......................................     108,132      30,562                        138,694
Borrowed funds.................................      26,003       5,223       (10,000)(2)       21,226
Trading account liabilities....................      12,686          --                         12,686
Acceptances outstanding........................         990          --                            990
Accrued expenses and other liabilities.........       4,522         684           239(1)         5,445
Long-term debt.................................      22,034         644         3,855(1)        26,533
                                                   --------     -------      --------         --------
          Total liabilities....................   $ 174,367     $37,113     $  (5,906)       $ 205,574
                                                   ========     =======      ========         ========
SHAREHOLDERS' EQUITY
Preferred stock................................   $     174     $    96     $                $     270
Common stock...................................       3,956         158          (158)(1)        9,738
                                                                                5,782(1)
Surplus........................................          --       1,209        (1,209)(1)           --
Retained earnings..............................       9,235       2,332        (2,332)(1)        9,235
Less: Treasury stock...........................          --        (152)          152(1)            --
Other including loan to ESOP trust.............         (61)        (62)           62(1)           (61)
                                                   --------     -------      --------         --------
          Total shareholders' equity...........      13,304       3,581         2,297           19,182
                                                   --------     -------      --------         --------
          Total liabilities and shareholders'
            equity.............................   $ 187,671     $40,694     $  (3,609)       $ 224,756
                                                   ========     =======      ========         ========

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                ------------------------------------------------------------------------------
                                                           PRO FORMA      PRO FORMA      OTHER       PRO FORMA
                                NATIONSBANK   BOATMEN'S   ADJUSTMENTS     COMBINED    ACQUISITIONS   COMBINED
                                -----------   ---------   -----------     ---------   ------------   ---------
                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income from Earning Assets
  Interest and fees on loans
     and leases...............    $ 7,853      $ 1,582       $             $ 9,435        $ 55        $ 9,490
  Interest and dividends on
     securities...............      1,071          548           5(3)        1,132          45          1,177
                                                              (492)(5)
  Interest on federal funds
     sold and securities
     purchased under
     agreements to
     resell...................        504           21                         525          --            525
  Trading account
     securities...............        891            3                         894          --            894
  Other.......................        119            5                         124          --            124
                                   ------       ------       -----          ------        ----         ------
          Total income from
            earning assets....     10,438        2,159        (487)         12,110         100         12,210
Interest Expense
  Deposits....................      2,528          751                       3,279          45          3,324
  Borrowed funds..............      1,700          184        (455)(5)       1,429           9          1,438
  Long-term debt..............        970           40         226(4)        1,236          21          1,257
  Other.......................        501           --                         501          --            501
                                   ------       ------       -----          ------        ----         ------
          Total interest
            expense...........      5,699          975        (229)          6,445          75          6,520
                                   ------       ------       -----          ------        ----         ------
Net interest income...........      4,739        1,184        (258)          5,665          25          5,690
Provision for credit losses...        455           65                         520           6            526
                                   ------       ------       -----          ------        ----         ------
  Net credit income...........      4,284        1,119        (258)          5,145          19          5,164
Gains on sales of
  securities..................         34            2                          36           2             38
Non-interest income...........      2,688          635          (3)(3)       3,320           3          3,323
Merger-related charge.........        118           60                         178          --            178
Non-interest expense..........      4,212        1,094         219(3)        5,525          25          5,550
                                   ------       ------       -----          ------        ----         ------
Income before taxes...........      2,676          602        (480)          2,798          (1)         2,797
Income taxes..................        933          220        (110)(7)       1,043          --          1,043
                                   ------       ------       -----          ------        ----         ------
Net income....................      1,743          382        (370)          1,755          (1)         1,754
Preferred dividends...........         11            5                          16          --             16
                                   ------       ------       -----          ------        ----         ------
Net income available to common
  shareholders................    $ 1,732      $   377       $(370)        $ 1,739        $ (1)       $ 1,738
                                   ======       ======       =====          ======        ====         ======
Primary earnings per common
  share.......................    $  5.82      $  2.40                     $  4.82                    $  4.82
                                   ======       ======                      ======                     ======
Fully diluted earnings per
  common share................    $  5.73                                  $  4.77                    $  4.77
                                   ======                                   ======                     ======
Average Common Shares --
  Primary.....................    297,772      157,216                     360,515                    360,515
                                   ======       ======                      ======                     ======
Average Common Shares --
  Fully Diluted...............    303,077                                  365,820                    365,820
                                   ======                                   ======                     ======

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 ------------------------------------------------------------------------------
                                                                         NATIONSBANK
                                                            PRO FORMA     BOATMEN'S       OTHER       PRO FORMA
                                 NATIONSBANK   BOATMEN'S   ADJUSTMENTS    COMBINED     ACQUISITIONS   COMBINED
                                 -----------   ---------   -----------   -----------   ------------   ---------
                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income from Earning Assets
  Interest and fees on loans and
     leases.....................   $ 9,552      $ 2,108       $            $11,660        $  677       $12,337
  Interest and dividends on
     securities.................     1,468          719           7(3)       1,544           379         1,923
                                                               (650)(5)
  Interest on federal funds sold
     and securities purchased
     under agreements to
     resell.....................       937           40                        977            16           993
  Trading account securities....     1,097            2                      1,099             1         1,100
  Other.........................       166            4                        170             4           174
                                   -------       ------     -------        -------        ------        ------
          Total income from
            earning assets......    13,220        2,873        (643)        15,450         1,077        16,527
Interest Expense
  Deposits......................     3,281        1,025                      4,306           444         4,750
  Borrowed funds................     2,710          305        (617)(5)      2,398           195         2,593
  Long-term debt................       886           51         301(4)       1,238            66         1,304
  Other.........................       896           --                        896            --           896
                                   -------       ------     -------        -------        ------        ------
          Total interest
            expense.............     7,773        1,381        (316)         8,838           705         9,543
                                   -------       ------     -------        -------        ------        ------
Net interest income.............     5,447        1,492        (327)         6,612           372         6,984
Provision for credit losses.....       382           60                        442            10           452
                                   -------       ------     -------        -------        ------        ------
          Net credit income.....     5,065        1,432        (327)         6,170           362         6,532
Gains (losses) on sales of
  securities....................        29           (7)                        22             9            31
Non-interest income.............     3,078          767          (5)(3)      3,840           165         4,005
Non-interest expense............     5,181        1,451         292(3)       6,924           438         7,362
                                   -------       ------     -------        -------        ------        ------
Income before taxes.............     2,991          741        (624)         3,108            98         3,206
Income taxes....................     1,041          261        (141)(7)      1,161            27         1,188
                                   -------       ------     -------        -------        ------        ------
Net income......................     1,950          480        (483)         1,947            71         2,018
Preferred dividends.............         8            7                         15             6            21
                                   -------       ------     -------        -------        ------        ------
Net income available to common
  shareholders..................   $ 1,942      $   473       $(483)       $ 1,932        $   65       $ 1,997
                                   =======       ======     =======        =======        ======        ======
Primary earnings per common
  share.........................   $  7.13      $  3.02                    $  5.77                     $  5.53
                                   =======       ======                    =======                      ======
Fully diluted earnings per
  common share..................   $  7.04                                 $  5.72                     $  5.48
                                   =======                                 =======                      ======
Average Common Shares --
  Primary.......................   272,480      156,664                    334,671                     360,979
                                   =======       ======                    =======                      ======
Average Common Shares --
  Fully Diluted.................   277,134                                 339,325                     365,633
                                   =======                                 =======                      ======

                        NOTES TO THE UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION
     (DOLLARS IN MILLIONS, SHARES IN THOUSANDS, PER SHARE AMOUNTS ACTUALS)

     The unaudited Pro Forma Condensed Financial Information is based on the following adjustments and related assumptions; the actual purchase accounting adjustments will be made on the basis of appraisals and evaluations as of the date of consummation of the Merger and, therefore, will differ from those reflected in the unaudited Pro Forma Condensed Financial Information.

NOTE 1

     The purchase accounting adjustments to record the Merger used in the preparation of the unaudited Pro Forma Condensed Balance Sheet are summarized below:

    Shares of Boatmen's Common Stock outstanding..........................   155,256(A)
    Exchange Ratio........................................................    0.6525
                                                                            --------
    NationsBank Common Stock equivalent...................................   101,305
      Consideration to be paid in NationsBank Common Stock................        60%(B)
                                                                            --------
      NationsBank Common Stock assumed issued.............................    60,783
      Assumed NationsBank Share Price.....................................    95.125(C)
                                                                            --------
      Assumed additional shareholders' equity.............................  $  5,782
                                                                            --------
      Consideration to be paid in cash....................................        40%(B)
      NationsBank Common Stock assumed issued.............................    40,522
                                                                            ========
      Assumed NationsBank Share Price.....................................  $ 95.125(C)
                                                                            --------
      Assumed cash consideration..........................................  $  3,855
                                                                            --------
      Total purchase price................................................  $  9,637
      Historical net assets acquired......................................  $  3,581
      Less: Boatmen's preferred stock.....................................       (96)
                                                                            --------
                                                                               3,485
                                                                            --------
    Premium to allocate...................................................  $  6,152
    Adjustments to fair value of net assets acquired:
      Investment securities...............................................        34(D)
      Mortgage servicing rights...........................................        33(E)
    Deferred income taxes.................................................      (239)(F)
    Intangibles...........................................................     6,324(G)
                                                                            --------
                                                                            $  6,152
                                                                            ========

---------------

(A) The number of shares of Boatmen's Common Stock to be exchanged will be those outstanding immediately prior to the Effective Time of the Merger. The number of shares of Boatmen's Common Stock outstanding on September 30, 1996 has been used in the pro forma computations.
(B) Each share of Boatmen's Common Stock outstanding at the Effective Time will be converted in the Merger into the right to receive 0.6525 of a share of NationsBank Common Stock or, at the election of each of the holders of Boatmen's Common Stock, an amount in cash in respect of each share of Boatmen's Common Stock that is equal to the Exchange Ratio times the average closing price of the NationsBank Common Stock during the 10 consecutive trading day period during which the shares of NationsBank Common Stock are traded on the NYSE ending on the tenth calendar day immediately prior to the anticipated Effective Time (such cash consideration in the aggregate not to exceed 40% of the aggregate consideration paid by NationsBank for Boatmen's Common Stock). An assumed cash election of 40% has been used in the pro forma computations. The unaudited Pro Forma Condensed Financial Information reflects funding of the cash component of the purchase price from issuance by NationsBank of additional debt securities.

                        NOTES TO THE UNAUDITED PRO FORMA
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)
     (DOLLARS IN MILLIONS, SHARES IN THOUSANDS, PER SHARE AMOUNTS ACTUALS)

(C)  NationsBank Common Stock price as of November 6, 1996.
(D) Reflects the net appreciation in the investment securities portfolio at September 30, 1996.
(E) Reflects the estimated fair value in excess of carrying value of mortgage servicing rights at September 30, 1996.
(F) Represents the estimated tax liability associated with adjustments to the carrying value of investment securities, mortgage servicing rights and certain identifiable intangible assets.
(G) Includes both identifiable intangibles and goodwill. Since the final determination of adjustments to assets and liabilities will be made based upon the fair values as of the Effective Time and after appraisals and evaluations are complete, the final amounts will differ from the estimates provided herein.

NOTE 2

     Reflects the planned reduction of discretionary investment securities portfolio and related paydown of borrowed funds.

NOTE 3

     The purchase accounting adjustments related to the Merger reflected in the unaudited Pro Forma Condensed Statement of Income are summarized as follows:

                                                                  NINE MONTHS        YEAR ENDED
                                                                     ENDED          DECEMBER 31,
                                                               SEPTEMBER 30, 1996       1995
                                                               ------------------   ------------
    Interest income
      Amortization of investment securities adjustment.......         $  5              $  7
    Noninterest income
      Amortization of mortgage servicing rights adjustment...         $  3              $  5
    Noninterest expense
      Amortization of incremental intangibles................         $219              $292

NOTE 4

     Purchase accounting adjustments related to NationsBank's funding of the Merger have been reflected in the unaudited Pro Forma Condensed Statements of Income as follows:

                                                                  NINE MONTHS        YEAR ENDED
                                                                     ENDED          DECEMBER 31,
                                                               SEPTEMBER 30, 1996       1995
                                                               ------------------   ------------
    Interest expense
      Increase in interest expense on debt securities to fund
         the cash component of the purchase price............         $226              $301

NOTE 5

     Foregone interest income on discretionary investment security portfolio reduction and related reduction in funding cost.

                                                                  NINE MONTHS        YEAR ENDED
                                                                     ENDED          DECEMBER 31,
                                                               SEPTEMBER 30, 1996       1995
                                                               ------------------   ------------
    Interest income..........................................         $492              $650
    Interest expense.........................................         $455              $617
                                                                      ----              ----
                                                                      $ 37              $ 33

                        NOTES TO THE UNAUDITED PRO FORMA
                 CONDENSED FINANCIAL INFORMATION -- (CONTINUED)
     (DOLLARS IN MILLIONS, SHARES IN THOUSANDS, PER SHARE AMOUNTS ACTUALS)

NOTE 6

     The following assumptions were used in establishing the purchase accounting adjustments related to the Merger in the unaudited Pro Forma Condensed Statements of Income.

SECURITIES

     Amortize the discount related to investment securities portfolio assumed to be retained into interest income on a straight-line method over the estimated maturities of the affected securities, three years.

MORTGAGE SERVICING RIGHTS

     Amortize the excess of fair value over carrying value over the estimated seven year maturity of the underlying mortgages.

INTANGIBLES

     Amortize the identifiable intangible value as noninterest expense over 10 years and goodwill on a straight-line basis over 25 years.

NOTE 7

     Income tax expense on pro forma adjustments is reflected using a 36% tax rate.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           BOATMEN'S BANCSHARES, INC.

                                      AND

                            NATIONSBANK CORPORATION
                          DATED AS OF AUGUST 29, 1996

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE 1. CERTAIN DEFINITIONS.......................................................   A-4
      1.01. Certain Definitions......................................................   A-4
ARTICLE 2. THE MERGER; EFFECTS OF THE MERGER.........................................   A-8
      2.01. The Merger...............................................................   A-8
      2.02. Effective Date And Effective Time........................................   A-8
      2.03. Amendment Of Parent Articles.............................................   A-8
      2.04. Tax Consequences.........................................................   A-8
ARTICLE 3. MERGER CONSIDERATION; EXCHANGE PROCEDURES.................................   A-8
      3.01. Merger Consideration.....................................................   A-8
      3.02. Optional Cash Election...................................................   A-9
      3.03. Rights As Stockholders; Stock Transfers..................................  A-11
      3.04. Fractional Shares........................................................  A-11
      3.05. Exchange Procedures......................................................  A-11
      3.06. Dissenting Stockholders..................................................  A-12
      3.07. Anti-Dilution Provisions.................................................  A-12
      3.08. Treasury Shares..........................................................  A-12
      3.09. Options..................................................................  A-12
ARTICLE 4. ACTIONS PENDING MERGER....................................................  A-13
      4.01. Ordinary Course..........................................................  A-13
      4.02. Capital Stock............................................................  A-13
      4.03. Dividends, Etc. .........................................................  A-13
      4.04. Compensation; Employment Agreements; Etc. ...............................  A-14
      4.05. Benefit Plans............................................................  A-14
      4.06. Acquisitions And Dispositions............................................  A-14
      4.07. Amendments...............................................................  A-14
      4.08. Accounting Methods.......................................................  A-14
      4.09. Adverse Actions..........................................................  A-14
      4.10. Agreements...............................................................  A-14
ARTICLE 5. REPRESENTATIONS AND WARRANTIES............................................  A-14
      5.01. Disclosure Schedules.....................................................  A-14
      5.02. Standard.................................................................  A-15
      5.03. Representations And Warranties...........................................  A-15
ARTICLE 6. COVENANTS.................................................................  A-20
      6.01. Best Efforts.............................................................  A-20
      6.02. Stockholder Approvals....................................................  A-20
      6.03. Registration Statement...................................................  A-21
      6.04. Press Releases...........................................................  A-21
      6.05. Access; Information......................................................  A-21
      6.06. Acquisition Proposals....................................................  A-22
      6.07. Affiliate Agreements.....................................................  A-22
      6.08. Takeover Laws............................................................  A-22
      6.09. No Rights Triggered......................................................  A-22
      6.10. Shares Listed............................................................  A-22
      6.11. Regulatory Applications..................................................  A-23
      6.12. Indemnification..........................................................  A-23
      6.13. Benefit Plans............................................................  A-24
      6.14. Certain Director And Officer Positions...................................  A-24
      6.15. Notification Of Certain Matters..........................................  A-25

                                                                                       PAGE
                                                                                       ----
ARTICLE 7. CONDITIONS TO CONSUMMATION OF THE MERGER..................................  A-25
      7.01. Shareholder Vote.........................................................  A-25
      7.02. Regulatory Approvals.....................................................  A-25
      7.03. Third Party Consents.....................................................  A-25
      7.04. No Injunction, Etc. .....................................................  A-25
      7.05. Representations, Warranties And Covenants Of Parent......................  A-25
      7.06. Representations, Warranties And Covenants Of The Company.................  A-25
      7.07. Effective Registration Statement.........................................  A-26
      7.08. Tax Opinion..............................................................  A-26
      7.09. Articles Of Amendment....................................................  A-26
      7.10. NYSE Listing.............................................................  A-26
      7.11. Company Rights Agreement.................................................  A-26
ARTICLE 8. TERMINATION...............................................................  A-27
      8.01. Termination..............................................................  A-27
      8.02. Effect of Termination And Abandonment....................................  A-29
ARTICLE 9. MISCELLANEOUS.............................................................  A-29
      9.01. Survival.................................................................  A-29
      9.02. Waiver; Amendment........................................................  A-29
      9.03. Counterparts.............................................................  A-29
      9.04. Governing Law............................................................  A-29
      9.05. Expenses.................................................................  A-29
      9.06. Confidentiality..........................................................  A-29
      9.07. Notices..................................................................  A-29
      9.08. Entire Understanding; No Third Party Beneficiaries.......................  A-30
      9.09. Headings.................................................................  A-30

     AGREEMENT AND PLAN OF MERGER, dated as of August 29, 1996 (this "Agreement"), by and between Boatmen's Bancshares, Inc. (the "Company") and NationsBank Corporation ("Parent").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of the Company and Parent have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into a wholly-owned direct or indirect subsidiary of Parent ("Merger Sub"), so that Merger Sub is the surviving corporation in the Merger;

     WHEREAS, in connection with the execution of this Agreement, the Company and Parent will enter into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     10.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

          "Affiliate" shall have the meaning set forth in Section 6.07(a).

          "Agreement" shall have the meaning set forth in the recitals to this Agreement.

          "Articles of Amendment" shall have the meaning set forth in Section 2.03.

          "Average Closing Price" shall have the meaning set forth in Section 8.01(e).

          "Average Index Price" shall have the meaning set forth in Section 8.01(e).

          "Cash Amount" shall have the meaning set forth in Section 3.02.

          "Cash Election Shares" shall have the meaning set forth in Section
     3.02.

          "Certificate of Merger" shall have the meaning set forth in Section 2.01(b).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" shall have the meaning set forth in the recitals to this Agreement.

          "Company Common Stock" shall have the meaning set forth in Section 3.01(a).

          "Company Directors" shall have the meaning set forth in Section 6.14.

          "Company Meeting" shall have the meaning set forth in Section 6.02.

          "Company Preferred Stock" shall mean Company Series A Preferred Stock and Company Series B Preferred Stock.

          "Company Right" shall have the meaning set forth in Section 3.01(a).

          "Company Rights Agreement" shall have the meaning set forth in Section 3.01(a).

          "Company Series A Preferred Stock" shall have the meaning set forth in
     Section 3.01(b).

          "Company Series B Preferred Stock" shall have the meaning set forth in
     Section 3.01(b).

          "Company Stock" shall mean Company Common Stock and Company Preferred Stock.

          "Company Stock Option" shall have the meaning set forth in Section
     3.09.

          "Company Stock Option Plans" shall have the meaning set forth in
     Section 3.09.

          "Compensation and Benefit Plans" shall have the meaning set forth in
     Section 5.03(l).

          "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated August 13, 1996, between the Company and Parent.

          "Costs" shall have the meaning set forth in Section 6.12(a).

          "Determination Date" shall have the meaning set forth in Section 8.01(e).

          "Disclosure Schedule" shall have the meaning set forth in Section
     5.01.

          "Dissenting Shares" shall have the meaning set forth in Section 3.06.

          "Effective Date" shall have the meaning set forth in Section 2.02.

          "Effective Time" shall have the meaning set forth in Section 2.02.

          "Election Deadline" shall have the meaning set forth in Section 3.02.

          "Election Form" shall have the meaning set forth in Section 3.02.

          "Election Form Record Date" shall have the meaning set forth in
     Section 3.02.

          "Employee Benefit Plans" shall have the meaning set forth in Section 6.13.

          "Environmental Laws" shall have the meaning set forth in Section 5.03(o).

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall have the meaning set forth in Section 5.03(l).

          "ESOP Preferred Stock" shall have the meaning set forth in Section 4.03(1).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" shall have the meaning set forth in Section 3.02.

          "Exchange Fund" shall have the meaning set forth in Section 3.05(a).

          "Exchange Ratio" shall have the meaning set forth in Section 3.01(a).

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

          "GBCL" shall have the meaning set forth in Section 2.01(b).

          "Indemnified Party" shall have the meaning set forth in Section
     6.12(a).

          "Index Group" shall have the meaning set forth in Section 8.01(e).

          "Index Price" shall have the meaning set forth in Section 8.01(e).

          "Index Ratio" shall have the meaning set forth in Section 8.01(e).

          "Joint Proxy Statement" shall have the meaning set forth in Section 6.03.

          "Liens" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

          "Mailing Date" shall have the meaning set forth in Section 3.02.

          "Material Adverse Effect" shall mean with respect to the Company or Parent, respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of the Company or Parent, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) actions or omissions of the Company, Parent or Merger Sub taken with the prior written consent of the Company or Parent, as applicable, in contemplation of the transactions contemplated hereby, (d) circumstances affecting banks or savings associations and their holding companies generally, and (e) the effects of the Merger and compliance with the provisions of this Agreement on the operating performance of such party and its Subsidiaries.

          "Meeting" shall have the meaning set forth in Section 6.02.

          "Merger" shall have the meaning set forth in the recitals to this Agreement and in Section 2.01(a).

          "Merger Consideration" shall have the meaning set forth in Section
     2.01.

          "Merger Sub" shall have the meaning set forth in the recitals to this Agreement.

          "Merger Sub Common Stock" shall have the meaning set forth in Section 3.01(c).

          "Multiemployer Plans" shall have the meaning set forth in Section 5.03(l).

          "NASDAQ" shall mean The Nasdaq Stock Market, Inc.'s National Market.

          "New Certificates" shall have the meaning set forth in Section
     3.05(a).

          "No Election Shares" shall have the meaning set forth in Section 3.02.

          "NYSE" shall mean the New York Stock Exchange.

          "OCC" shall mean the Office of the Comptroller of the Currency.

          "Old Certificates" shall have the meaning set forth in Section 3.02.

          "OTS" shall mean the Office of Thrift Supervision.

          "Parent" shall have the meaning set forth in the recitals to this Agreement.

          "Parent Common Stock" shall have the meaning set forth in Section 3.01(a).

          "Parent Meeting" shall have the meaning set forth in Section 6.02.

          "Parent Preferred Stock" shall mean Parent Series A Preferred Stock and Parent Series B Preferred Stock.

          "Parent Ratio" shall have the meaning set forth in Section 8.01(e).

          "Parent Series A Preferred Stock" shall have the meaning set forth in
     Section 3.01(b).

          "Parent Series B Preferred Stock" shall have the meaning set forth in
     Section 3.01(b).

          "Parent Stock" shall mean Parent Common Stock and Parent Preferred Stock.

          "Pension Plan" shall have the meaning set forth in Section 5.03(l).

          "Per Share Cash Consideration" shall have the meaning set forth in
     Section 3.02.

          "Per Share Stock Consideration" shall have the meaning set forth in
     Section 3.01(a).

          "Person" or "person" shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Plans" shall have the meaning set forth in Section 5.03(l).

          "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

          "Registration Statement" shall have the meaning set forth in Section 6.03.

          "Regulatory Authorities" shall have the meaning set forth in Section 5.03(h).

          "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock of such person.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Documents" shall have the meaning set forth in Section 5.03(g).

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Starting Date" shall have the meaning set forth in Section 8.01(e).

          "Starting Price" shall have the meaning set forth in Section 8.01(e).

          "Stock Designees" shall have the meaning set forth in Section 3.02.

          "Stock Option Agreement" shall have the meaning set forth in the recitals to this Agreement.

          "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC; provided that for purposes of Article V, Merger Sub shall be deemed a Significant Subsidiary of Parent.

          "Surviving Corporation" shall have the meaning set forth in Section 2.01(a).

          "Takeover Laws" shall have the meaning set forth in Section 5.03(n).

          "Takeover Proposal" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries other than the transactions contemplated or permitted by this Agreement.

          "Tax Returns" shall have the meaning set forth in Section 5.03(p).

          "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

          "Treasury Shares" shall have the meaning set forth in Section 3.01(a).

          "Valuation Period" shall have the meaning set forth in Section 3.02.

          "Valuation Period Market Value" shall have the meaning set forth in
     Section 3.02.

                                   ARTICLE II

                       THE MERGER; EFFECTS OF THE MERGER

     2.01. The Merger. (a) The Surviving Corporation. At the Effective Time, the Company shall merge with and into Merger Sub (the "Merger"), the separate corporate existence of the Company shall cease and Merger Sub shall survive and continue to exist as a Missouri corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Parent may at any time change the method of effecting the combination with the Company (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of the Company directly into Parent, in which Parent is the surviving corporation; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Company Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment of the Company's stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

     (b) Effectiveness And Effects Of The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the filing in the office of the Secretary of State of Missouri of a certificate of merger (the "Certificate of Merger"), or such later date and time as may be set forth in the Certificate of Merger, in accordance with Section 440 of the General and Business Corporation Law of Missouri (the "GBCL"). The Merger shall have the effects prescribed in Section 450 of the GBCL.

     (c) Certificate Of Incorporation And By-Laws. The certificate of incorporation and by-laws of the Surviving Corporation shall be those of Merger Sub, as in effect immediately prior to the Effective Time.

     2.02. Effective Date And Effective Time. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (1) the third business day to occur after the last of the conditions set forth in Sections 7.01, 7.02, 7.03 and 7.10 shall have been satisfied or waived in accordance with the terms of this Agreement or (2) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

     2.03. Amendment Of Parent Articles. At the Effective Time, the articles of incorporation of Parent shall be amended to fix the preferences, limitations and relative rights of the series of Parent Preferred Stock, shares of which are to be issued in the Merger pursuant to Section 3.01(b). At or prior to the Effective Time, Parent shall deliver to the Secretary of State of North Carolina for filing, pursuant to Section 6-02 of the North Carolina Business Corporation Act, articles of amendment, in a form mutually acceptable to Parent and the Company, giving effect to the foregoing and containing any other provisions with respect to the aforementioned series of Parent Preferred Stock necessary to permit consummation of the Merger in accordance with the terms of this Agreement (the "Articles of Amendment").

     2.04. Tax Consequences. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code.

                                  ARTICLE III

                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

     3.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

          (a) Outstanding Company Common Stock. Each share (excluding (i) shares held by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares") and (ii) Dissenting Shares) of the common stock, par value $1.00 per share, of the Company, including each attached right

     (a "Company Right") issued pursuant to the Rights Agreement, dated August 14, 1990, as amended (the "Company Rights Agreement"), between the Company and the Rights Agent named therein (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 0.6525 share (subject to adjustment as set forth herein, the "Exchange Ratio") of common stock (the "Parent Common Stock") of Parent (the "Per Share Stock Consideration"), subject to the election rights set forth in Section 3.02.

          (b) Outstanding Company Preferred Stock. (i) Each share of the Company's Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share ("Company Series A Preferred Stock"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive one share of newly created preferred stock of Parent ("Parent Series A Preferred Stock") having terms (to be set forth in the Articles of Amendment) substantially identical to those of the Company Series A Preferred Stock.

     (ii) Each share of the Company's 7% Cumulative Redeemable Preferred Stock, Series B, stated value $100 per share, liquidation preference $100 per share ("Company Series B Preferred Stock"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive one share of newly created preferred stock of Parent ("Parent Series B Preferred Stock") having terms (to be set forth in the Articles of Amendment) substantially identical to those of the Company Series B Preferred Stock.

     (iii) At the Effective Time, any deposit agreements pursuant to which shares of Company Preferred Stock are held subject to depositary receipts shall automatically, and without further action on the part of Parent or the Surviving Corporation, be assumed by Parent.

     (c) Outstanding Merger Sub Common Stock. Each share of the common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

     3.02. Optional Cash Election. Holders of the Company Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving Parent Common Stock in the Merger, in accordance with the election procedures set forth below in this Section 3.02. Holders who are to receive cash in lieu of exchanging their shares of Company Common Stock for Parent Common Stock as specified below shall receive an amount in cash (the "Per Share Cash Consideration") in respect of each share of Company Common Stock that is so converted equal to the Exchange Ratio times the Valuation Period Market Value. The aggregate amount of cash that shall be issued in the Merger to satisfy such elections shall not exceed 40% of the aggregate consideration paid in exchange for shares of Company Common Stock in the Merger (the "Cash Amount"). For purposes of this Section 3.02:

          (i) "Valuation Period Market Value" shall mean the average of the closing sales prices for Parent Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, in the absence thereof, by another authoritative source) during the Valuation Period; and

          (ii) "Valuation Period" shall mean the ten (10) consecutive trading day period during which the shares of Parent Common Stock are traded on the NYSE ending on the tenth calendar day immediately prior to the anticipated Effective Time.

     An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Company Common Stock ("Old Certificates") shall pass, only upon proper delivery of such Old Certificates to an exchange agent designated by Parent (the "Exchange Agent")) in such form as Parent and the Company shall mutually agree ("Election Form") shall be mailed 25 days prior to the anticipated Effective Time or on such other date as the Company and Parent shall mutually agree ("Mailing Date") to each holder of record of Company Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

     Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Company Common Stock to elect to receive cash with respect to all or a portion of such holder's Company Common Stock (shares as to which the election is made being "Cash Election Shares").

     Any shares of Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the "Election Deadline") shall be converted into Parent Common Stock at the Exchange Ratio (such shares being "No Election Shares").

     Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

     Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of the Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the certificates representing Company Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form. Any Dissenting Shares (as defined below) shall be treated as Cash Election Shares for the purposes of the determinations set forth below (but shall not be converted into the right to receive the Per Share Cash Consideration and shall instead be treated as set forth in Section 3.06).

     Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock in accordance with the Election Forms as follows:

          (i) Cash Elections Less Than or Equal To the Cash Amount. If the amount of cash that would be issued upon conversion in the Merger of the Cash Election Shares is less than or equal to the Cash Amount, then:

             (1) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and

             (2) the No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

          (ii) Cash Elections More Than the Cash Amount. If the amount of cash that would be issued upon the conversion of the Cash Election Shares is greater than the Cash Amount, then:

             (1) all No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

             (2) the Exchange Agent shall select from among the holders of Cash Election Shares (other than Dissenting Shares), by random selection (as described below), a sufficient number of such holders ("Stock Designees") such that the amount of cash that will be issued in the Merger equals as closely as practicable the Cash Amount, and all shares held by the Stock Designees shall be converted into the right to receive the Per Share Stock Consideration, and

             (3) the Cash Election Shares not held by Stock Designees shall be converted into the right to receive the Per Share Cash Consideration.

     The random selection process to be used by the Exchange Agent shall consist of such processes as shall be mutually determined by Parent and the Company.

     3.03. Rights As Stockholders; Stock Transfers. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Company Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article
III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

     3.04. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Parent Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

     3.05. Exchange Procedures. (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates (which for purposes of this Section
3.05 shall include certificates formerly representing shares of Company Preferred Stock), for exchange in accordance with this Article III, certificates representing the shares of Parent Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this
Article III in exchange for outstanding shares of Company Stock.

     (b) As promptly as practicable after the Effective Date, Parent shall send or cause to be sent to each former holder of record of shares (other than Cash Election Shares, Treasury Shares or Dissenting Shares) of Company Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Parent shall cause the New Certificates into which shares of a stockholder's Company Stock are converted on the Effective Date and/or any check in respect of the Per Share Cash Consideration and any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Stock (or indemnity reasonably satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) No dividends or other distributions with respect to Parent Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Stock converted in the Merger into shares of such Parent Stock until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Stock represented by such Old Certificate.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the shares of Parent Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Parent Stock deliverable in respect of each share of Company Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.06. Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the adoption of this Agreement, who are entitled to demand the fair value of such shares of Company Stock under Section 455 of the GBCL, and who comply with all of the relevant provisions of such Section (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive Parent Common Stock or Parent Preferred Stock, as applicable (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the GBCL), but shall instead be entitled to all applicable dissenters' rights as are prescribed by the GBCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of Company Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, Parent Common Stock or Parent Preferred Stock, as applicable, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for payment for any Company Stock under Section 455 of the GBCL, attempted withdrawals of such demands, and any other instruments served pursuant to the GBCL and received by the Company relating to dissenters' rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenters' rights under the GBCL. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for payment for Company Stock under Section 455 of the GBCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     3.07. Anti-Dilution Provisions. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     3.08. Treasury Shares. Each of the shares of Company Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.09. Options. At the Effective Time, all employee and director stock options to purchase shares of Company Common Stock (each, a "Company Stock Option"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of Company Stock and shall be converted automatically into options to purchase shares of Parent Common Stock, and Parent shall assume each such Company Stock Option subject to the terms of any of the stock option plans listed under "Stock Option Plans" in Exhibit 5.03(l)(i) of the Company's Disclosure Schedule (collectively, the "Company Stock Option Plans"), and the agreements evidencing grants thereunder, including but not limited to the accelerated vesting of such options which shall occur in connection with and by virtue of the Merger as and to the extent required by such plans and agreements; provided, however, that from and after the Effective Time, (i) the number of shares of Parent Common Stock purchasable upon exercise of such Company Stock Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price of each such Company Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each Company Stock Option shall, in accordance with its

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terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Parent Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each Company Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent.

                                   ARTICLE IV

                             ACTIONS PENDING MERGER

     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, (i) without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) the Company will not, and will cause each of its Subsidiaries not to, and (ii) without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) Parent will not, and will cause each of its Subsidiaries not to:

          4.01. Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Regulatory Authorities required for the transactions contemplated hereby without the imposition of a condition or restriction of the type referred to in the second sentence of Section 7.02 or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

          4.02. Capital Stock. In the case of the Company, other than (i) pursuant to Rights or other stock options Previously Disclosed in its Disclosure Schedule and currently outstanding as of the date hereof, or
     (ii) upon conversion of shares of Company Preferred Stock pursuant to the terms thereof, (x) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights, (y) enter into any agreement with respect to the foregoing, or (z) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.

          4.03. Dividends, Etc. (1) Make, declare or pay any dividend (other than (i) in the case of the Company, (A) quarterly cash dividends on Company Common Stock in an amount not to exceed the greater of (I) $0.42 per share and (II) the product of the Exchange Ratio multiplied by Parent's then-effective quarterly dividend, dividends payable on Company Preferred Stock at a rate not exceeding the rate provided for in the terms thereof, and (B) dividends from greater than 95%-owned Subsidiaries to the Company or another greater than 95%-owned Subsidiary of the Company, as applicable, and (ii) in the case of Parent, quarterly cash dividends on Parent Common Stock not in excess of $0.66 per share, semi-annual cash dividends on the ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock"), not in excess of $3.30 per share and cash dividends on any other outstanding issues of preferred stock in accordance with the terms thereof and dividends from Subsidiaries to Parent or another Subsidiary of Parent, as applicable) on or in respect of, or declare or make any distribution on any shares of its capital stock, or (2) other than (A) as Previously Disclosed in its Disclosure Schedule, (B) in the case of the Company, pursuant to the terms of the Company Preferred Stock, (C) in the ordinary course pursuant to employee benefit plans, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, or (D) in the case of Parent, repurchases of Parent Stock in the ordinary course. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Common Stock or Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

          4.04. Compensation; Employment Agreements; Etc. In the case of the Company and its Subsidiaries, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or (ii) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice or such changes that, either individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or its Subsidiaries or such changes that, either individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or its Subsidiaries.

          4.05. Benefit Plans. In the case of the Company and its Subsidiaries, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or its Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

          4.06. Acquisitions And Dispositions. In the case of the Company, except as Previously Disclosed in its Disclosure Schedule, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its Subsidiaries taken as a whole. Parent will not, and will cause its Subsidiaries not to, make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

          4.07. Amendments. In the case of the Company, amend its Articles of Incorporation or By-laws or amend or waive any rights under the Company Rights Agreement.

          4.08. Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          4.09. Adverse Actions. (1) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

          4.10. Agreements. Agree or commit to do anything prohibited by Sections 4.01 through 4.09.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01. Disclosure Schedules. On or prior to the date hereof, Parent has delivered to the Company and the Company has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     5.02. Standard. No representation or warranty of Parent or the Company contained in Section 5.03 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 5.03 has had or is expected to have a Material Adverse Effect.

     5.03. Representations And Warranties. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in its Disclosure Schedule, the Company hereby represents and warrants to Parent, and Parent hereby represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

          (a) Organization, Standing and Authority. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) Shares. (i) As of the date hereof, the authorized capital stock of the Company consists solely of 250,000,000 shares of Company Common Stock, of which, as of July 31, 1996, 156,741,130 shares were outstanding, 10,300,000 shares of Company Preferred Stock, of which 250,000 shares have been designated as Company Series A Preferred Stock, of which, as of July 31, 1996, 247,729 shares were outstanding, and 35,045 shares have been designated as Company Series B Preferred Stock, of which, as of July 31, 1996, 9,487 shares were outstanding. As of the date hereof, the authorized capital stock of Parent consists solely of 800,000,000 shares of Parent Common Stock, of which, as of July 31, 1996, 291,169,674 shares were outstanding, and 45,000,000 shares of Parent Preferred Stock, of which, as of July 31, 1996, 2,445,143 shares of ESOP Preferred Stock were outstanding. As of July 31, 1996, 1,659,226 shares of Company Common Stock and no shares of Parent Common Stock were held in treasury. The outstanding shares of such party's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of such party's capital stock authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its capital stock, and such party does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement and the Company Rights Agreement, as the case may be. Since July 31, 1996, the Company has issued no shares of its capital stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in its Disclosure Schedule.

          (ii) The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof are Previously Disclosed in the Company's Disclosure Schedule, and the number of shares of Parent Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of Parent Common Stock as of the date hereof are Previously Disclosed in Parent's Disclosure Schedule.

          (iii) In the case of the representations and warranties of Parent: (i) the outstanding shares of Merger Sub Common Stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights; and (ii) the shares of Parent Stock to be issued in exchange for shares of Company Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

          (c) Subsidiaries. (i) (A) Such party has Previously Disclosed in its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly at least 99% of the issued and outstanding shares of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or a Subsidiary of it) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Significant Subsidiaries (other than to it or a Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a Subsidiary of it), and (F) all of the shares of capital stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and (except pursuant to 12 U.S.C. sec. 55 or equivalent state statutes in the case of bank Subsidiaries) nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

          (ii) In the case of the representations and warranties of the Company, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

          (iii) Each of such party's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (d) Corporate Power. Such party and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has (and, in the case of the representations and warranties of Parent, Merger Sub will have as of the Effective Time) the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority. Subject to receipt of the requisite approval by the holders of two-thirds of the outstanding Company Common Stock (in the case of the Company) and by the holders of a majority of a quorum of Parent Common Stock (in the case of Parent), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of it, and this Agreement is a legal, valid and binding agreement of it, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) No Defaults. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 7.02 and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Significant Subsidiaries or to which it or any of its Significant Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles or certificate of incorporation or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license agreement, indenture or instrument.

          (g) Financial Reports And SEC Documents. Its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (h) Litigation; Regulatory Action. (i) No litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened.

          (ii) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the Federal Reserve Board, the FDIC and the OTS) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

          (iii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

          (i) Compliance With Laws.  It and each of its Subsidiaries:

             (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1995, no notification or communication from any Regulatory Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist) or (D) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions proposed to be effected by it within a certain time period or indefinitely.

          (j) Defaults. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (k) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of the Company, a fee to be paid to Goldman, Sachs & Co., and, in the case of Parent, a fee to be paid to Stephens, Inc., which, in each case, has been heretofore disclosed to the other party.

          (l) Employee Benefit Plans. (i) Such Party's Disclosure Schedule contains a complete list of all written bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans").

          (ii) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to the other party.

          (iii) Each of its Compensation and Benefit Plans has been administered in all material respects in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

          (iv) No material liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

          (v) All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (vi) Under each Pension Plan of it or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present

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

          (vii) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (iv) benefits in the nature of severance pay.

          (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or
     (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (m) Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

          (n) Takeover Laws; Rights Plans. (i) It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other antitakeover laws and regulations (collectively, "Takeover Laws") of the State of Missouri in the case of the representations and warranties of the Company, including Section 459 of the GBCL. In the case of the representations and warranties of the Company, the transactions contemplated by this Agreement have been approved for purposes of Article XI of the Company's Restated Articles of Incorporation.

          (ii) In the case of the representations and warranties of the Company, it has (A) duly entered into an amendment to the Company Rights Agreement in substantially the form of Exhibit B hereto and (B) taken all other action necessary or appropriate so that, the entering into of this Agreement, and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) do not and will not result in the ability of any person to exercise any Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable.

          (iii) In the case of the representations and warranties of the Company, no "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Plan) has occurred.

          (o) Environmental Matters. (i) As used in this Plan, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conversation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          (ii) Neither the conduct nor operation of such party or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (p) Tax Matters. (i) (A) All returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired; (B) all material Tax Returns filed by it are complete and accurate; (C) all Taxes shown to be due on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (D) no material (1) audit or examination or (2) refund litigation with respect to any Tax Return is pending.

          (ii) It has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (q) Tax Treatment. As of the date hereof, it is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

          (r) Regulatory Approvals. The approval of the following regulatory authorities is necessary to consummate the Merger: the Federal Reserve Board and the regulatory authorities of the States in which the Company and its Subsidiaries operate. As of the date hereof, neither of the Company nor Parent is aware of any reason why the approvals of such regulatory authorities will not be received without the imposition of a condition or requirement described in the second sentence of Section 7.02.

          (s) No Material Adverse Effect. Since December 31, 1995, except as disclosed in its SEC Documents filed with the SEC on or before the date hereof, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

                                   ARTICLE VI

                                   COVENANTS

     The Company hereby covenants to and agrees with Parent, and Parent hereby covenants to and agrees with the Company, that:

          6.01. Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

          6.02. Stockholder Approvals. Each of them shall take, in accordance with applicable law, applicable stock exchange or NASDAQ rules and its respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, an appropriate meeting of stockholders of Parent to consider and vote upon the issuance of the shares of Parent Stock to be issued in the Merger pursuant to this Agreement and any other matters required to be approved by Parent stockholders for consummation of the Merger (including any adjournment or postponement, the "Parent Meeting"), and an appropriate meeting of stockholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's stockholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"; and each of the Parent Meeting and the Company Meeting, a "Meeting"), respectively, as promptly as practicable after the Registration Statement is declared effective. The Board of Directors of each of Parent and the Company shall (subject in the case of the Company to compliance with its fiduciary duties as advised by counsel)

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

     recommend such approval, and each of Parent and the Company shall take all reasonable lawful action to solicit such approval by its respective stockholders.

          6.03. Registration Statement. (a) Each of Parent and the Company agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Parent and the Company constituting a part thereof (the "Joint Proxy Statement") and all related documents). Provided the Company has cooperated as required above, Parent agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 45 days after the date of this Agreement. Each of the Company and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to Parent all information concerning the Company, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

          (b) Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Parent Meeting and the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of the Company and Parent further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

          (c) In the case of Parent, Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          6.04. Press Releases. It will not, without the prior approval of the other parties, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation.

          6.05. Access; Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to such other parties and representatives
     (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

          (b) It will not use any information obtained pursuant to this Section
     6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement). No investigation by either party of the business and affairs of another shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

          6.06. Acquisition Proposals. Without the prior written consent of Parent, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, the Company or any of its Significant Subsidiaries; provided, however, that the Board of Directors of the Company, on behalf of the Company, may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if such Board of Directors, after having consulted with and considered the advice of outside counsel reasonably acceptable to Parent, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. The Company shall promptly (within 24 hours) advise Parent of its receipt of any such proposal or inquiry, of the substance thereof, and of the identity of the person making such proposal or inquiry.

          6.07. Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, the Company shall deliver to Parent, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act.

          (b) The Company shall use its best efforts to cause each person who may be deemed to be an Affiliate of the Company to execute and deliver to the Company and Parent on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as Exhibit C.

          6.08. Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation,
     Section 459 of the GBCL and Takeover Laws of any other State that purport to apply to this Agreement or the transactions contemplated hereby or thereby.

          6.09. No Rights Triggered. Each of Company and Parent shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under its articles or certificate of incorporation or bylaws, (ii) under any material agreement to which it or any of its Subsidiaries is a party (including without limitation, in the case of the Company, the Company Rights Agreement) or (iii) in the case of the Company, to exercise or receive certificates for Rights, or acquire any property in respect of Rights, under the Company Rights Agreement.

          6.10. Shares Listed. In the case of Parent, Parent shall use its best efforts to list, prior to the Effective Date, on the NYSE (or, in the case of Company Preferred Stock, NASDAQ), upon official notice of issuance, the shares of Parent Stock to be issued to the holders of Company Stock in the Merger (but only to the extent that the corresponding class or series of Company Stock were listed on NASDAQ immediately prior to the Effective
     Time).

          6.11. Regulatory Applications. Parent and the Company and their respective Subsidiaries shall cooperate and use their respective best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the Federal Reserve Board and the regulatory authorities of the States in which the Company and its Subsidiaries operate, and (ii) to cause the Merger to be consummated as expeditiously as practicable. Provided the Company has cooperated as required above, Parent agrees to file the requisite applications to be filed by it with the Federal Reserve Board and the regulatory authorities of the States in which the Company and its Subsidiaries operate as promptly as practicable, but in no event later than 45 days after the date of this Agreement. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Regulatory Authority.

          6.12. Indemnification. (a) Following the Effective Date and without limitation as to time, Parent shall indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Company is permitted to indemnify such persons under the laws of the State of Missouri and the Company's Restated Articles of Incorporation and By-laws as in effect on the date hereof (and Parent shall also advance expenses (including expenses constituting Costs described in Section 6.12(e)) as incurred to the fullest extent permitted under applicable law; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Missouri law and such articles of incorporation and by-laws shall be made by independent counsel (which shall not be counsel that provides material services to Parent) selected by Parent and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable Missouri judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Parent shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

          (b) Parent shall maintain the Company's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amount on terms no less favorable to the covered persons, including Parent's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date.

          (c) Any Indemnified Party wishing to claim indemnification under
     Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.12(a) unless and to the extent such failure materially increases Parent's liability under such subsection (a).

          (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.12.

          (e) Parent shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.12. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          6.13. Benefit Plans. (i) Until the transition to Parent's benefit plans as set forth below, Parent shall cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and its Subsidiaries who become employees of the Surviving Corporation and its Subsidiaries with compensation and employee benefit plans, programs, arrangements and other perquisites (including, but not limited to, "employee benefit plans" within the meaning of section 3(3) of ERISA) ("Employee Benefit Plans") that are, in the aggregate, substantially the same as the compensation and Employee Benefit Plans provided to such individuals by the Company immediately prior to the Effective Date; provided, however, that for at least a one-year period, Parent shall cause the Surviving Corporation and its Subsidiaries to continue the Company's severance benefits, as disclosed in the Company's Disclosure Schedule, with respect to all employees of the Company and its Subsidiaries who become employees of the Surviving Corporation or its Subsidiaries. Promptly following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to provide Company employees who are employees thereof with compensation and Employee Benefit Plans that are substantially the same as the compensation and Employee Benefit Plans provided to similarly situated employees of the Surviving Corporation or its Subsidiaries who were not employees of the Company; provided, however, that employees of the Company shall not be required to satisfy any additional copayment or other eligibility requirements in connection with such transition of Employee Benefit Plans. For the purpose of determining eligibility to participate in Employee Benefit Plans, eligibility for benefit forms and subsidies and the vesting of benefits under such Employee Benefit Plans (including, but not limited to, any pension, severance, 401(k), vacation and sick pay), and for purposes of accrual of benefits under any severance, sick leave, vacation and other similar Employee Benefit Plans, Parent shall give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with the Company or its Subsidiaries, as the case may be, as if they were with Parent or its Subsidiaries. For a period of one year after the Effective Date, Parent shall cause the Surviving Corporation and its Subsidiaries to continue substantially the same retiree benefits to all retirees of the Company and its Subsidiaries as well as all employees of the Company and its Subsidiaries who become retirees during the one-year period. Parent also shall cause the Surviving Corporation and its Subsidiaries to assume and agree to perform the Company's obligations under all employment, severance, consulting and other compensation contracts as disclosed in the Company Disclosure Schedule, including without limitation the Company Change in Control Severance Plan, between the Company or any of its Subsidiaries and any current or former director, officer or employee thereof. Parent shall give fair consideration to the promotion, retention, firing, and other terms and conditions of employment of all employees of the Company and its Subsidiaries who become employees thereof. Furthermore, Parent will offer to enter into executive compensation arrangements with certain Company executives on terms to be set forth in separate letter agreements.

          6.14. Certain Director And Officer Positions. (a) Parent agrees to cause five (5) persons designated by the Company willing so to serve and reasonably satisfactory to Parent ("Company Directors"), which shall include Mr. Andrew B. Craig, III, to be elected or appointed as directors of Parent at, or as promptly as practicable after, the Effective Time. At the first annual meeting of stockholders of Parent subsequent to the Effective Time, Parent shall take all corporate action necessary to, and shall, renominate each such person, including Mr. Andrew B. Craig, III, for election as directors of Parent and shall recommend that the Parent stockholders vote for the election of such individuals as directors.

          (b) Parent agrees to cause Mr. Andrew B. Craig, III to be elected or appointed as a member of the Executive Committee of the Board of Directors of Parent at, or as promptly as practicable after, the Effective Time.

          (c) At the Effective Time, Mr. Andrew B. Craig, III shall be Chairman of the Board of Directors of Parent for a term extending through one year from the Effective Date.

          6.15. Notification Of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

          7.01. Shareholder Vote. Approval of the Plan of Merger contained in this Agreement by the requisite vote of the stockholders of the Company and of Parent, respectively.

          7.02. Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including, without limitation, those specified in Section 5.03(r), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No such approvals shall contain any conditions or restrictions which the Board of Directors of either Parent or the Company reasonably determines in good faith will have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) taken as a whole. For purposes of this paragraph, a divestiture required as a condition to any regulatory approval shall not be deemed to have a Material Adverse Effect if such divestiture is consistent with Department of Justice and Federal Reserve Board guidelines, policies and practices regarding mergers of bank holding companies that have been utilized in transactions that have recently been reviewed prior to the date of this Agreement.

          7.03. Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent.

          7.04. No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby.

          7.05. Representations, Warranties And Covenants Of Parent. In the case of the Company's obligations: (i) each of the representations and warranties contained herein of Parent shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.02, (ii) each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied within all material respects, and
     (iii) the Company shall have received a certificate signed by the Chief Financial Officer of Parent, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.05.

          7.06. Representations, Warranties And Covenants Of The Company. In the case of Parent's obligations: (i) each of the representations and warranties contained herein of the Company shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.02, (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Parent shall have received a certificate signed by the Chief Financial Officer of the Company, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.06.

          7.07. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

          7.08. Tax Opinion. Parent and the Company shall have received an opinion from Wachtell, Lipton, Rosen & Katz, Cleary, Gottlieb, Steen & Hamilton or such other tax counsel as is reasonably acceptable to the Company and Parent, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

             (i) No gain or loss will be recognized by Parent, the Company or Merger Sub as a result of the Merger;

             (ii) No gain or loss will be recognized by the stockholders of the Company who exchange their Company Stock solely for Parent Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Stock); and

             (iii) The tax basis of the Parent Stock received by stockholders who exchange all of their Company Stock solely for Parent Stock in the Merger will be the same as the tax basis of the Company Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

          In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Parent, the Company and Merger Sub and others.

          7.09. Articles Of Amendment. The Articles of Amendment shall have become effective in accordance with the North Carolina Business Corporation Act.

          7.10. NYSE Listing. The shares of Parent Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE (or, in the case of Company Preferred Stock, NASDAQ) (but only to the extent that the corresponding class or series of Company Stock were listed on NASDAQ immediately prior to the Effective Time), subject to official notice of issuance.

          7.11. Company Rights Agreement. There shall exist no "Shares Acquisition Date" or "Distribution Date" (as each of such terms is defined in the Company Rights Agreement).

          It is specifically provided, however, that a failure to satisfy any of the conditions set forth in Section 7.06 or 7.11 shall only constitute conditions if asserted by Parent, and a failure to satisfy the condition set forth in Section 7.05 shall only constitute a condition if asserted by the Company.

                                  ARTICLE VIII

                                  TERMINATION

     8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by Parent or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

          (c) Delay. At any time prior to the Effective Time, by Parent or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 1, 1997, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
     Section 8.01(c).

          (d) No Approval. By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of the Federal Reserve Board required for consummation of the Merger and the other transactions contemplated by the Merger shall have been denied by final nonappealable action of such Regulatory Authority or (ii) any stockholder approval required by Section
     7.01 herein is not obtained at the Company Meeting or the Parent Meeting.

          (e) Possible Adjustment. By the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if either (x) both of the following conditions are satisfied:

             (i) the Average Closing Price shall be less than $79.26; and

             (ii) (A) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (B) the number obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting .15 from the quotient in this clause (x)(ii)(B) (such number being referred to herein as the "Index Ratio");

     or (y) the Average Closing Price shall be less than $74.60;

subject, however, to the following four sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent which notice shall specify which of clause (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option in the case of a failure to satisfy the condition in clause (x), of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $79.26 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. During such five-day period, Parent shall have the option, in the case of a failure to satisfy the condition in clause (y), to elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $74.60 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price.

If Parent makes an election contemplated by either of the two preceding sentences within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(e) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(e).

     For purposes of this Section 8.01(e), the following terms shall have the meanings indicated:

          "Average Closing Price" means the average of the daily last sale prices of Parent Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

          "Average Index Price" means the average of the Index Prices for the ten consecutive full NYSE trading days ending at the close of trading on the Determination Date.

          "Determination Date" means the date on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received.

          "Index Group" means the group of each of the 15 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that the common stock of any such company ceases to be publicly traded or such an announcement is made, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:

                                 BANK HOLDING COMPANY                            WEIGHTING
        -----------------------------------------------------------------------  ---------
        Citicorp...............................................................     15.8%
        Chase Manhattan Corp...................................................     13.2
        BankAmerica Corporation................................................     11.3
        Wells Fargo & Company..................................................      9.4
        First Union Corporation................................................      7.2
        Banc One Corporation...................................................      6.5
        Norwest Corporation....................................................      5.5
        First Chicago NBD Corporation..........................................      5.4
        Fleet Financial Group, Inc.............................................      4.4
        PNC Bank Corp..........................................................      4.2
        Bank of New York Company, Inc..........................................      4.2
        KeyCorp................................................................      3.6
        SunTrust Banks, Inc....................................................      3.4
        Wachovia Corporation...................................................      3.0
        Mellon Bank Corporation................................................      2.9
                                                                                   -----
        Total..................................................................    100.0%
                                                                                   =====

          "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies composing the Index Group.

          "Starting Date" means the last full day on which the NYSE was open for trading prior to the execution of this Agreement.

          "Starting Price" shall mean the last sale price per share of Parent Common Stock on the Starting Date, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

     If any company belonging to the Index Group or Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Parent shall be appropriately adjusted for the purposes of applying this Section 8.01(e).

     8.02. Effect Of Termination And Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01. Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Sections 6.12, 6.13, 6.14, 9.01, 9.04 and 9.08 shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.05(b), 8.02, 9.01, 9.02, 9.04, 9.05, 9.06, 9.07 and 9.08, shall survive such termination.

     9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after the Company Meeting the consideration to be received by the stockholders of the Company for each share of Company Stock shall not thereby be decreased. Prior to submission of this Agreement for approval by the stockholders of the Company, Parent shall supplement this Agreement by specifying the name of Merger Sub and may make such amendments as are permitted by Section 2.01 and the Company's Board of Directors shall approve the supplements and amendments specified in this sentence.

     9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Missouri, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law govern).

     9.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC registration fees shall be shared equally between the Company and Parent.

     9.06. Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance, and subject to the limitations of, the Confidentiality Agreement.

     9.07. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to Parent, to:

          NationsBank Corporation
        NationsBank Corporate Center
        100 North Tryon Center
        Charlotte, North Carolina 28255
        Attention:  Hugh L. McColl, Jr.
                    Chairman and Chief Executive Officer

     With copies to:

          Paul J. Polking, Esq.
        Executive Vice President and General Counsel
        NationsBank Corporation
        NationsBank Corporate Center
        Legal Department
        100 North Tryon Center
        Charlotte, North Carolina 28255

     and:

          Edward D. Herlihy, Esq.
        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019

     If to the Company, to:

          Boatmen's Bancshares, Inc.
        One Boatmen's Plaza
        800 Market Street
        P.O. Box 236
        St. Louis, Missouri 63166-0236
        Attention:  Andrew B. Craig, III
                    Chairman and Chief Executive Officer

     With copies to:

          John C. Murphy, Jr., Esq.
        Cleary, Gottlieb, Steen & Hamilton
        1752 N Street, N.W.
        Washington, D.C. 20036

     and:

          Thomas C. Erb, Esq.
        Lewis, Rice & Fingersh
        500 N. Broadway, Suite 2000
        St. Louis, Missouri 63102-2147

     9.08. Entire Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Sections 6.12 and 6.14, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.09. Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          BOATMEN'S BANCSHARES, INC.

                                          By:   /s/  ANDREW B. CRAIG, III
                                            ------------------------------------
                                                    Andrew B. Craig, III
                                                        Chairman and
                                                  Chief Executive Officer

                                          NATIONSBANK CORPORATION

                                          By:    /s/  HUGH L. MCCOLL, JR.
                                            ------------------------------------
                                                    Hugh L. McColl, Jr.
                                                        Chairman and
                                                  Chief Executive Officer

                                                                      APPENDIX B

                           [STEPHENS INC. LETTERHEAD]

                               November 15, 1996

Board of Directors
NationsBank Corporation
NationsBank Corporate Center
100 North Tryon Center
Charlotte, North Carolina 28255

Members of the Board:

     Boatmen's Bancshares, Inc. ("Boatmen's") and NationsBank Corporation ("NationsBank") have entered into an Agreement and Plan of Merger, dated as of August 29, 1996 (the "Merger Agreement"), which provides among other things for the merger of Boatmen's with and into a wholly-owned, direct or indirect subsidiary of NationsBank (the "Merger"). In accordance with the terms of the Merger Agreement, (i) each share of Boatmen's common stock outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than shares held directly or indirectly by Boatmen's or NationsBank and shares as to which the holder thereof shall have exercised dissenter's rights, will be converted into the right to receive 0.6525 shares (the "Exchange Ratio") of NationsBank common stock or, at the election of each of the holders of Boatmen's common stock, an amount in cash in respect of each share of Boatmen's common stock that is equal to the Exchange Ratio times the average of the closing sales prices of the NationsBank common stock for the 10 consecutive trading-day period during which the shares of NationsBank common stock are traded on the New York Stock Exchange ending on the tenth calendar day immediately prior to the anticipated Effective Time (such cash consideration in the aggregate not to exceed 40% of the aggregate consideration paid by NationsBank in exchange for Boatmen's common stock), and (ii) each share of Boatmen's preferred stock will be converted into new shares of NationsBank preferred stock having substantially similar terms.

     You have asked for our opinion as investment bankers as to whether the consideration to be paid by NationsBank in the Merger to the holders of Boatmen's common stock is fair to NationsBank from a financial point of view.

     In connection with our opinion, we have, among other things:

          (i) reviewed certain publicly available financial and other data with respect to NationsBank and Boatmen's, including the consolidated financial statements for recent years and interim periods to September 30, 1996 and certain other relevant financial and operating data relating to NationsBank and Boatmen's made available to us from published sources and from the internal records of NationsBank and Boatmen's;

          (ii) reviewed the Merger Agreement and certain related documents provided to us by NationsBank;

          (iii) reviewed the current Report on Form 8-K, dated August 29, 1996, filed by NationsBank on September 6, 1996 (as amended on September 11,
     1996) with respect to the Merger;

          (iv) reviewed the Joint Proxy Statement -- Prospectus included in the Registration Statement on Form S-4 filed by NationsBank and Boatmen's with respect to the Merger;

          (v) reviewed certain historical market prices and trading volumes of the common stock of NationsBank and Boatmen's;

          (vi) compared NationsBank and Boatmen's from a financial point of view with certain other companies which we deemed to be relevant;

          (vii) considered the financial terms, to the extent publicly available, of selected business combinations in the banking industry;

          (viii) reviewed and discussed with representatives of the management of NationsBank and Boatmen's, respectively, certain information of a business and financial nature regarding NationsBank and Boatmen's furnished to us by NationsBank, including financial forecasts relating to costs savings and other potential synergies anticipated to result from the Merger, anticipated share repurchases, and related assumptions of NationsBank and Boatmen's;

          (ix) made inquiries regarding and discussed the Merger, the Merger Agreement and other matters related thereto with NationsBank's counsel;

          (x) made inquiries regarding and discussed the due diligence review of Boatmen's conducted by NationsBank with senior executives of NationsBank; and

          (xi) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify any of the foregoing information and have relied on all such information being complete and accurate in all material respects. With respect to the financial forecasts for NationsBank and Boatmen's provided to us by their respective managements, we have assumed, with your consent, for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting at the time of preparation the best available estimates and judgments of their respective management as to the cost savings and other potential synergies (including the timing, amount and achievability thereof) anticipated to result from the Merger, and as to anticipated share repurchases, and that they provide a reasonable basis upon which we can form our opinion. We are not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of NationsBank and Boatmen's are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files or making an independent evaluation, appraisal or physical inspection of the assets or individual properties of NationsBank or Boatmen's, nor have we been furnished with any such evaluations or appraisals.

     We have also assumed, with your consent, that there have been no material changes in NationsBank's or Boatmen's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by us and that off-balance sheet activities of NationsBank and Boatmen's, including derivatives and other similar financial instruments, will not materially and adversely affect the future financial position or results of operations of NationsBank or Boatmen's. We have further assumed, with your consent, that in the course of obtaining the necessary regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby, and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without any amendments to, and without any waiver by NationsBank of, any of the material conditions to its obligations thereunder. Finally, our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     As part of our investment banking business, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with NationsBank and Boatmen's having performed investment banking and financial advisory services on a compensatory basis for both of them in the past, and having acted as NationsBank's financial advisor in connection with the Merger. We will receive a fee for acting as financial advisor to NationsBank, a substantial portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of NationsBank and Boatmen's for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In that regard, we are a market maker in Boatmen's common stock. Also, certain affiliates of our firm currently own collectively 3,857,907 shares, or approximately 2.48% of the outstanding common stock of Boatmen's.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid by NationsBank in the Merger to the holders of Boatmen's common stock is fair to NationsBank from a financial point of view.

     This opinion is furnished pursuant to our engagement letter dated August 22, 1996. It is addressed to the Board of Directors of NationsBank and is not intended to be and shall not be deemed to constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the shareholders of NationsBank and Boatmen's provided that we approve of such disclosures prior to publication. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          /s/ Stephens Inc.
                                          STEPHENS INC.

                                                                      APPENDIX C

                          [GOLDMAN, SACHS LETTERHEAD]



PRIVILEGED AND CONFIDENTIAL


November 15, 1996

Board of Directors
Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri 63101

Gentlemen:

     You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $1 per share (the "Shares"), of Boatmen's Bancshares, Inc. (the "Company") of the Stock Consideration and Cash Consideration (as defined below) to be received for Shares pursuant to the Agreement and Plan of Merger dated as of August 29, 1996, by and between NationsBank Corporation ("NationsBank") and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged (the "Merger") with a wholly owned subsidiary of NationsBank and each outstanding Share not owned by NationsBank will be converted into a number of shares of Common Stock, no par value per share, of NationsBank (the "NationsBank Shares") determined as set forth in the Agreement (the "Stock Consideration") or an amount of cash determined as set forth in the Agreement (the "Cash Consideration"). Holders of shares may elect to convert such Shares into the right to receive either Stock Consideration or Cash Consideration subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion.

     Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having performed investment banking services for the Company from time to time and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to NationsBank from time to time and may provide investment banking services to NationsBank in the future. In addition, Goldman Sachs is a full service securities firm and in the course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and NationsBank.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Company's and NationsBank's Registration Statement on Form S-4, including the Joint Proxy Statement -- Prospectus relating to the Special Meeting of Shareholders of the Company and the Special Meeting of Shareholders of NationsBank held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and NationsBank for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and NationsBank; certain other communications from the Company and NationsBank to their respective stockholders; and certain internal financial analyses and forecasts for the Company and NationsBank prepared by their respective managements, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial

Boatmen's Bancshares, Inc.
November 15, 1996
Page 2

synergies (collectively, the "Synergies") expected by NationsBank to be achieved as a result of the Merger and including share repurchase and capital management policies expected to be fulfilled by NationsBank following the Merger. We also have held discussions with members of the senior managements of the Company and NationsBank regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies, each senior management's assessment of the strategic fit and implications of the Merger, and the Synergies. We also have reviewed with members of the senior management of the Company the results of the Company's due diligence examination of NationsBank. In addition, we have reviewed the reported price and trading activity for the Shares and NationsBank Common Stock, compared certain financial and stock market information for the Company and NationsBank with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us or conveyed to us in discussions with senior managements of the Company and NationsBank for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the Synergies, the anticipated share repurchase and capital management policies, and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and NationsBank and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and NationsBank are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or NationsBank or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed, with your consent, that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on the Company, NationsBank or the combined company pursuant to the Merger.

     Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Merger.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Stock Consideration and Cash Consideration to be received by the holders of the Shares are each fair to the holders of Shares receiving such Consideration.


Very truly yours,


/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.

                                                                      APPENDIX D

     351.455 Shareholder Who Objects To Merger May Demand Value of Shares,
When. -- 1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgement against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certification or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger of consolidation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     There are no provisions in the registrant's Articles of Incorporation, and no contracts between the registrant and its directors and officers nor resolutions adopted by the registrant, relating to indemnification. The registrant's Articles of Incorporation prevent the recovery by the registrant of monetary damages against its directors. However, in accordance with the provisions of the North Carolina Business Corporation Act (the "Act"), the registrant's Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the Act, the registrant shall, under certain circumstances, indemnify its current or former directors and officers against any and all liability and litigation expense, including reasonable attorney's fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director or officer to be clearly in conflict with the best interests of the registrant. Pursuant to such Bylaw, the registrant may also maintain insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaw or otherwise.

     Sections 55-8-50 through 55-8-58 of the Act contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the Act permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-56 of the Act require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

     The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made and accordingly are set forth in Exhibit 28(h) hereto and incorporated herein by reference.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER                                           DESCRIPTION
------       -----------------------------------------------------------------------------------
  2.1     -- Agreement and Plan of Merger, by and between Boatmen's Bancshares, Inc. and
             NationsBank Corporation, dated as of August 29, 1996, included as Appendix A to the accompanying Joint Proxy Statement-Prospectus.
  2.2     -- Amendment, dated November 11, 1996, to the Agreement and Plan of Merger, among
             NationsBank Corporation, NB Holdings Corporation and Boatmen's Bancshares, Inc.
  3.1     -- Form of Amended and Restated Articles of Incorporation of NationsBank Corporation.
  4.1     -- Deposit Agreement, dated as of February 24, 1992, among Fourth Financial
             Corporation, Bank IV Kansas, N.A., and the holders of the depositary receipts issued thereunder.
  4.2     -- Amendment, dated January 31, 1996, to the Deposit Agreement among Boatmen's
             Bancshares, Inc., Acquisition Sub, Inc., Boatmen's Trust Company and Bank IV, N.A.
  5.1     -- Opinion of Paul J. Polking Esq., Executive Vice President and General Counsel of
             NationsBank Corporation.
  8.1     -- Opinion of Cleary, Gottlieb, Steen & Hamilton.
  8.2     -- Opinion of Wachtell, Lipton, Rosen & Katz.
 10.1     -- Employment Agreement, dated as of September 26, 1996, by and between NationsBank
             Corporation and Andrew B. Craig, III.
 10.2     -- Employment Agreement, dated as of January 30, 1996, as amended May 17, 1996, by and between Boatmen's Bancshares, Inc. and Andrew B. Craig, III.
 12.1     -- Statement re Computation of Earnings to Combined Fixed Charges and Preferred Stock
             Dividends.
 23.1     -- Consent of Stephens Inc.
 23.2     -- Consent of Goldman, Sachs & Co.
 23.3     -- Consent of Paul J. Polking, Esq., Executive Vice President and General Counsel of
             NationsBank Corporation, included in Exhibit 5.1 to this Registration Statement.
 23.4     -- Consent of Cleary, Gottlieb, Steen & Hamilton, included in Exhibit 8.1 to this
             Registration Statement.
 23.5     -- Consent of Wachtell, Lipton, Rosen & Katz, included in Exhibit 8.2 to this
             Registration Statement.
 23.6     -- Consent of Ernst & Young LLP.
 23.7     -- Consent of Price Waterhouse LLP.
 24.1     -- Power of Attorney and Certified Resolutions.
 99.1     -- Stock Option Agreement, dated as of August 29, 1996, by and between Boatmen's
             Bancshares, Inc. and NationsBank Corporation (incorporated herein by reference to
             Exhibit 99.2 to the NationsBank Corporation Form 8-K, filed September 6, 1996, as amended September 11, 1996).
 99.2     -- Consent of Andrew B. Craig, III to the use of his name as a person about to become a director of NationsBank Corporation.
 99.3     -- Notice of Special Meeting of Shareholders of NationsBank Corporation.
 99.4     -- Chairman's Letter to Shareholders of NationsBank Corporation.
 99.5     -- Notice of Special Meeting of Shareholders of Boatmen's Bancshares, Inc.
 99.6     -- Chairman's Letter to Shareholders of Boatmen's Bancshares, Inc.
 99.7     -- Form of Proxy for Special Meeting of Shareholders of NationsBank Corporation.
 99.8     -- Form of Proxy for Special Meeting of Shareholders of Boatmen's Bancshares, Inc.
 99.9     -- Provisions of North Carolina law regarding indemnification of directors and officers (incorporated herein by reference to Exhibit 99.1 of the NationsBank
             Corporation Registration Statement on Form S-3, Registration No. 33-63097).

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, this 15th day of November, 1996.

                                          NATIONSBANK CORPORATION
                                          (Registrant)

                                          By:                  *
                                          --------------------------------------
                                                   Hugh L. McColl, Jr.
                                                Chairman of the Board and
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 15th day of November, 1996.

                  SIGNATURE                                       CAPACITY
---------------------------------------------  ----------------------------------------------
                          *                    Chairman of the Board, Chief Executive Officer
---------------------------------------------    and Director (Principal Executive Officer)
             Hugh L. McColl, Jr.

                          *                    Vice Chairman, Chief Financial Officer
---------------------------------------------    (Principal Financial Officer)
             James H. Hance, Jr.

                          *                    Executive Vice President (Principal Accounting
---------------------------------------------    Officer)
                Marc D. Oken

                          *                                       Director
---------------------------------------------
               Ronald W. Allen

                          *                                       Director
---------------------------------------------
               Ray C. Anderson

                          *                                       Director
---------------------------------------------
            William M. Barnhardt
                                                                  Director
---------------------------------------------
               Thomas E. Capps

                          *                                       Director
---------------------------------------------
              Charles W. Coker

                          *                                       Director
---------------------------------------------
              Thomas G. Cousins

                          *                                       Director
---------------------------------------------
               Alan T. Dickson

                                                                  Director
---------------------------------------------
             W. Frank Dowd, Jr.

                  SIGNATURE                                       CAPACITY
---------------------------------------------  ----------------------------------------------
                          *                                       Director
---------------------------------------------
                 Paul Fulton

                          *                                       Director
---------------------------------------------
              Timothy L. Guzzle

                          *                                       Director
---------------------------------------------
                W. W. Johnson

                          *                                       Director
---------------------------------------------
               John J. Murphy

                          *                                       Director
---------------------------------------------
                John C. Slane
                                                                  Director
---------------------------------------------
            O. Temple Sloan, Jr.

                          *                                       Director
---------------------------------------------
                John W. Snow

                          *                                       Director
---------------------------------------------
            Meredith R. Spangler

                          *                                       Director
---------------------------------------------
              Robert H. Spilman

                          *                                       Director
---------------------------------------------
               Ronald Townsend

                          *                                       Director
---------------------------------------------
             E. Craig Wall, Jr.

                          *                                       Director
---------------------------------------------
               Jackie M. Ward

                          *                                       Director
---------------------------------------------
             Virgil R. Williams

       *By:     /s/  CHARLES M. BERGER
---------------------------------------------
              Charles M. Berger
              Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                           DESCRIPTION
------       -----------------------------------------------------------------------------------
  2.1     -- Agreement and Plan of Merger, by and between Boatmen's Bancshares, Inc. and
             NationsBank Corporation, dated as of August 29, 1996, included as Appendix A to the accompanying Joint Proxy Statement-Prospectus.
  2.2     -- Amendment, dated November 11, 1996, to the Agreement and Plan of Merger, among
             NationsBank Corporation, NB Holdings Corporation and Boatmen's Bancshares, Inc.
  3.1     -- Form of Amended and Restated Articles of Incorporation of NationsBank Corporation.
  4.1     -- Deposit Agreement, dated as of February 24, 1992, among Fourth Financial
             Corporation, Bank IV Kansas, N.A., and the holders of the depositary receipts issued thereunder.
  4.2     -- Amendment, dated January 31, 1996, to the Deposit Agreement among Boatmen's
             Bancshares, Inc., Acquisition Sub, Inc., Boatmen's Trust Company and Bank IV, N.A.
  5.1     -- Opinion of Paul J. Polking Esq., Executive Vice President and General Counsel of
             NationsBank Corporation.
  8.1     -- Opinion of Cleary, Gottlieb, Steen & Hamilton.
  8.2     -- Opinion of Wachtell, Lipton, Rosen & Katz.
 10.1     -- Employment Agreement, dated as of September 26, 1996, by and between NationsBank
             Corporation and Andrew B. Craig, III.
 10.2     -- Employment Agreement, dated as of January 30, 1996, as amended May 17, 1996, by and between Boatmen's Bancshares, Inc. and Andrew B. Craig, III.
 12.1     -- Statement re Computation of Earnings to Combined Fixed Charges and Preferred Stock
             Dividends.
 23.1     -- Consent of Stephens Inc.
 23.2     -- Consent of Goldman, Sachs & Co.
 23.3     -- Consent of Paul J. Polking, Esq., Executive Vice President and General Counsel of
             NationsBank Corporation, included in Exhibit 5.1 to this Registration Statement.
 23.4     -- Consent of Cleary, Gottlieb, Steen & Hamilton, included in Exhibit 8.1 to this
             Registration Statement.
 23.5     -- Consent of Wachtell, Lipton, Rosen & Katz, included in Exhibit 8.2 to this
             Registration Statement.
 23.6     -- Consent of Ernst & Young LLP.
 23.7     -- Consent of Price Waterhouse LLP.
 24.1     -- Power of Attorney and Certified Resolutions.
 99.1     -- Stock Option Agreement, dated as of August 29, 1996, by and between Boatmen's
             Bancshares, Inc. and NationsBank Corporation (incorporated herein by reference to
             Exhibit 99.2 to the NationsBank Corporation Form 8-K, filed September 6, 1996, as amended September 11, 1996).
 99.2     -- Consent of Andrew B. Craig, III to the use of his name as a person about to become a director of NationsBank Corporation.
 99.3     -- Notice of Special Meeting of Shareholders of NationsBank Corporation.
 99.4     -- Chairman's Letter to Shareholders of NationsBank Corporation.
 99.5     -- Notice of Special Meeting of Shareholders of Boatmen's Bancshares, Inc.
 99.6     -- Chairman's Letter to Shareholders of Boatmen's Bancshares, Inc.
 99.7     -- Form of Proxy for Special Meeting of Shareholders of NationsBank Corporation.
 99.8     -- Form of Proxy for Special Meeting of Shareholders of Boatmen's Bancshares, Inc.
 99.9     -- Provisions of North Carolina law regarding indemnification of directors and officers (incorporated herein by reference to Exhibit 99.1 of the NationsBank
             Corporation Registration Statement on Form S-3, Registration No. 33-63097).